As filed with the Securities and Exchange Commission on March 28, 2014

Registration No. 333-188210

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Integrity Applications, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	3841	98-0668934
(State or Other Jurisdiction of Incorporation	(Primary Standard Industrial Classification	(I.R.S. Employer Identification
or Organization)	Code Number)	Number)

Integrity Applications, Inc. 102 Ha’Avoda St. Ashkelon, Israel 972 (8) 675-7878
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
Avner Gal Chief Executive Officer Integrity Applications, Inc. P.O. Box 432 Ashkelon 78100, Israel 972 (8) 675-7878 972 (8) 675-7850 (facsimile)
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to : Robert L. Grossman, Esq. Greenberg Traurig, P.A. 333 Avenue of the Americas, Suite 4400 Miami, FL 33131 (305) 579-0500 (305) 579-0717 (facsimile)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer
☐ Non-accelerated filer (Do not check if a smaller reporting company)	☒ Smaller reporting company

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 (Registration No. 333-188210) (the “Registration Statement”) of Integrity Applications, Inc. (the “Company”) is being filed pursuant to the undertakings in Item 17 of the Registration Statement to update and supplement the information contained in the Registration Statement, as originally declared effective by the Securities and Exchange Commission (the “SEC”) on May 14, 2013, to include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “Annual Report”), which was filed with the SEC on March 28, 2014, and the Company’s Current Report on Form 8-K, which was filed with the SEC on March 17, 2014, all as and to the extent incorporated by reference herein. The information incorporated by reference herein updates and supplements this Registration Statement and the Prospectus contained therein. To the extent that information incorporated by reference herein conflicts with information contained herein, the information contained herein is updated or superseded, as applicable, by the information incorporated by reference.  Except as described above, no changes have been made to the Prospectus filed with the SEC on May 15, 2013 (which Prospectus continues to form a part of this Registration Statement). No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this Prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated March 28, 2014

2,824,471 Shares

Common Stock

This prospectus relates to the resale by the selling stockholders named herein of up to an aggregate of 2,824,471 shares of common stock, par value $0.001 per share, of Integrity Applications, Inc., consisting of 1,284,925 shares issuable upon conversion of our Series A 5% Convertible Preferred Stock, par value $0.001 per share, which we refer to as our Series A Preferred Stock, and 1,539,456 shares issuable upon the exercise of warrants.

The shares of common stock described in this prospectus may be offered for sale from time to time by the selling stockholders named herein.  The selling stockholders may offer and sell the shares in a variety of transactions as described under the heading “Plan of Distribution” beginning on page 78, including transactions on any stock exchange, market or facility on which our common stock may be traded, in privately negotiated transactions or otherwise at a fixed price of $8.25 per share (the average of the reported asked price ($10.00) and bid price ($6.50) per share of our common stock on the OTC Bulletin Board on April 26, 2013), at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. We have no basis for estimating either the number of shares of our common stock that will ultimately be sold by the selling stockholders or the prices at which such shares will be sold.

All of the shares of common stock are being sold by the selling stockholders named in this prospectus. We will not receive any of the proceeds from the sale of the shares of common stock being sold by the selling stockholders.  We are bearing all of the expenses in connection with the registration of the shares of common stock, but all selling and other expenses incurred by the selling stockholders, including commissions and discounts, if any, attributable to the sale or disposition of the shares will be borne by them.

Our common stock is quoted on the OTC Bulletin Board and the OTC Link under the symbol “IGAP”.

You should read this prospectus, the applicable prospectus supplement, if any, and other offering materials carefully before you invest.

There is no relationship between Integrity Applications, Inc., the registrant under the registration statement of which this prospectus is a part, and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

An investment in our common stock involves substantial risks.  See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is           , 2014.

 TABLE OF CONTENTS

Prospectus

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements.  These forward looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies or prospects.  All statements other than statements of historical fact included in this prospectus, including statements regarding our future activities, events or developments, including such things as future revenues, product development, market acceptance, responses from competitors, capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of our business and operations, plans, references to future success, projected performance and trends, and other such matters, are forward-looking statements.  The words “believe,” “expect,” “intend,” “anticipates,” or “propose,” and other similar words and phrases, are intended to identify forward-looking statements.  The forward-looking statements made in this prospectus are based on certain historical trends, current conditions and expected future developments as well as other factors we believe are appropriate in the circumstances.  These statements relate only to events as of the date on which the statements are made and we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  All of the forward-looking statements made in this prospectus are qualified by these cautionary statements and there can be no assurance that the actual results anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations.  Whether actual results will conform to our expectations and predictions is subject to a number of risks and uncertainties that may cause actual results to differ materially.  Risks and uncertainties, the occurrence of which could adversely affect our business, include the risks identified in this prospectus under the caption “Risk Factors” beginning on page 7.

SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus, including the section entitled “Risk Factors,” and our financial statements and the notes thereto incorporated herein by reference before deciding to invest in our common stock.  Unless the context otherwise requires, the terms “the Company”, “Integrity”, “we”, “our”, “ours” and “us”, refer to A.D. Integrity Applications, Ltd., an Israeli corporation, which we refer to as Integrity Israel, for all periods prior to July 15, 2010 and to Integrity Israel and Integrity Applications, Inc., a Delaware corporation, which we refer to as Integrity U.S., on a combined basis, for all periods from and including July 15, 2010.

Our Company

Overview

We are a development stage medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by persons suffering from diabetes.  Our wholly-owned subsidiary, Integrity Israel, was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive blood glucose monitor, the GlucoTrack® DF-F glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger-stick devices.  The GlucoTrack DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood.

Integrity Israel conducted pre-clinical trials involving over 7,000 readings from over 450 patients over the last seven years.  Clinical data collected since 2009 at the Soroka University Medical Center in Be’er Sheva, Israel indicate a positive correlation between GlucoTrack DF-F readings and those obtained from conventional invasive devices.  More specifically, a safety and performance clinical trial conducted on 135 subjects of various weights, ages, diabetes types and genders involved 6,275 measurements, of which 96.5% were within the clinically acceptable zones (zones A and B) of the Clarke Error Grid, which we refer to as the CEG.  Measurements are clinically acceptable, compared to a referenced invasive device, when the variance between the devices would have no worse than a benign effect on the patients.  The results of these pre-clinical trials may not be indicative of future results due to their relatively small sample sizes.

In December 2012, we submitted our CE Mark technical file to DEKRA Certification B.V. (successor by acquisition of Kema), our European notified body, in connection with our application to obtain CE Mark approval for the GlucoTrack DF-F.  In March 2013, we submitted clinical evaluation data to the notified body in further support of our CE Mark application.  If the notified body accepts our technical file and clinical evaluation data as satisfactory, we anticipate receiving CE Mark approval to market and sell the GlucoTrack DF-F glucose monitoring device in certain European Union countries as early as the second quarter of 2013.  We expect to begin clinical trials in the United States by late 2013 or early 2014, if our clinical trial protocol is approved by the U.S. Food and Drug Administration.

We have not yet generated any revenues from our operations and have incurred losses of $15,289,826 from inception through December 31, 2012, stockholder’s deficit of $503,069 and cumulative negative operating cash flow of $11,574,060.  We are dependent upon external sources for financing our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We were incorporated Delaware in in May 2010.  On July 15, 2010, we completed a reverse triangular merger with Integrity Israel and Integrity Acquisition Ltd., an Israeli corporation and a wholly owned subsidiary of ours, pursuant to which Integrity Acquisition Ltd. merged with and into Integrity Israel and all of the stockholders and option holders of Integrity Israel became entitled to receive shares and options in us in exchange for their shares and options in Integrity Israel.  Following this reorganization, the former equity holders of Integrity Israel received the same proportional ownership in us as they had in Integrity Israel prior to the reorganization.  As a result of the reorganization, Integrity Israel became a wholly owned subsidiary of ours.  We operate primarily through Integrity Israel.

Recent Corporate Developments

On March 13, 2013, we entered into a Securities Purchase Agreement with certain accredited investors, who we refer to as the unit purchasers, pursuant to which, on March 13, 2013, we issued to the unit purchasers an aggregate of 6,300 units, each consisting of (a) one share of our Series A Preferred Stock and (b) a warrant to purchase, at an exercise price of $6.96 per share, up to 100% of the shares of common stock issuable upon conversion of such share of Series A Preferred Stock.  The shares of Series A Preferred Stock comprising the units are convertible into an aggregate of 1,086,178 shares of common stock and the warrants comprising the units are exercisable for an aggregate of 1,086,178 shares of common stock, in each case subject to adjustment as described below.  See “Description of Securities” on page 68 below for a description of the material terms of the Series A Preferred Stock and the warrants.

The issuance and sale of the units constituted the second and final closing of an offering of our securities in a private placement transaction.  On November 19, 2012, we completed the first closing of the offering, pursuant to which we issued and sold an aggregate of 165,057 shares of common stock at a price of $7.00 per share to certain accredited investors, who we refer to as the first closing purchasers.  As a result of the conversion of the offering from an offering of common stock to an offering of units, we agreed with the placement agent for the offering that, following the closing of the sale of the units, we would exchange the shares of common stock acquired by each first closing purchaser in the first closing for such number of units equal to the aggregate purchase price paid by such first closing purchaser in the first closing, divided by $1,000, in each case subject to the execution by the first closing purchaser of a consent to such modification. Pursuant to this agreement, on May 13, 2013, we cancelled 162,907 of the 165,057 shares of common stock issued to the first closing purchasers and issued to such purchasers an aggregate of 1,140.35 units.

In addition, as previously disclosed, we also agreed with the placement agent for the offering that, following the closing of the sale of the units, we will issue to the holders of the 1,295,535 shares of common stock issued by us at a price of $6.25 per share pursuant to seven closings of a private placement, which we refer to as the 2011 private placement, held on December 16, 2010, December 30, 2010, January 31, 2011, March 31, 2011, April 29, 2011, May 31, 2011 and July 29, 2011, respectively, such number of shares of common stock as would reduce the per share purchase price paid by such holders for such shares from $6.25 per share to $5.80 per share, in each case subject to the execution by the holder of a consent to such modification.

Pursuant to a placement agent agreement between us and Andrew Garrett, Inc., the placement agent for the offering of the units, at the closing of the sale of the units we paid Andrew Garrett, Inc., as a commission, an amount equal to 7% of the aggregate sales price of the units, plus 3% of the aggregate sales price as a management fee plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the units.  In addition, pursuant to the placement agent agreement, we issued to Andrew Garrett, Inc., as partial consideration for its services as placement agent for the offering, warrants to purchase up to 256,556 shares of common stock.  Half of such warrants are exercisable at an exercise price of $5.80 per share, and the remainder of such warrants are exercisable at an exercise price of $6.96 per share. We have issued to Andrew Garrett, Inc. warrants to purchase an aggregate of 215 shares of common stock at an exercise price of $7.00 per share in partial consideration for its service as placement agent for the initial closing of the private placement described herein (representing 10% of the shares issued in the initial closing and not exchanged for Units).

Going Concern

We have not yet generated any revenues from our operations and have incurred losses of $15,289,826 from September 30, 2001 (inception) through December 31, 2012, stockholder’s deficit of $503,069 and cumulative negative operating cash flow of $11,574,060.We currently have no sources of recurring revenue and are therefore dependent upon external sources for financing our operations.  There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  Management’s plans concerning these matters are described in Note 1B to our financial statements incorporated into this prospectus by reference; however management cannot assure you that its plans will be successful in addressing these issues.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  If we cannot successfully continue as a going concern, our stockholders may lose their entire investment in the common stock.

Market Opportunity

Diabetes is a chronic, life-threatening disease for which there is no known cure.  Diabetes is caused by the body’s inability to produce or effectively utilize the hormone insulin.  This inability prevents the body from adequately regulating blood glucose levels.  Glucose, the primary source of energy for cells, must be maintained at certain concentrations in the blood in order to permit optimal cell function and health.  Normally, the pancreas provides control of blood glucose levels by secreting the hormone insulin to decrease blood glucose levels when concentrations are too high.  In people with diabetes, blood glucose levels fluctuate between very high levels, a condition known as hyperglycemia, and very low levels, a condition known as hypoglycemia.  Hyperglycemia can lead to serious long-term complications, such as blindness, kidney disease, nervous system disease, amputations, stroke and cardiovascular disease.  Hypoglycemia can lead to confusion, loss of consciousness or death.

According to the Diabetes Atlas (Fifth Edition) published by the International Diabetes Federation in 2011, an estimated 366 million adults aged from 20 to 79 worldwide, or 8.3% of the world’s adult population, were estimated to suffer from diabetes in 2011 (not including those persons who suffer from impaired glucose tolerance or gestational diabetes, diabetic conditions first arising during pregnancy).  The International Diabetes Federation estimates that this number will grow to approximately 552 million adults worldwide, or 8.3% of the adult population in “high income” countries and 9.0% of the adult population in “low income” countries, in 2030, and that by 2030 the number of adults suffering from diabetes will have increased by 90.5% in Africa, 83.1% in the Middle East and North Africa, 69.3% in Southeast Asia, 59.0% in South and Central America, 42.5% in the Western Pacific, 35.8% in North America and the Caribbean and 21.6% in Europe, over such regions’ respective 2011 levels.  According to a statement made by the President of the International Diabetes Federation at a press briefing at the European Association for the Study of Diabetes in September 2011, as of the time of such presentation, an estimated 366 million people suffered from diabetes and approximately 4.6 million deaths were attributable to diabetes annually.

According to the U.S. Department of Health and Human Services National Diabetes Education Program, about 75% of all newly diagnosed cases of Type 1 diabetes in the United States occur in juveniles younger than 18 years of age. In addition, according to the National Diabetes Education Program, Type 2 diabetes is occurring with increasing frequency in young people. The increase in prevalence is related to an increase in obesity amongst children. According to the 2007-2008 National Health and Examination Survey, approximately 16% of children and teens were overweight, about double the number two decades before.

The U.S. Centers for Disease Control and Prevention, in its 2011 National Diabetes Fact Sheet, estimates that the direct medical costs and indirect expenditures attributable to diabetes in the United States were $174 billion in 2007, an increase of $42 billion since 2002. Of this amount, the CDC estimates that approximately $116 billion were direct medical costs.  In 2011, the International Diabetes Federation estimated that worldwide healthcare expenditures to treat diabetes and prevent its complications would total at least $465 billion in 2011, including $201 billion in the United States alone, and $595 billion worldwide in 2030.  According to a May 2010 special report by Pharmalive.com, a leading publisher of market research in medical markets, the market for self-monitoring glucose tests was estimated to be approximately $8 billion in 2010.

The outcome of clinical data from various clinical studies supports the recommendation that frequent monitoring of blood glucose levels is an important component of effective diabetes management.  The 1993 Diabetes Control and Complications Trial, consisting of patients with Type 1 diabetes, and the 1998 UK Prospective Diabetes Study, consisting of patients with Type 2 diabetes, demonstrated that patients who intensely managed blood glucose levels delayed the onset and slowed the progression of diabetes-related complications.  In the Diabetes Control and Complications Trial, a major component of intensive management was monitoring blood glucose levels at least four times per day using conventional spot finger-stick blood glucose meters.  The Diabetes Control and Complications Trial demonstrated that intensive management reduced the risk of complications by 76% for eye disease, 60% for nerve disease and 50% for kidney disease.  However, the Diabetes Control and Complications Trial also found that intensive management led to a two- to three-fold increase in the frequency of hypoglycemic events.  In an article entitled Intensive Diabetes Treatment and Cardiovascular Disease in Patients with Type 1 Diabetes, published in the December 22, 2005 edition of the New England Journal of Medicine, Vol. 353, No. 25, at pages 2643-2653, the authors of a peer-reviewed study concluded that intensive diabetes therapy has long-term beneficial effects on the risk of cardiovascular disease in patients with Type 1 diabetes.  The study showed that intensive diabetes therapy reduced the risk of cardiovascular disease by 42% and the risk of non-fatal heart attack, stroke or death from cardiovascular disease by 57%.  However, despite evidence that intensive glucose management reduces the long-term complications associated with diabetes, in an article entitled Lack of Compliance With Home Blood Glucose Monitoring Predicts Hospitalization in Diabetes, published in the August 2001 edition of Diabetes Care, Vol. 24, No. 8, at pages 1502-1503, a publication published by the American Diabetes Association, the author, Mark R. Burge, MD, reported that up to 67% of patients with diabetes fail to routinely monitor their glucose levels.  In an article entitled Self-Monitoring of Blood Glucose (SMBG): Considerations for Intensive Diabetes Management, published in December 2005 as a Supplement to Pharmacy and Therapeutics, Volume 30, No. 12, the author, Robyn Graham, Pharm D, reported that only 14% of American diabetics (about 2.5 million people out of 18.2 million Americans with diabetes) practice self monitoring of blood glucose regularly.

Spot finger-stick devices are the most prevalent devices for blood glucose monitoring. These devices require inserting a strip into a glucose meter, taking a blood sample with a finger-stick and placing a drop of blood on the test strip that yields a single point in time blood glucose measurement.  Despite continued developments in the field of blood glucose monitors, the routine measurement of glucose levels remains invasive, painful, inconvenient, difficult and costly.  This has resulted in a sub-optimal measurement regimen for many diabetics.

The FDA has approved continuous glucose monitoring systems for blood glucose monitoring, when prescribed by a doctor.  Continuous glucose monitoring systems use sensors inserted under the skin to check glucose levels in interstitial fluid.  The sensor stays in place for several days to a week and then must be replaced.  A transmitter sends information about glucose levels via radio waves from the sensor to a pager-like wireless monitor.  According to the National Institute of Diabetes and Digestive and Kidney Diseases at the National Institutes of Health, continuous glucose monitoring device users must check blood samples with a conventional glucose meter to calibrate the continuous glucose monitoring systems devices, and because currently approved continuous glucose monitoring systems are not as accurate as standard blood glucose meters, the National Institute of Diabetes and Digestive and Kidney Diseases recommends that continuous glucose monitoring device users should confirm glucose levels with a meter before changing treatment.

We believe that a significant market opportunity exists for a reliable, inexpensive, non-invasive blood glucose measurement device and that such a device could greatly increase compliance with blood glucose measurement recommendations and help many diabetics better manage their disease, providing significant benefits to both patients and payors.

Competitive Advantage

Our non-invasive blood glucose monitor, the GlucoTrack DF-F, utilizes a combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a handheld control and display unit.

We believe that the GlucoTrack DF-F addresses the expressed, currently unmet needs of the diabetic market as it removes or diminishes two of the most significant barriers to the recommended frequent monitoring of blood glucose by diabetics:

•	pain, as the GlucoTrack DF-F is a truly non-invasive device; and

•
cost, as, despite the relatively high upfront cost of purchasing a GlucoTrack DF-F, we anticipate that the total cost of purchasing a device and purchasing replacement ear clips every six months (anticipated to be the only recurring cost, other than recalibration costs, which are expected to be minimal) over the useful life of the device will be substantially lower than the cost of purchasing conventional glucose meters and single use testing strips over that same period.  See Figure B on page 40 and the accompanying footnotes for a direct cost comparison of the GlocoTrack DF-F and conventional (invasive) spot finger-stick devices.

Despite the fact that the overall costs associated with owning and using a GlucoTrack DF-F device are expected to be substantially lower than the cost of purchasing and using single use invasive devices over an extended period of time, the significant initial purchase price of a GlucoTrack device might present a barrier to adoption of the GlucoTrack system by patients.  In light of this fact, we are considering options to lessen the initial financial burden associated with purchasing a GlucoTrack device, including leasing devices to users.  In addition, we intend to seek appropriate coding and reimbursement approval for the GlucoTrack device from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations and other third-party payors.  There can be no assurance that such third party-payors will provide any reimbursement coverage for the GlucoTrack or, if so, whether such reimbursement coverage will be adequate.  See “Risk Factors - If the GlucoTrack DF-F or our future product candidates, if any, fail to achieve acceptable pricing, adequate third party reimbursement or market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability” on page 16 of this prospectus.

The GlucoTrack DF-F does not directly measure the glucose level concentration in the blood.  Rather, it measures several physiological phenomena which are correlated with the glucose level.  In order to correlate between the measured signal and the glucose level, a translation is needed.  This translation is accomplished through the individual calibration of the device by reference to a measurement obtained from an invasive device.  Non-invasive devices under different stages of development generally require frequent recalibration.  For example, GlucoWatch, a single non-invasive product for glucose trend analysis that was previously approved for sale by the FDA, but which is no longer available commercially, required recalibrations approximately every 13 hours.  The main reasons for calibration are that tissue parameters generally fluctuate in the area of the measurement, and are sensitive to the location of the sensor and the impact of potential disturbances.  For various reasons, including the results of our safety and performance clinical trial, we believe that the GlucoTrack DF-F will have significantly less need for recalibration (if at all), with recalibration initially required just once a month and possibly less frequently later.  Disturbances are less frequent in the earlobes, where the GlucoTrack DF-F takes its measurements.  Utilizing three channels simultaneously reduces the noise contribution in the measurement.  In addition, the personal ear clip contains sensors to help users attach the device to the proper part of the ear lobe.

The GlucoTrack DF-F has not yet been cleared or approved for commercial sale in the United States, the European Union or any other jurisdiction.  See “Government Regulation - Regulation of the Design, Manufacture and Distribution of Medical Devices” below for a discussion of the approval process for commercial sale.  There can be no assurance that approval for commercial sale in any jurisdiction will be obtained.

Corporate Information

Our principal executive offices are located at 102 Ha’Avoda Street, Ashkelon Israel and our telephone number is 972 (8) 675-7878.  Our website address is www.integrity-app.com.  Information contained on our website or that can be accessed through our website does not constitute a part of this prospectus and is not incorporated herein by reference.  There is no relationship between Integrity Applications, Inc., the registrant under the registration statement of which this prospectus is a part, and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

GlucoTrack® is a registered trademark of Integrity Israel.

The Offering

Common stock offered by the selling stockholders:	2,824,471 shares, consisting of 1,284,925 shares issuable upon conversion of our Series A Preferred Stock and 1,539,546 shares issuable upon the exercise of warrants.

Common stock outstanding before the offering:
5,460,600 shares as of the date of this prospectus, excluding:

●  1,284,925 shares issuable upon the conversion of our Series A Preferred Stock;
●  1,669,102 shares issuable upon the exercise of warrants; and
●   464,354 shares issuable upon the exercise of stock options.

Common stock outstanding after the offering:
8,285,061 shares, assuming the conversion in full of the Series A Preferred Stock and the exercises of the warrants issued to the purchasers of the Series A Preferred Stock and the placement agent for the offering of the Series A Preferred Stock, excluding 464,354 shares issuable upon the exercise of options and 129,556 shares issuable upon the exercise of warrants granted to Andrew Garrett, Inc., as partial consideration for its service as placement agent for the 2011 private placement.

Trading market:	Our common stock is quoted on the OTC Bulletin Board and the OTC Link under the symbol “IGAP”.

Use of proceeds:	We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

Risk factors:
We are subject to a number of risks that you should be aware of before you decide to purchase our common stock. These risks are discussed more fully in the section captioned “Risk Factors,” beginning on page 7 of this prospectus.

RISK FACTORS

An investment in our common stock involves a high degree of risk. Before making an investment decision, you should carefully consider the following risk factors. If any of these risks actually occur, our business, financial condition and results of operations could be materially harmed. In addition, risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, financial condition and results of operations. If this were to happen, the value of our common stock could decline significantly and you could lose all or part of your investment.

A former stockholder of Integrity Israel who is entitled to receive shares in our company, subject to the fulfillment of certain requirements, has challenged our and Integrity Israel’s position that certain rights he had in Integrity Israel terminated upon the reorganization.

Integrity Israel is party to a loan and investment agreement with Dimri, pursuant to which Dimri loaned Integrity Israel a principal amount of New Israeli Shekels, or NIS, 1,440,000, subject to linkage differences in Israel ($396,804 based on an exchange rate of $3.629 NIS/dollar in effect on April 19, 2013). In connection with such loan, Dimri received shares of common stock representing 25% of Integrity Israel’s ordinary shares at such time. Under the Dimri agreement, certain rights in Integrity Israel were granted to Dimri, including an anti-dilution provision that provided that Dimri’s holdings in Integrity Israel would not be diluted below 18% of Integrity Israel’s issued capital shares as a result of any investment in Integrity Israel, subject to the fulfillment of certain requirements. On the date of the reorganization, Dimri owned 18% of Integrity Israel’s ordinary shares and, therefore, upon the completion of the reorganization, Dimri was entitled to receive 18% of the shares of common stock of the Company outstanding on such date in exchange for its shares in Integrity Israel, subject to the fulfillment of certain requirements. We believe, based on the advice of Israeli counsel, that, given Dimri no longer owns shares in Integrity Israel as a result of the reorganization, rights attached to the shares in Integrity Israel no longer exist in Integrity Israel and do not and have never existed in us. However, Dimri has refused to acknowledge or agree to the termination of these rights and has challenged our position. On June 23, 2011, Dimri appealed to the District Court of HaMerkaz District in Petah Tikva, Israel, requesting the court to appoint an arbitrator to decide the dispute between Integrity Israel, the founders of Integrity Israel and Dimri (HPB 40754-06-11). On December 26, 2011, an arbitrator was appointed in this matter. On March 20, 2012, Dimri submitted a statement of claim to the arbitrator and pled for a declaratory judgment against Integrity Israel and the founders of Integrity Israel.  Dimri claimed that its rights under the loan and investment agreement, Integrity Israel’s Articles of Association and two other internal agreements entered into among the founders of Integrity Israel are valid and in effect.  Dimri also pled for an injunction requiring the founders of Integrity Israel to transfer shares of our common stock held by them to Dimri, from time to time, in such amounts necessary so that Dimri’s holdings in us would not be diluted below 18% of our issued share capital at any time.  The defendants in the arbitration submitted a statement of defense on May 28, 2012 and Dimri submitted a reply on June 14, 2012.  At a preliminary session held on June 19, 2012, the arbitrator suggested that the parties meet with him in order to examine whether a settlement can be reached. A meeting for this purpose had been set for August 27, 2012 but has been postponed by the arbitrator.  After several postponements, Dimri submitted its affidavits on October 16, 2012.  The defendants submitted their affidavits on February 7, 2013.  Testimony and summary hearings have been set for June 2013.

As a condition to the 2011 private placement, the founders of Integrity Israel, Avner Gal, Zvi Cohen, David Malka, Ilana Freger and Alex Reikhman, entered into an Irrevocable Undertaking of Indemnification with us pursuant to which, among other things, the founders agreed to indemnify us and hold us harmless from any adverse consequences (excluding the fees and costs of defending us) that result from Dimri’s, or Dimri’s successors’ or assigns’, enforcement of the anti-dilution rights granted to Dimri as described above. The founders’ obligations under the Irrevocable Undertaking of Indemnification only obligate each founder to transfer up to such number of shares of our common stock that he or she owned as of July 26, 2010 to Dimri or to us.  The term of the Irrevocable Undertaking of Indemnification is three years (subject to extension if there is a pending action), provided that, after two years, any founder may sell or transfer up to twenty percent (20%) of his or her shares of common stock covered by the Irrevocable Undertaking of Indemnification so long as no action is pending by Dimri against us at the time of such sale and the sale price of the common stock is at least $6.25 per share. No assurances can be made that the Irrevocable Undertaking of Indemnification will fully protect us or our stockholders from any adverse consequences of an action by Dimri to enforce its anti-dilution rights. In addition, Dimri may assert other rights that it had under the Investment Agreement, for which we are not indemnified.

Notwithstanding the indemnification by our founders, any such challenge by Dimri, or any other legal action, if any, brought by Dimri against us, Integrity Israel and/or the founders, could have a material adverse effect on us and our stockholders, including (i) significant costs and expenses that may be incurred in connection with any action, suit or other proceeding, (ii) potential dilution of the interests of our other stockholders if Dimri is successful in such challenge and the founders exhaust all of their shares in satisfaction of their indemnification obligations resulting in an obligation of the Company to issue additional shares to Dimri, (iii) the impact that the loss of shares of common stock owned by Messrs. Gal and Malka, who are key employees of ours, as a result of their indemnification obligation would have on their commitment to us given the loss of a portion of their economic interests in us and (iv) if a court were to order Integrity Israel to issue shares to Dimri as part of a successful challenge, we would not wholly own Integrity Israel.

We have a history of operating losses and do not expect to generate revenues or become profitable in the near future.

We are an early stage medical device company with a limited operating history.  We are not profitable and have incurred losses since our inception.  We do not anticipate that we will generate revenue from the sale of products until at least early 2014.  Our initial product, the GlucoTrack DF-F, has not been approved for marketing in the United States, the European Union or any other jurisdiction and may not be sold or marketed without FDA clearance or approval in the United States, the receipt of a CE Mark in the European Union or the receipt of regulatory approval in accordance with the applicable requirements of any other jurisdiction.  We continue to incur research and development and general and administrative expenses related to our operations and the development of our first product.  Our net losses for the years ended December 31, 2012 and 2011 were approximately $2.8 million and $2.4 million, respectively, and we had an accumulated deficit of approximately $15.3 million as of December 31, 2012.  We expect to continue to incur losses for the foreseeable future, and these losses will likely increase as we prepare for and begin to commercialize the GlucoTrack DF-F, if it is approved.  If the GlucoTrack DF-F and possibly other products fail in clinical trials or do not gain regulatory clearance or approval, or if the GlucoTrack DF-F does not achieve market acceptance, we may never become profitable.  Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Our independent registered public accounting firm noted in its report accompanying our financial statements for the fiscal year ended December 31, 2012 that we had suffered significant losses during the development stage, had a negative operating cash flow since inception and that the development and commercialization of our product is expected to require substantial expenditures.  We have not yet generated any revenues from our operations to fund our activities, and are therefore dependent upon external sources for financing our operations.  There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.  Management’s plans concerning these matters are described in Note 1B to our financial statements incorporated by reference into this prospectus; however management cannot assure you that its plans will be successful in addressing these issues.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.  If we cannot successfully continue as a going concern, our stockholders may lose their entire investment in our common stock.

We may require substantial additional funding, which may not be available to us on acceptable terms, or at all.

Our cash on hand as of the date of this prospectus is approximately $5.1 million.  Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents will enable us to operate for a period of approximately 22 months from the date of this prospectus.  In order to fund our anticipated liquidity needs beyond such 22 month period (or possibly earlier if our current cash burn rate, strategy or operating plan in a way that accelerates or increases our liquidity needs), we may need to raise additional capital.  Our future funding requirements will depend on many factors, including but not limited to:

•	our need to extend or expand research and development activities;

•	the need and ability to hire additional management and scientific and medical personnel;

•	the effect of competing technological and market developments;

•	the need to implement additional internal systems and infrastructure, including financial and reporting systems;

•	the rate of progress and cost of our clinical trials;

•	the costs associated with establishing commercialization capabilities, including a sales force if we distribute our product other than through distributors;

•	the costs and timing of seeking and obtaining FDA and other non-U.S. regulatory clearances and approvals; and

•	the ability to maintain, expand and defend the scope of our intellectual property portfolio.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings or strategic collaborations. We do not know whether additional funding will be available on acceptable terms, or at all. If we are not able to secure additional funding when needed, or at all, we may have to delay, reduce the scope of or eliminate clinical trials or research and development programs. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience significant dilution, and debt financing, if available, may involve restrictive covenants.  In addition to the dilution normally attendant to an equity offering, holders of shares of our common stock may experience additional dilution as a result of the anti-dilution provisions of the Series A Preferred Stock and warrants. See “Description of Securities” on page 68.

The conversion of our Series A Preferred Stock and the exercise of the warrants issued to the purchasers of our Series A Preferred Stock would have a dilutive impact on our existing stockholders.

As of the date of this prospectus, there were 1,284,925 shares of common stock underlying our Series A Preferred Stock and 1,539,546 shares of common stock underlying warrants that were issued to the purchasers of our Series A Preferred Stock and the placement agent for the offering of the our Series A Preferred Stock.  If and when issued, these additional 2,824,471 shares of common stock will equal approximately 43% of our currently outstanding shares of common stock (prior to giving effect to the conversion and exercise of the Series A Preferred Stock and Warrants) and would immediately dilute the ownership percentage of our stockholders.  The terms of the Series A Preferred Stock and related warrants contain provisions that restrict the amount of shares a holder can receive upon conversion or exercise to 4.99% of the outstanding number of shares of our common stock after giving effect to such conversion (subject to increase to 9.99% at the option of the holder thereof upon not less than 61 days prior written notice to us).  However, these restrictions do not prevent the holders from selling some of their holdings and then receiving additional shares.  In this way, the holders could convert shares of Series A Preferred Stock and exercise warrants in excess of these limits while never holding more than the limits.  As a result, even with the restrictions, the holders of the Series A Preferred Stock and warrants could ultimately convert and exercise, and then sell, the full amount issuable upon conversion and exercise of the Series A Preferred Stock and warrants, respectively, in which case our current stockholders would suffer the full amount of dilution.

The agreements governing the Series A Preferred Stock contain various covenants that limit our ability to take certain actions and our failure to comply with any of the covenants would have a material adverse effect on our business, financial condition and results of operations.

The agreements governing our outstanding Series A Preferred Stock contain a number of significant covenants that, among other things, limit our ability to incur indebtedness or liens, and repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of common stock or other securities junior to the Series A Preferred Stock.   Unless we receive a consent or a waiver from the holders of our Series A Preferred Stock, these covenants may restrict our ability to take certain actions that we would have otherwise taken in the absence of these covenants and which may be in the best interests of Integrity and its shareholders.  There can be no assurance that we will be able to receive a consent or waiver on acceptable terms, if at all.  If we fail to comply with these covenants, we will be in default of the agreements governing our outstanding Series A Preferred Stock, which would have a material adverse effect on our business, financial condition and results of operations.

The recent worldwide economic crisis and market instability may materially and adversely affect the demand for our products, if and when approved, as well as our ability to obtain credit or secure funds through sales of our stock, which may materially and adversely affect our business, financial condition and ability to fund our operations.

The recent worldwide economic crisis may reduce the demand for new and innovative medical devices, resulting in delayed market acceptance of our products, if and when they are approved.  Such a delay could have a material adverse impact on our business, expected cash flows, results of operations and financial condition.  Additionally, we have funded our operations to date primarily through private sales of securities, including common stock and other securities convertible into or exercisable for shares of our common stock.  The recent economic turmoil and instability in the world’s equity and credit markets may materially adversely affect our ability to sell additional securities and/or borrow cash. There can be no assurance that we will be able to raise additional working capital on acceptable terms or at all, and any failure to do so may materially adversely affect our ability to continue operations.

Healthcare reforms, changes in healthcare policies, including recently enacted legislation reforming the U.S. healthcare system, and changes to third-party reimbursements for diabetes-related products may affect reimbursement of and demand for our products and have a material adverse effect on our financial condition and results of operations.

The United States government has in the past considered and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly affect reimbursement for healthcare products such as the GlucoTrack DF-F.  These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness and costs of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; competitive bidding; and other measures.

Congress passed health care reform legislation that the President signed into law on March 23, 2010 and March 30, 2010.  The package signed into law is considered by some to be the most dramatic change to the country’s health care system in decades.  The principal aim of the law currently enacted is to expand health insurance coverage to the uninsured. The law’s most far-reaching changes do not take effect until 2014, including a requirement that most Americans carry health insurance. The consequences of these significant changes on the sale of our products are unknown and speculative at this point.

The enacted legislation contains many provisions designed to generate the revenues necessary to fund the coverage expansions.  The most relevant of these provisions are those that impose fees or taxes on certain health-related industries, including medical device manufacturers like us.  The legislation imposes an annual excise tax (or sales tax) on medical devices like ours, beginning with calendar year 2013.  The taxes would be allocated based on our proportionate share of the prior-year’s aggregate domestic gross receipts from medical device sales.

In addition to the new legislation discussed above, the effect of which cannot presently be quantified given its recent enactment, various healthcare reform proposals have also emerged at the state level. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for the GlucoTrack DF-F or other GlucoTrack products, if approved for sale, or our future products, if any. These include changes that may lower reimbursement rates for such products from what we might otherwise have obtained and changes that may be proposed or implemented by the current administration or Congress.

We cannot predict what healthcare initiatives, if any, will be implemented at the federal or state level, or the effect any future legislation or regulation will have on us. In addition to the taxes imposed by the new federal legislation, any further expansion in government’s role in the U.S. healthcare industry may lower reimbursements for our products, reduce medical procedure volumes and materially adversely affect our business, financial condition and results of operations.

Our product research and development activities may not meet all the applicable regulatory requirements needed to receive regulatory approval and may not result in commercially viable products.

Our current product candidate, the GlucoTrack DF-F, is in the early stages of development and, therefore, is prone to the risks of failure inherent in medical device product development. We will likely be required to undertake significant clinical trials to demonstrate to the FDA that the GlucoTrack DF-F is either safe and effective for its intended use or is substantially equivalent in terms of safety and effectiveness to an existing, lawfully marketed predicate device. We may also be required to undertake clinical trials by non-U.S. regulatory agencies. Clinical trials are expensive and uncertain processes that may take years to complete. Failure can occur at any point in the process and early positive results do not ensure that the entire clinical trial will be successful. Product candidates in clinical trials may fail to show desired efficacy and safety traits despite early promising results. A number of companies in the medical device industry have suffered significant setbacks in advanced clinical trials, even after their product candidates demonstrated promising results at earlier points.

The results of our limited pre- clinical trials and safety and performance clinical trial may not be indicative of future results, and our planned clinical trials may not satisfy the requirements of the FDA or other non-U.S. regulatory authorities.

Positive results from the limited pre-clinical trials and safety and performance clinical trial that we have conducted should not be relied upon as evidence that later-stage or large-scale clinical trials will succeed.  These trials involved limited patient populations and there is no assurance that the experimental protocol or protocols, as the case may be, used in these informal trials will be methodologically similar to ones submitted to the FDA or any other regulatory body for its approval.  Because of the sample size, possible variation in methodology, differences in exclusion/inclusion criteria, or differences in endpoints, the results of these pre-clinical trials may not be indicative of future results.  We will likely be required to demonstrate through well-controlled clinical trials that the GlucoTrack DF-F or future product candidates, if any, are safe and effective for their intended uses.  In the event that the FDA deems the GlucoTrack DF-F to be a class II device, which we do not believe is likely at this point, then we would be required to demonstrate that it is substantially equivalent in terms of safety and effectiveness to a device lawfully marketed either through a premarket notification or prior to May 28, 1976.

Further, the GlucoTrack DF-F or our future product candidates, if any, may not be cleared or approved, as the case may be, even if the clinical data are satisfactory and support, in our view, its or their clearance or approval. The FDA or other non-U.S. regulatory authorities may disagree with our trial design or interpretation of the clinical data. In addition, any of these regulatory authorities may change requirements for the clearance or approval of a product candidate even after reviewing and providing comment on a protocol for a pivotal clinical trial that has the potential to result in FDA approval.  In addition, any of these regulatory authorities may also clear or approve a product candidate for fewer or more limited uses than we request or may grant clearance or approval contingent on the performance of costly post-marketing clinical trials. In addition, the FDA or other non-U.S. regulatory authorities may not approve the labeling claims necessary or desirable for the successful commercialization of the GlucoTrack DF-F or our future product candidates, if any.

The materials used to coat the sensors of the personal ear-clip of the GlucoTrack DF-F have failed an in vitro cytotoxicity test, as a result of which we may be required to utilize other materials for such coating, which would materially extend the time required for us to obtain CE Mark approval to market the GlucoTrack DF-F in Europe and FDA approval or clearance to market the GlucoTrack DF-F in the United States.

The sensors in the personal ear-clip of the GlucoTrack DF-F are currently coated in a nickel coating.  In connection with our CE Mark application and expected future FDA application, we conducted an in vitro (test tube) cytotoxicity test of the nickel coating in March 2012.  The results from this in vitro cytotoxicity test showed that the nickel coating failed the test as it had caused adverse reactions, described as severe, in an in vitro setting.  Subsequent to that result, in accordance with ISO 10993-1 and ISO 14971, the contract research organization that conducted the initial cytotoxicity test conducted an evaluation, based on existing data, of the toxicity of the nickel coating in in vivo (live patient) settings, including analysis of the 15,089 exposures, from 363 patients, recorded as part of our early clinical trials of the GlucoTrack DF-F.  Based on this evaluation, the contract research organization concluded that the GlucoTrack DF-F did not present any evidence to support a conclusion that the nickel coating presented a risk regarding a sensitization or irritation response in patients.  When we submitted our completed CE Mark application, we were required to and did provide to the notified body the results of the in vitro cytotoxicity test and a written explanation as to why we believe the nickel coating is safe for users of the GlucoTrack DF-F despite the results of such test.  In accordance with ISO 10993-1, we presented the lack of evidence of a sensitization or irritation in response in our early clinical trials as evidence that the nickel coating is safe for users.  If the notified body is not satisfied with our explanation, it may require us to utilize a different coating for the sensors in the personal ear-clip, which would materially extend the time required for us to obtain CE Mark approval to market the GlucoTrack DF-F in Europe (if at all).  Furthermore, any acceptance of such explanation by the notified body in connection with our CE Mark application does not provide any assurance that the FDA will accept such explanation if and when we apply for approval or clearance to market the GlucoTrack DF-F in the United States.

We are highly dependent on the success of our initial product candidate, the GlucoTrack DF-F, and cannot give any assurance that it will ever receive regulatory approval or clearance or be successfully commercialized.

We are highly dependent on the success of our initial product candidate, the GlucoTrack DF-F.  We cannot give any assurance that the FDA will permit us to clinically test the device, nor can we give any assurance that the clinical trials will be successful or that the GlucoTrack DF-F will receive regulatory clearance or approval or be successfully commercialized, for a number of reasons, including, without limitation, the potential introduction by our competitors of more clinically-effective or cost-effective alternatives, failure in our sales and marketing efforts, or the failure to obtain appropriate coding or positive coverage determinations for reimbursement.  Any failure to obtain approval to conduct clinical trials, favorable clinical data, clearance or approval of or to successfully commercialize the GlucoTrack DF-F would have a material adverse effect on our business.

If our competitors develop and market products that are more effective, safer or less expensive than the GlucoTrack DF-F or our future product candidates, if any, our commercial opportunities will be adversely affected.

The life sciences industry is highly competitive and we face significant competition from many medical device companies that are researching and marketing products designed to address the needs of persons suffering from diabetes. We are currently developing medical devices that will compete with other medical devices that currently exist or are being developed. Products that we may develop in the future are also likely to face competition from other medical devices and therapies. Some of our competitors have significantly greater financial, manufacturing, marketing and product development resources than we do. Large medical device companies, in particular, have extensive experience in clinical testing and in obtaining regulatory clearances or approvals for medical devices. These companies also have significantly greater research and marketing capabilities than us.  Some of the medical device companies that we expect to compete with include Roche Disetronic, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; the MediSense and TheraSense divisions of Abbott Laboratories; Bayer Corporation; Echo Therapeutics, Inc.; GlucoLight; C8 MediSensors, Grove Instruments; and Medtronic, Inc.  In addition, many other universities and private and public research institutions are or may become active in research involving blood glucose measurement devices.

We believe that our ability to successfully compete will depend on, among other things:

•	the results of our clinical trials;

•	our ability to recruit and enroll patients for our clinical trials;

•	the efficacy, safety, performance and reliability of our product candidates;

•	the speed at which we develop product candidates;

•	our ability to design and successfully execute appropriate clinical trials;

•	our ability to obtain prompt and favorable IRB review and approval at each of our clinical sites;

•	the timing and scope of regulatory clearances or approvals;

•	our ability to commercialize and market any of our product candidates that may receive regulatory clearance or approval;

•	our ability to obtain appropriate coding, coverage and adequate levels of reimbursement under private and governmental health insurance plans, including Medicare;

•	our ability to protect intellectual property rights related to our products;

•	our ability to have partners manufacture and sell commercial quantities of any approved products to the market; and

•	acceptance of our product candidates by physicians and other health care providers.

If our competitors market products that are more effective, safer, easier to use or less expensive than GlucoTrack DF-F or our future product candidates, if any, or that reach the market sooner than GlucoTrack DF-F or our future product candidates, if any, we may not achieve commercial success. In addition, the medical device industry is characterized by rapid technological change. It may be difficult for us to stay abreast of the rapid changes in each technology. If we fail to stay at the forefront of technological change, we may be unable to compete effectively. Technological advances or products developed by our competitors may render our technologies or product candidates obsolete or less competitive.

Our product development activities could be delayed or stopped.

We do not know whether our future clinical trials (in connection with our application for FDA approval) will begin on time, or at all, and whether ongoing and/or future clinical trials will be completed on schedule, or at all.  The commencement of our future clinical trials could be substantially delayed or prevented by several factors, including:

•	the failure to obtain sufficient funding to pay for all necessary clinical trials;

•	limited number of, and competition for, suitable patients that meet the protocol’s inclusion criteria and do not meet any of the exclusion criteria;

•	limited number of, and competition for, suitable sites to conduct the clinical trials, and delay or failure to obtain FDA approval, if necessary, to commence a clinical trial;

•	delay or failure to obtain sufficient supplies of the product candidate for clinical trials;

•	requirements to provide the medical device required in clinical trials free of cost, which may require significant expenditures that we are unable or unwilling to make;

•	delay or failure to reach agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites or investigators; and

•	delay or failure to obtain institutional review board approval or renewal of such approval to conduct a clinical trial at a prospective or accruing site, respectively.

The completion of clinical trials in connection with our application for FDA approval could also be substantially delayed or prevented by several factors, including:

•	slower than expected rates of patient recruitment and enrollment;

•	failure of patients to complete the clinical trial;

•	unforeseen safety issues;

•	lack of efficacy evidenced during clinical trials;

•	termination of clinical trials by one or more clinical trial sites;

•	inability or unwillingness of patients or medical investigators to follow clinical trial protocols; and

•	inability to monitor patients adequately during or after treatment.

Our clinical trials may be suspended or terminated at any time by the FDA, other regulatory authorities, the institutional review board for any given site, or us. Any failure or significant delay in completing clinical trials for GlucoTrack or future product candidates, if any, could materially harm our financial results and the commercial prospects for our product candidates.

The regulatory approval process is expensive, time-consuming and uncertain and may prevent us from ever obtaining clearance or approvals for the commercialization of the GlucoTrack DF-F or our future product candidates, if any.

The research, testing, manufacturing, labeling, approval, selling, marketing and distribution of medical devices are subject to extensive regulation by the FDA and other non-U.S. regulatory authorities, which regulations differ from country to country. We are not permitted to market our product candidates in the United States until we receive a clearance letter under the 510(k) premarket notification process or approval of a Section 515 premarket approval, from the FDA, depending on the nature of the device. We have not submitted an application or premarket notification for or received marketing clearance or approval for any of our product candidates. Obtaining approval of any premarket approval can be a lengthy, expensive and uncertain process. While the FDA normally reviews and clears a premarket notification in three months, there is no guarantee that our products will qualify for this more expeditious regulatory process, which is reserved for Class I and II devices, nor is there any assurance that, even if a device is reviewed under the 510(k) premarket notification process, the FDA will review it expeditiously or determine that the device is substantially equivalent to a lawfully marketed non-premarket approval device. If the FDA fails to make this finding, then we cannot market the device. In lieu of acting on a premarket notification, the FDA may seek additional information or additional data, which would further delay our ability to market the product. In addition, failure to comply with FDA, non-U.S. regulatory authorities or other applicable U.S. and non-U.S. regulatory requirements may, either before or after product clearance or approval, if any, subject us to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters or non-warning letters incorporating inspectional observations, i.e., so-called “untitled letter”;

•	civil and criminal penalties;

•	injunctions;

•	suspension or withdrawal of regulatory clearances or approvals;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

Regulatory approval of a premarket approval application, premarket approval application supplement or clearance pursuant to a 510(k) premarket notification is not guaranteed, and the approval or clearance process, as the case may be, is expensive and may, especially in the case of the premarket approval application, take several years. The FDA also has substantial discretion in the medical device clearance or approval processes. Despite the time and expense exerted, failure can occur at any stage and we could encounter problems that cause us to abandon clinical trials or to repeat or perform additional pre-clinical studies and clinical trials.  The number of pre-clinical studies and clinical trials that will be required for FDA clearance or approval varies depending on the medical device candidate, the disease or condition that the medical device candidate is designed to address, and the regulations applicable to any particular medical device candidate.  The FDA can delay, limit or deny clearance or approval of a medical device candidate for many reasons, including:

•	a medical device candidate may not be deemed safe or effective, in the case of a premarket approval application;

•	a medical device candidate may not be deemed to be substantially equivalent to a lawfully marketed non-premarket approval device, in the case of a 510(k) premarket notification;

•	FDA officials may not find the data from the clinical trials sufficient;

•	the FDA might not approve our third-party manufacturer’s processes or facilities; or

•	the FDA may change its clearance or approval policies or adopt new regulations.

Failure to timely and sufficiently recruit and enroll patients for clinical trials may cause the development of our product candidates to be delayed, which could increase development costs.

We may encounter delays if we are unable to recruit and enroll and retain enough patients to complete clinical trials.  Patient enrollment depends on many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility and exclusion criteria for the trial.  Delays in patient enrollment are not unusual.  Any such delays in planned patient enrollment may result in increased costs, which could harm our ability to develop products.

Even if we obtain regulatory clearances or approvals for the GlucoTrack DF-F or our future product candidates, if any, the terms of clearances or approvals and ongoing regulation of our products may limit how we manufacture and market our product candidates, which could materially impair our ability to generate anticipated revenues.

Once regulatory clearance or approval has been granted, the cleared or approved product and its manufacturer are subject to continual review and oversight. Any cleared or approved product may only be promoted for its indicated uses. In addition, if the FDA or other non-U.S. regulatory authorities clear or approve the GlucoTrack DF-F or our future product candidates, if any, the labeling, packaging, adverse event reporting, storage, advertising and promotion for the product will be subject to extensive regulatory requirements. We, and the manufacturers of our products, if other than us, also will be required to comply with the FDA’s Quality System Regulation, which includes requirements relating to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Moreover, device manufacturers are required to report adverse events by filing Medical Device Reports with the FDA, which are publicly available.  Further, regulatory agencies must approve our manufacturing facilities before they can be used to manufacture products, and these facilities are subject to ongoing regulatory inspection. If we or our contract manufacturers fail to comply with the regulatory requirements of the FDA and other non-U.S. regulatory authorities, or if previously unknown problems with our products, manufacturers or manufacturing processes are discovered, we could be subject to administrative or judicially imposed sanctions, including:

•	restrictions on the products, manufacturers or manufacturing process;

•	adverse inspectional observations (Form 483), warning letters, or non-warning letters incorporating inspectional observations;

•	civil or criminal penalties or fines;

•	injunctions;

•	product seizures, detentions or import bans;

•	voluntary or mandatory product recalls and publicity requirements;

•	suspension or withdrawal of regulatory clearances or approvals;

•	total or partial suspension of production;

•	imposition of restrictions on operations, including costly new manufacturing requirements; and

•	refusal to clear or approve pending applications or premarket notifications.

In addition, the FDA and other non-U.S. regulatory authorities may change their policies and additional regulations may be enacted that could prevent or delay regulatory clearance or approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we will likely not be permitted to market future product candidates and may not achieve or sustain profitability.

Even if we receive regulatory clearance or approval to market the GlucoTrack DF-F or our future product candidates, if any, the market may not be receptive to our products.

Even if the GlucoTrack DF-F or our future product candidates, if any, obtain regulatory clearance or approval, resulting products may not gain market acceptance among physicians, patients, health care payors or the medical community.  We believe that the degree of market acceptance will depend on a number of factors, including:

•	timing of market introduction of competitive products;

•	safety and efficacy of our product;

•	prevalence and severity of any side effects;

•	potential advantages or disadvantages over alternative treatments;

•	strength of marketing and distribution support;

•	price of our product candidates, both in absolute terms and relative to alternative treatments; and

•	availability of coverage and reimbursement from government and other third-party payors.

If the GlucoTrack DF-F or our future product candidates, if any, fail to achieve acceptable pricing, adequate third party reimbursement or market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability.

The coverage and reimbursement status of newly cleared or approved medical devices is uncertain, and failure to obtain appropriate coding, acceptable pricing, adequate coverage and adequate reimbursement could limit our ability to market the GlucoTrack DF-F or future product candidates, if any, and may inhibit our ability to generate revenue from the GlucoTrack DF-F or our future product candidates, if any, that may be cleared or approved.

There is significant uncertainty related to the third-party coverage and reimbursement of newly cleared or approved medical devices.  The commercial success of the GlucoTrack DF-F or our future product candidates, if any, in both domestic and international markets will depend in part on the availability of appropriate coding, coverage and adequate reimbursement from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations and other third-party payors.  Government and other third-party payors are increasingly attempting to contain health care costs by limiting both coverage and the level of reimbursement for new products and, as a result, they may not cover or provide adequate payment for the GlucoTrack DF-F or our future product candidates, if any.  These payors may conclude that our products are not as safe or effective as existing devices or that the overall cost of using one of our devices exceeds the overall cost of the competing device, and third-party payors may not approve the GlucoTrack DF-F or our future product candidates, if any, for coverage and adequate reimbursement.  Furthermore, deficit reduction and austerity measures in the United States and abroad may put further pressure on governments to limit coverage of, and reimbursement for, our products.  The failure to obtain appropriate coding, acceptable pricing, coverage and adequate reimbursement for the GlucoTrack DF-F or our future product candidates, if any, or health care cost containment initiatives that limit or restrict reimbursement for such products may reduce any future product revenue.

If we fail to attract and retain key management and scientific personnel, we may be unable to successfully develop or commercialize GlucoTrack DF-F or our future product candidates, if any.

We will need to expand and effectively manage our managerial, operational, financial, development and other resources in order to successfully pursue our research, development and commercialization efforts for GlucoTrack DF-F or our future product candidates, if any.  Our success depends on our continued ability to attract, retain and motivate highly qualified management and pre-clinical and clinical personnel. The loss of the services of any of our senior management, particularly Avner Gal, could delay or prevent the development or commercialization of GlucoTrack DF-F or our future product candidates, if any.  At present, we maintain key man insurance on Mr. Gal, but do not have key man insurance policies with respect to any of our other employees.  We will need to hire additional personnel as we continue to expand our research and development activities and build a sales and marketing function.  Although we currently have employment agreements with each of Messrs. Bar-Shalom, Gal and Malka, those agreements provide that they may be terminated by Mr. Bar Shalom, Mr. Gal or Mr. Malka, as applicable, upon 60, 180 or 90 days written notice to Integrity Israel, respectively.

We may not be able to attract or retain qualified management and scientific personnel in the future due to the intense competition for qualified personnel among medical device and other businesses. If we are not able to attract and retain the necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede the achievement of our research and development objectives, our ability to raise additional capital and our ability to implement our business strategy. In particular, if we lose any members of our senior management team, we may not be able to find suitable replacements in a timely fashion or at all and our business may be harmed as a result.

If and when we evolve from a company primarily involved in development to a company also involved in commercialization, we may encounter difficulties in managing our growth and expanding our operations successfully.

As we advance the GlucoTrack DF-F or our future product candidates, if any, through research and development, we will need to expand our development, regulatory, manufacturing, marketing and sales capabilities or contract with third parties to provide these capabilities. We anticipate that, as our operations expand, we will need to manage additional relationships with such third parties.  Maintaining these relationships and managing our future growth will impose significant added responsibilities on members of our management. We must be able to manage our development efforts effectively; manage our clinical trials effectively; hire, train and integrate additional management, development, administrative and sales and marketing personnel; improve managerial, development, operational and finance systems; and expand our facilities, all of which may impose a strain on our administrative and operational infrastructure.

We do not have manufacturing capabilities and we do and will rely on third parties to manufacture and supply our product candidates; failure by any such third party to comply with regulatory requirements for manufacturing could result in material manufacturing delays and product shortages.

We do not own or operate manufacturing facilities for clinical or commercial production of the GlucoTrack DF-F, other than a prototype lab.  We have no experience in medical device manufacturing, and lack the resources and the capability to manufacture the GlucoTrack DF-F on a commercial scale. If our future manufacturing partners are unable to produce our products in the amounts that we require, we may not be able to establish a contract and obtain a sufficient alternative supply from another supplier on a timely basis and in the quantities we require. We expect to depend on third-party contract manufacturers for the foreseeable future.

The GlucoTrack DF-F does, and our future product candidates, if any, likely will require precise, high quality manufacturing. Any of our contract manufacturers will be subject to ongoing periodic unannounced inspections by the FDA and other non-U.S. regulatory authorities to ensure strict compliance with quality system regulations, including current good manufacturing practices and other applicable government regulations and corresponding standards. If our contract manufacturers fail to achieve and maintain high manufacturing standards in compliance with quality system regulations, we may experience manufacturing errors resulting in patient injury or death, product recalls or withdrawals, delays or interruptions of production or failures in product testing or delivery, delay or prevention of filing or approval of marketing applications for our products, cost overruns or other problems that could seriously harm our business.

Any performance failure on the part of our contract manufacturers could delay clinical development or regulatory clearance or approval of our product candidates or commercialization of our future product candidates, depriving us of potential product revenue and resulting in additional losses. In addition, our dependence on a third-party for manufacturing may adversely affect our future profit margins. Our ability to replace an existing manufacturer may be difficult because the number of potential manufacturers is limited and the FDA must approve any replacement manufacturer before it can begin manufacturing our product candidates. Such approval would require additional non-clinical testing and compliance inspections. It may be difficult or impossible for us to identify and engage a replacement manufacturer on acceptable terms in a timely manner, or at all.

We currently have no marketing staff and no sales or distribution organization. If we are unable to develop our sales, marketing and distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our product candidates.

We currently have no marketing, sales or distribution capabilities. If our product candidates are approved, we intend to establish a sales and marketing organization with technical expertise and supporting distribution capabilities to commercialize our product candidates, which will be expensive and time-consuming. Any failure or delay in the development of our internal sales, marketing and distribution capabilities would adversely impact the commercialization of these products. With respect to the GlucoTrack DF-F or our future product candidates, if any, we may choose to collaborate with third parties that have direct sales forces and established distribution systems, either to augment our own sales force and distribution systems or in lieu of our own sales force and distribution systems. To the extent that we enter into co-promotion or other licensing arrangements, our product revenue is likely to be lower than if we directly marketed or sold our products. In addition, any revenue we receive will depend in whole or in part upon the efforts of such third parties, which may not be successful and are generally not within our control. If we are unable to enter into such arrangements on acceptable terms or at all, we may not be able to successfully commercialize the GlucoTrack DF-F or our future product candidates, if any. If we are not successful in commercializing the GlucoTrack DF-F or our future product candidates, if any, either on our own or through collaborations with one or more third parties, our future product revenue will suffer and we may incur significant additional losses.

Independent clinical investigators and clinical and regulatory consultants, including contract research organizations, that we engage to conduct our clinical trials may not be diligent, careful or timely.

We will depend on independent clinical investigators and clinical and regulatory consultants to conduct our clinical trials. Contract research organizations may also assist us in the collection and analysis of data. These investigators and contract research organizations will not be our employees and we will not be able to control, other than by contract, the amount of resources, including time, that they devote to products that we develop. If independent investigators fail to devote sufficient resources to the clinical trials, or if their performance is substandard, it will delay the approval or clearance and commercialization of any products that we develop. Further, the FDA requires that we comply with standards, commonly referred to as good clinical practice, for conducting, recording and reporting clinical trials to assure that data and reported results are credible and accurate and that the rights, integrity and confidentiality of trial subjects are protected. If our independent clinical investigators or consultants and contract research organizations fail to comply with good clinical practice, the results of our clinical trials could be called into question and the clinical development of our product candidates could be delayed. Failure of clinical investigators or contract research organizations to meet their obligations to us or comply with federal regulations could adversely affect the clinical development of our product candidates and harm our business.

If we are unable to obtain and enforce patent protection for our products, our business could be materially harmed.

Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the patent and other intellectual property laws of the United States and other countries, so that we can prevent others from unlawfully using our inventions and proprietary information. However, we may not hold proprietary rights to some patents required for us to commercialize proposed products. For this and other reasons, we may be unable to secure desired patent rights, thereby losing desired exclusivity.  Although we do not believe that we need any licenses for the GlucoTrack DF-F, we may need to obtain licenses in the future for other products or in certain circumstances, such as if one of our patents were declared invalid in the future.  If such licenses are not available to us on acceptable terms, we will not be able to market the affected products or conduct the desired activities, unless we successfully challenge the validity, enforceability or infringement of the third-party patent or otherwise circumvent the third-party patent.

Our strategy depends on our ability to rapidly identify and seek patent protection for our discoveries.  The process of obtaining patent protection is expensive and time-consuming. Despite our efforts to protect our proprietary rights, unauthorized parties may be able to obtain and use information that we regard as proprietary.

The issuance of a patent does not guarantee that it is valid or enforceable. Any patents we have obtained, or which we may obtain in the future, may be challenged, invalidated, unenforceable or circumvented. Moreover, the United States Patent and Trademark Office may commence interference proceedings involving our patents or patent applications. Any challenge to, finding of unenforceability or invalidation or circumvention of our patents or patent applications would be costly, would require significant time and attention of our management and could have a material adverse effect on our business. In addition, court decisions may introduce uncertainty in the enforceability or scope of patents owned by medical device companies.

Our pending patent applications may not result in issued patents. The patent position of medical device companies, including us, is generally uncertain and involves complex legal and factual considerations. The standards that the USPTO and its foreign counterparts use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in medical device patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us or to others. The legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Therefore, the enforceability or scope of our patents in the United States or in foreign countries cannot be predicted with certainty, and, as a result, any patents that we own may not provide sufficient protection against competitors. We may not be able to obtain or maintain patent protection for our pending patent applications or those we may file in the future.

We cannot assure you that any patents that will issue, that may issue or that may be licensed to us will be enforceable or valid or will not expire prior to the commercialization of our product candidates, thus allowing others to more effectively compete with us. Therefore, any patents that we own may not adequately protect our product candidates or our future products.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patent protection, we also rely on other proprietary rights, including protection of trade secrets, know-how and confidential and proprietary information. To maintain the confidentiality of trade secrets and proprietary information, we will seek to enter into confidentiality agreements with our employees, consultants and collaborators upon the commencement of their relationships with us.  These agreements generally require that all confidential information developed by the individual or made known to the individual by us during the course of the individual’s relationship with us be kept confidential and not disclosed to third parties. Our agreements with employees also generally provide and will generally provide that any inventions conceived by the individual in the course of rendering services to us shall be our exclusive property. However, we may not obtain these agreements in all circumstances, and individuals with whom we have these agreements may not comply with their terms. In the event of unauthorized use or disclosure of our trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection, particularly for trade secrets or other confidential information. To the extent that our employees, consultants or contractors use technology or know-how owned by third parties in their work for us, disputes may arise between us and those third parties as to the rights in related inventions.

Adequate remedies may not exist in the event of unauthorized use or disclosure of our confidential information. The disclosure of trade secrets would impair our competitive position and may materially harm our business, financial condition and results of operations.

Some jurisdictions may require us to grant licenses to third parties. Such compulsory licenses could be extended to include some of our product candidates, which may limit potential revenue opportunities.

Many countries, including certain countries in Europe, have compulsory licensing laws under which a patent owner may be compelled to grant licenses to third parties. In addition, most countries limit the enforceability of patents against government agencies or government contractors. In these countries, the patent owner may be limited to monetary relief and may be unable to enjoin infringement, which could materially diminish the value of the patent. Compulsory licensing of life-saving products is also becoming increasingly popular in developing countries, either through direct legislation or international initiatives. Such compulsory licenses could be extended to include some of our product candidates, which may limit our potential revenue opportunities.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.

Other entities may have or obtain patents or proprietary rights that could limit our ability to manufacture, use, sell, offer for sale or import products or impair our competitive position. In addition, to the extent that a third-party develops new technology that covers our products, we may be required to obtain licenses to that technology, which licenses may not be available on commercially reasonable terms, if at all. If licenses are not available on acceptable terms, we will not be able to market the affected products or conduct the desired activities unless we successfully challenge the validity, enforceability or infringement of the third-party patent or circumvent the third-party patent, which would be costly and would require significant time and attention of our management. Third parties may have or obtain valid and enforceable patents or proprietary rights that could block us from developing products using our technology. Our failure to obtain a license to any technology that we require may materially harm our business, financial condition and results of operations.

If we become involved in patent litigation or other proceedings related to a determination of rights, we could incur substantial costs and expenses, substantial liability for damages or be required to stop our product development and commercialization efforts.

Third parties may sue us for infringing their patent rights. Likewise, we may need to resort to litigation to enforce a patent issued or licensed to us or to determine the scope and validity of proprietary rights of others. In addition, a third-party may claim that we have improperly obtained or used our confidential or proprietary information. The cost to us of any litigation or other proceeding relating to intellectual property rights, even if resolved in our favor, could be substantial, and the litigation would divert management’s efforts. Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. Uncertainties resulting from the initiation and continuation of any litigation could limit our ability to continue our operations.

If any parties successfully claim that our creation or use of proprietary technologies infringes upon their intellectual property rights, we might be forced to pay damages, potentially including treble damages, if we are found to have willfully infringed on such parties’ patent rights. In addition to any damages we might have to pay, a court could require us to stop the infringing activity or obtain a license. Any license required under any patent may not be made available on commercially acceptable terms, if at all. In addition, such licenses are likely to be non-exclusive and, therefore, our competitors may have access to the same technology. If we fail to obtain a required license and are unable to design around a patent, we may be unable to effectively market some of our technology and products, which could limit our ability to generate revenues or achieve profitability and possibly prevent us from generating revenue sufficient to sustain operations.

Failure to obtain regulatory approval outside the United States will prevent us from marketing our product candidates abroad.

We intend to market our product candidates in non-U.S. markets.  In order to market product candidates in the European Union and many other non-U.S. jurisdictions, we must obtain separate regulatory approvals.  In December 2012, we submitted our technical file to the Notified Body in connection with our application to obtain CE Mark approval for the GlucoTrack® DF-F model non-invasive glucose monitoring device.  In March 2013 we submitted clinical evaluation data to the Notified body in further support of our CE Mark application.  If the Notified Body accepts our technical file and clinical evaluation data as satisfactory, we anticipate receiving CE Mark approval to market and sell the GlucoTrack DF-F glucose monitoring device in certain European Union countries as early as the second quarter of 2013.  However, there can be no assurance that the Notified Body will find our technical file and/or clinical data acceptable and will approve the issuance of a CE Mark for the GlucoTrack DF-F or at all.  Receipt of the CE Mark would allow us to market and sell the GlucoTrack DF-F in EU member countries that have adopted the Medical Devices Directive (93/42/EEC and 2007/47/EC) without being subject to additional national regulations with regard to demonstration of performance and safety.  However, certain EU member countries may request or require that we provide additional performance and/or safety data from time to time, on a case-by-case basis, in order to be cleared to market and sale the GlucoTrack DF-F in such countries.  Receipt of FDA approval does not ensure approval by regulatory authorities in other countries, and approval by one or more non-U.S. regulatory authorities (including receipt of the CE Mark) does not ensure approval by regulatory authorities in other countries or by the FDA.  The non-U.S. regulatory approval process may include all of the risks associated with obtaining FDA approval or clearance.  We may not obtain non-U.S. regulatory approvals on a timely basis, if at all. We may not be able to file for non-U.S. regulatory approvals and may not receive necessary approvals to commercialize our product candidates in any market.

Non-U.S. governments often impose strict price controls, which may adversely affect our future profitability.

We intend to seek approval to market the GlucoTrack DF-F and our future product candidates, if any, in both the U.S. and in non-U.S. jurisdictions. If we obtain approval in one or more non-U.S. jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our products. In some countries, particularly countries of the European Union, each of which has developed its own rules and regulations, pricing may be subject to governmental control under certain circumstances.  In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a medical device candidate. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical trial that compares the cost-effectiveness of our product to other available products. If reimbursement of our product candidates is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

Our business may become subject to economic, political, regulatory and other risks associated with international operations, which could harm our business.

Our business is subject to risks associated with conducting business internationally. Accordingly, our future results could be harmed by a variety of factors, including:

•	difficulties in compliance with non-U.S. laws and regulations;

•	changes in non-U.S. regulations and customs;

•	changes in non-U.S. currency exchange rates and currency controls;

•	changes in a specific country’s or region’s political or economic environment;

•	trade protection measures, import or export licensing requirements or other restrictive actions by U.S. or non-U.S. governments;

•	negative consequences from changes in tax laws; and

•	difficulties associated with staffing and managing foreign operations, including differing labor relations.

Conditions in Israel may harm our ability to produce and sell our products and may adversely affect our business.

Our principal executive offices and research and development facilities, as well as some of our suppliers, are located in Israel. Political, economic and military conditions in Israel directly affect our operations. Specifically, we could be materially adversely affected by:

•	any major hostilities involving Israel;

•	a full or partial mobilization of the reserve forces of the Israeli army;

•	the interruption or curtailment of trade between Israel and its present trading partners; and

•	a significant downturn in the economic or financial conditions in Israel.

Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighbors.  A state of hostility, varying in degree and intensity, has led to security and economic problems for Israel.  Despite the progress towards peace between Israel and its neighbors, the future of these peace efforts remains uncertain.  Since October 2000, there has been a substantial deterioration in the relationship between Israel and the Palestinian Authority and a significant increase in violence, civil unrest and hostility, including armed clashes between the State of Israel and Palestinian militants, and acts of terror have been committed inside Israel and against Israeli targets in the West Bank and Gaza Strip.  Since December 2010, there has been a wave of protests and civil resistance demonstrations in several countries in the Middle East and North Africa, including Egypt and Syria, which share a border with Israel. The demonstrations and acts of civil resistance in Egypt led to the resignation of the former Egyptian president Hosni Mubarak and to extensive revisions in the Egyptian governmental structure.  The demonstrations and acts of civil resistance in Syria have led to an extended period of violence and political instability in Syria.  It is not clear how this revolutionary wave, also known as the Arab Spring, will develop and how it will affect the political and security situation in the Middle East. It is also not clear how it will affect Israel and its relationship with its Arab neighbors.  Presently, there is great international concern in connection with Iran’s efforts to develop and enrich uranium which could lead to the development of nuclear weapons.  Iran’s successful enrichment of uranium could significantly alter the geopolitical landscape in the Middle East, including the threat of international war, which could significantly impact business conditions in Israel.  Any on-going or future violence between Israel and the Palestinians, armed conflicts, terrorist activities, tension along the Israeli borders or with other countries in the region, including Iran, or political instability in the region could disrupt international trading activities in Israel and may materially and negatively affect our business and results of operations.

In addition, Israel’s economy has been subject to numerous destabilizing factors, including a period of rampant inflation in the early to middle 1980s, low foreign exchange reserves, fluctuations in world commodity prices, military conflicts and civil unrest.  Furthermore, several countries restrict business with Israel and Israeli companies, which may limit our ability to make sales in those countries.  These restrictions, continuing or escalating hostilities in the region or curtailment of trade between Israel and its present trading partners may have an adverse affect on our operating results and financial condition, including our ability to develop, manufacture and market our products.

Our operations could be disrupted as a result of the obligations of key personnel to perform Israeli military service.

Some of our executive officers and employees in Israel are obligated to perform at least 30 days, and up to 40 days, depending on rank and position, of military reserve duty annually and are subject to being called for active duty under emergency circumstances.  Moreover, in light of escalating hostilities and threats of armed conflict in the Middle East since October 2000, our executive officers and employees may be called for active military duty for an unlimited period of time.  Increased military activity could also result in a reduction of prospective qualified employees available to work for us to increase our business or replace employees on active military duty.  Our operations could be disrupted by the absence for a significant period of our executive officers or key employees as a result of military service.  Any disruption in our operations could adversely affect our ability to develop and market products.

It may be difficult to enforce a United States judgment against us or our officers and directors to the extent they are located in Israel based upon asserted United States securities law claims.

Most of our executive officers and directors are non-residents of the United States and a substantial portion of our assets and the assets of these persons will be located outside of the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a United States court judgment, including a judgment based upon the civil liability provisions of the Securities Act and the Exchange Act, in original actions instituted in an Israeli court against any of these persons.  Furthermore, service of process upon these persons may be difficult to obtain within the United States.

We may not be able to enforce covenants not-to-compete under current Israeli law, which might result in added competition for our products.

We have non-competition agreements or provisions with all of our employees and executive officers, all of which are governed by Israeli law.  These agreements or provisions prohibit our employees from competing with us or working for our competitors, generally during, and for up to 9 months after termination of, their employment with us.  However, Israeli courts are reluctant to enforce non-compete undertakings of former employees and tend, if at all, to enforce those provisions for only relatively brief periods of time or in restricted geographical areas.  In addition, Israeli courts typically require the presence of additional circumstances, such as a demonstration of an employer’s legitimate interest which was damaged; breach of fiduciary duties, loyalty and acting in bad faith; a payment of a special consideration for employee’s non compete obligation; material concern for disclosing employer's trade secrets; or a demonstration that an employee has unique value to the employer specific to that employer’s business, before enforcing a non-competition undertaking against such employee.

The funding that we received through the Office of the Chief Scientist, which we refer to as the OCS, for research and development activities restricts our ability to manufacture products or to transfer technology outside of Israel.

On March 4, 2004, the OCS agreed to provide us with a grant of 420,000 New Israeli Shekels, or approximately $93,462 at an exchange rate of 4.4938 NIS/dollar (the exchange rate in effect on such date), for our plan to develop a non-invasive blood glucose monitor, which we refer to as the development plan.  This grant constituted 60% of our research and development budget for the development plan.  Due to our acceptance of this grant, we are subject to the provisions of the Israeli Law for the Encouragement of Industrial Research and Development, 1984, which we refer to as the R&D Law.  Among other things, the R&D Law restricts our ability to sell or transfer rights in technology or know-how developed with OCS funding or transfer any Means of Control (as defined in the R&D Law) of us to non-Israeli entities.  The Industrial Research and Development Committee at the OCS, which we refer to as the research committee, may, under special circumstances, approve the transfer outside of Israel of rights in technology or know-how developed with OCS funding subject to certain conditions, including the condition that certain payments be made to the OCS.  Additionally, we may not manufacture products developed with OCS funding outside of Israel without the approval of the research committee.  The restrictions regarding the sale or transfer of technology or manufacturing rights out of Israel could have a material adverse effect on our ability to enter into strategic alliances or enter into merger or acquisition transactions in the future that provide for the sale or transfer of our technology or manufacturing rights.

If we are successful in bringing the GlucoTrack DF-F to market, we will be required to use a portion of our net sales to repay certain loans and to pay royalties to the OCS, which will have a negative impact on our net revenues and profitability.

Integrity Israel is required to pay royalties to the OCS on the proceeds from the sale of our systems resulting from research and development projects for which the OCS provided a grant.  During the first three years of sales, we will be required to pay royalties of 3% of the sales of such products.  In the fourth, fifth and sixth years of sales, we will be required to pay royalties of 4% of such sales and from the seventh year on we will be required to pay royalties of 5% of such sales, in all cases, up to 100% of the amount of grants received by us from the OCS plus interest at the London Interbank Offered Rate, which we refer to as LIBOR. We do not have any other future performance obligations related to the OCS grants. As of the date of this prospectus, the contingent liabilities with respect to OCS grants subject to repayment under these royalty agreements equaled NIS 420,000 ($115,734 at an exchange rate of 3.629 NIS/dollar, the exchange rate in effect as of April 19, 2013), not including interest.

Messrs. Avner Gal and Zvi Cohen collectively loaned us $48,735 in May 2002 pursuant to an oral agreement. Messrs. Nir Tarlovsky, Yitzhak Fisher and Asher Kugler loaned us $75,000 on March 16, 2004.  These loans, in addition to the loan from Dimri mentioned above, are not to be repaid until the first year in which we realize profits in our annual income statement (accounting profit).  At such time, the loans are to be repaid on a quarterly basis in an amount equal to 10% of our total sales after deduction of VAT in the relevant quarter, beginning the quarter following the first year in which we realize profits in our annual income statement. The total amount to be repaid by the Company to each lender shall be an amount equal to the aggregate principal amount loaned by such lender to the Company, plus an amount equal to the product of the amount of each payment made by the Company in respect of such loan multiplied by the percentage difference between the Israeli Consumer Price Index on the date on which the loan was made and the Israeli Consumer Price Index on the date of such payment. However, notwithstanding the abovementioned mechanism, we will not be required to repay the loans during any time when such repayment would cause a deficit in our working capital.   The Israeli Consumer Price Index was 177.6386, 178.5793 and 182.3521, respectively, as of the dates of the Gal/Cohen loan, the Tarlovsky/Fisher/Kugler Loan and the Dimri loan.  The Israeli Consumer Price Index as of December 31, 2012 was 219.8.  Our board of directors is entitled to modify the repayment terms of these loans, so long as such modification does not discriminate against any particular lender, and provided that all payments must be allocated among the lenders on a pro-rata basis.

To the extent that we are required to pay royalties to the OCS and repay the loans described above, such payments will reduce our net revenues for the year(s) in which such payment(s) are made, and, as a result, will reduce our profits (or increase our losses, as applicable) for such periods.

We are subject to certain employee severance obligations, which may result in an increase in our expenditures.

Under Israeli law, employers are required to make severance payments to dismissed employees and employees leaving employment in certain other circumstances, on the basis of the latest monthly salary for each year of service.  This obligation results in an increase in our expenses, including accrued expenses.  Integrity Israel currently makes monthly deposits to insurance policies and severance pay funds in order to provide for this liability.

Our and Integrity Israel’s agreements with certain of our and their respective Israeli employees are in accordance with Section 14 of the Israeli Severance Pay Law -1963, or Section 14. Payments in accordance with Section 14 release us and Integrity Israel from any other future severance payments in respect of those employees. Deposits under Section 14 are not recorded as an asset in the Company's balance sheet.

There is currently a limited trading market for our common stock and an active trading market may not develop, making it difficult for our stockholders to sell their shares.

Since March 2013, our common stock has been cleared for a priced quotation on the OTC Bulletin Board and the OTC Link under the symbol “IGAP.”  However, to date there has been only very limited trading activity with respect to our common stock on the OTC Bulletin Board and the OTC Link.  In addition, stockholders holding an aggregate of approximately 3.99 million shares of our common stock have entered into lock-up agreements with Andrew Garrett, Inc. pursuant to which they agreed not to sell their shares of common stock subject to such agreement for a period of one year form the date of the effectiveness of the registration statement of which this prospectus is a part, subject to certain exceptions.  These agreements may hinder or delay the development of an active trading market for our common stock. No assurance can be given that an active market will develop for our common stock or that a stockholder will ever be able to liquidate its shares of common stock without considerable delay, if at all.  As a result, investors: (i) may be precluded from transferring their shares of common stock; (ii) may have to hold their shares of common stock for an indefinite period of time; and (iii) must be able to bear the complete economic risk of losing their investment in us.  In the event an active trading market should develop for the common stock, there can be no assurance that the market price will equal or exceed the price paid for such shares by any of our shareholders.  Many brokerage firms may not be willing to effect transactions in the common stock.  Even if a purchaser finds a broker willing to effect a transaction in the common stock, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.

If our stockholders sell substantial amounts of our common stock in the public market or if there is a perception in the market that substantial sales may occur in the future upon the expiration of any statutory holding period, under Rule 144, or upon the exercise of outstanding options or warrants or upon the conversion of our Series A Preferred Stock, the market price of our common stock could fall. The occurrence of such substantial sales or the perception that substantial sales of common stock may occur in the future could also make it more difficult for us to raise additional financing through the sale of equity or equity related securities in the future at a time and price that we deem reasonable or appropriate.

The market price of our common stock may fluctuate significantly.

If a public trading market develops for our common stock, the market price of the common stock may fluctuate significantly in response to numerous factors, some of which are beyond our control, such as:

•	the announcement of new products or product enhancements by us or our competitors;

•	developments concerning intellectual property rights and regulatory approvals;

•	variations in our and our competitors’ results of operations;

•	changes in earnings estimates or recommendations by securities analysts, if the common stock is covered by analysts;

•	developments in the medical device industry;

•	the results of product liability or intellectual property lawsuits;

•	future issuances of common stock or other securities;

•	the addition or departure of key personnel;

•	announcements by us or our competitors of acquisitions, investments or strategic alliances; and

•	general market conditions and other factors, including factors unrelated to our operating performance.

Further, in recent years, the stock market in general, and the market for medical device companies in particular, have experienced extreme price and volume fluctuations.  Continued or renewed market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of the common stock.  Price volatility of our common stock might be significant if the trading volume of the common stock is low, which often occurs with respect to newly traded securities on the OTC Bulletin Board.

Because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of the common stock, and the market price of the common stock may be adversely affected.

Our common stock may be a penny stock if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the Nasdaq Stock Market or any other national stock exchange or we have not met certain net tangible asset or average revenue requirements.  Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC.  This document provides information about penny stocks and the nature and level of risks involved in investing in the penny-stock market.  A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Broker-dealers must also provide customers that hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock.  If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of common stock.  Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of the common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions.  Accordingly, investors may not always be able to resell their shares of common stock publicly at times and prices that they feel are appropriate.

Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the SEC and rules promulgated by the national securities exchanges. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  Our directors, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified directors and executive officers, which could harm our business.  If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the shares of common stock offered hereby.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.  Any cash that might be available for payment of dividends will be used to expand our business.  Payments of any cash dividends in the future will depend on our financial condition, results of operation and capital requirements, as well as other factors deemed relevant to our board of directors.  Furthermore, pursuant to the certificate of designations, preferences and rights governing our newly issued Series A Preferred Stock, which we refer to as the certificate of designations, as long as at least 15% of the originally issued shares of our outstanding Series A Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the outstanding Series A Preferred Stock, we will not be permitted to, among other things, pay dividends on or otherwise make distributions in respect of any shares of our common stock or other securities junior to the Series A Preferred Stock.

Pursuant to the certificate of designations, the holders of our Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 5% per annum, based on the stated value per share of Series A Preferred Stock, which was initially $1,000 per share.  Dividends on the Series A Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2013, and on each conversion date (with respect to the shares of Series A Preferred Stock being converted).  See “Description of Securities” on page 68 for a description of the material terms of the Series A Preferred Stock.  No shares of Series A Preferred Stock are being offered by this prospectus.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell their shares of our common stock at a fixed price of $8.25 per share (the average of the reported asked price ($10.00) and bid price ($6.50) per share of our common stock on the OTC Bulletin Board on April 26, 2013), at prevailing market prices or privately negotiated prices.

CAPITALIZATION

The table below sets forth our capitalization on an unaudited basis as of December 31, 2012:

•	On an actual basis; and

•	On a pro forma as adjusted basis to reflect the sale by us of (a) 6,300 units on March 13, 2013 and (b) 1,140.35 units on May 13, 2013.

You should read this table together with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes incorporated by reference into this prospectus.

	As of December 31, 2012 (audited)	Pro Forma (unaudited)
Cash and cash equivalents	$543,411	$5,980,409	(1)

Liabilities
Credit from banking institutions	37,427	37,427
Long-Term Loans from Stockholders	630,575	630,575
Warrants with down round protection	-	2,865,278
Total Liabilities	$668,002	$3,533,280
Temporary equity – Series A Preferred	$-	$3,602,905	(2)

Stockholders’ Equity (Deficit)
Common Stock	$5,461	$5,298
Additional Paid-In Capital	14,772,371	14,709,015	(3)
Accumulated Other Comprehensive Income	8,925	8,925
Deficit Accumulated during the Development Stage	(15,289,826)	(16,257,492)
Total Stockholders’ Equity (Deficit)	$(503,069)	$(1,534,254)

Total Capitalization	$164,933	$5,601,931

(1)	On a pro forma as adjusted basis to reflect the net proceeds to us from the sale of 6,300 units on March 13, 2013.

(2)	On a pro forma as adjusted basis to reflect the issuance of 6,300 and 1,140 shares of Series A Preferred Stock on March 13, 2013 and May 13, 2013 respectively

(3)	On a pro forma as adjusted basis to reflect the net Paid-In Capital received as a result of the sale of 6,300 units on March 13, 2013

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prospective investors should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information incorporated by reference into this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a development stage medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by persons suffering from diabetes.  Our wholly-owned Israeli subsidiary, Integrity Israel, was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive blood glucose monitor, the GlucoTrack DF-F glucose monitoring device, which is designed to help people with diabetes obtain blood glucose readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger-stick devices.  The GlucoTrack DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood.  Integrity Israel conducted pre-clinical trials involving over 7,000 readings from over 450 patients over the last seven years.  Clinical data collected since 2009 at the Soroka University Medical Center in Be’er Sheva, Israel indicate a positive correlation between GlucoTrack DF-F readings and those obtained from conventional invasive devices.  More specifically, a safety and performance clinical trial conducted on 135 subjects of various weights, ages, diabetes types and genders involved 6,275 measurements, of which 96.5% were within the clinically acceptable zones (zones A and B) of the CEG.  Measurements are clinically acceptable, compared to a referenced invasive device, when the variance between the devices would have no worse than a benign effect on the patients.  The results of these pre-clinical trials may not be indicative of future results due to their relatively small sample sizes.

The GlucoTrack DF-F has not yet been approved for commercial sale in the United States, the European Union or any other jurisdiction. There can be no assurance that approval for commercial sale in any jurisdiction will be obtained.

In December 2012, we submitted our technical file to the notified body in connection with our application to obtain CE Mark approval for the GlucoTrack® DF-F model non-invasive glucose monitoring device.  In March 2013 we submitted clinical evaluation data to the notified body in further support of our CE Mark application.  If the notified body accepts our technical file and clinical evaluation data as satisfactory, we anticipate receiving CE Mark approval to market and sell the GlucoTrack DF-F glucose monitoring device in certain European Union countries as early as the second quarter of 2013.  We expect to begin clinical trials in the United States by late 2013 or early 2014, if our clinical trial protocol is approved by the FDA.

We have not yet generated any revenues from our operations and have incurred losses of $15,289,826 from inception through December 31, 2012, stockholder’s deficit of $503,069 and cumulative negative operating cash flow of $11,574,060.  We are dependent upon external sources for financing our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

Recent Corporate Developments

Series A Preferred Stock and Warrant Issuance

On March 13, 2013, we entered into a Securities Purchase Agreement with the unit purchasers pursuant to which, on March 13, 2013, we issued and sold to the unit purchasers an aggregate of 6,300 units, each consisting of (a) one share of Series A Preferred Stock and (b) a warrant to purchase, at an exercise price of $6.96 per share, up to 100% of the shares of common stock issuable upon conversion of such share of Series A Preferred Stock.  The shares of Series A Preferred Stock comprising the units are convertible into an aggregate of 1,086,178 shares of our common stock and the warrants comprising the units are exercisable for an aggregate of 1,086,178 shares of our common stock, in each case subject to adjustment as described below.  See “Description of Securities” on page 68 above for a description of the material terms of the Series A Preferred Stock and the warrants.

The issuance and sale of the units constituted the second and final closing of an offering of our securities in a private placement transaction.  On November 19, 2012, we completed the first closing of the offering, pursuant to which we issued and sold an aggregate of 165,057 shares of common stock at a price of $7.00 per share to the first closing purchasers.  As a result of the conversion of the offering from an offering of common stock to an offering of units, we agreed with the placement agent for the offering that, following the closing of the sale of the units, we would exchange the shares of common stock acquired by each first closing purchaser in the first closing for such number of units equal to the aggregate purchase price paid by such first closing purchaser in the first closing, divided by $1,000, in each case subject to the execution by the first closing purchaser of a consent to such modification. Pursuant to this agreement, on May 13, 2013, we cancelled 162,907 of the 165,057 shares of common stock issued to the first closing purchasers and issued to such purchasers an aggregate of 1,140.35 units.

In addition, we also agreed with the placement agent for the offering that, following the closing of the sale of the units, we will issue to the holders of the 1,295,535 shares of common stock issued by us at a price of $6.25 per share pursuant to the 2011 private placement such number of shares of common stock as would reduce the per share purchase price paid by such holders for such shares from $6.25 per share to $5.80 per share, in each case subject to the execution by the holder of a consent to such modification.

Pursuant to a placement agent agreement between us and Andrew Garrett, Inc., the placement agent for the offering of the units, at the closing of the sale of the units we paid Andrew Garrett, Inc., as a commission, an amount equal to 7% of the aggregate sales price of the units, plus 3% of the aggregate sales price as a management fee plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the units.  In addition, pursuant to the placement agent agreement, we issued to Andrew Garrett, Inc., as partial consideration for its services as placement agent for the offering, warrants to purchase up to 256,556 shares of common stock.  Half of such warrants are exercisable at an exercise price of $5.80 per share, and the remainder of such warrants are exercisable at an exercise price of $6.96 per share. We have issued to Andrew Garrett, Inc. warrants to purchase an aggregate of 215 shares of common stock at an exercise price of $7.00 per share in partial consideration for its service as placement agent for the initial closing of the private placement described herein (representing 10% of the shares issued in the initial closing and not exchanged for Units).

Critical Accounting Policies

This Management’s Discussion and Analysis of Financial Condition and Results of Operations discusses our financial statements incorporated by reference into this prospectus.  Such financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  In connection with the preparation of our financial statements, we are required to make assumptions and estimates about future events, and apply judgments that affect the reported amounts of assets, liabilities, revenue, expenses and the related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors that management believes to be relevant at the time our consolidated financial statements are prepared. On a regular basis, management reviews the accounting policies, assumptions, estimates and judgments to ensure that our financial statements are presented fairly and in accordance with U.S. GAAP. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. As applicable to the consolidated financial statements incorporated by reference into this prospectus, the most significant estimates and assumptions relate to stock-based compensation and to the going concern assumption.

Our significant accounting policies are discussed in Note 2, Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements incorporated by reference into this prospectus.  Our management believes that, as for such financial statements, the going concern assessment is a critical accounting policy. However, due to the early stage of operations of the Company, there are no other accounting policies that are considered to be critical accounting policies by management.

Going Concern Uncertainty

The development and commercialization of our product will require substantial expenditures. We have not yet generated any revenues and have incurred substantial accumulated losses and cumulative negative operating cash flows since inception. We currently have no sources of recurring revenue and are therefore dependent upon external sources for financing our operations. There can be no assurance that we will succeed in obtaining the necessary financing to continue our operations. As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern. Management’s plans concerning these matters are described in Note 1B to the financial statements incorporated by reference into this prospectus; however management cannot assure that its plans will be successful in addressing these issues. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Recently Issued Accounting Pronouncements

ASC Topic 220, “Comprehensive Income”

Effective January 1, 2012, we adopted retrospectively the provisions of Accounting Standard Update No. 2011-05, “Comprehensive Income (Topic 220) - Presentation of Comprehensive Income.” ASU 2011-05 eliminated the option to present the components of other comprehensive income as part of the statement of equity and requires an entity to present the total of comprehensive income, the components of net income and the components of other comprehensive income either in a single continuous statement of comprehensive income (as applied by us) or in two separate but consecutive statements.

The adoption of ASU 2011-05 did not have a material impact on our consolidated financial statements.

In February 2013, the FASB issued Accounting Standard Update No. 2013-02 “Comprehensive Income (Topic 220) “Reporting of Amounts Reclassified out of Accumulated Other Comprehensive Income” (ASU 2013-02). ASU 2013-02 requires an entity to provide information about amounts reclassified out of accumulated other comprehensive income.

According to ASU 2013-02, significant items that are required under U.S. GAAP to be reclassified to net income in their entirety shall be presented by the respective line items of net income either on the face of the financial statements or in the footnotes.  Items that are not required under U.S. GAAP to be reclassified to net income in their entirety, will be required to be cross-referenced to other disclosures required under U.S. GAAP that provide additional detail about those amounts.

ASU 2013-02 is effective for public entities prospectively for annual and interim reporting periods beginning after December 15, 2012 (fiscal year 2013 for the Company).

The adoption of ASU 2013-02 is not expected to have a material impact on our financial position or results of operations.

ASC Topic 210, “Balance Sheet”

In December 2011, the FASB issued Accounting Standard Update (ASU) 2011-11, “Balance Sheet (Topic 210) - Disclosures about Offsetting Assets and Liabilities.”  ASU 2011-11 enhances disclosures about financial instruments and derivative instruments that are either offset in accordance with the Accounting Standards Codification or are subject to an enforceable master netting arrangement or similar agreement.

The amended guidance will be effective for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods (fiscal year 2013 for the Company) and should be applied retrospectively to all comparative periods presented.

We are currently evaluating the impact that the adoption of ASU 2011-11 would have on our consolidated financial statements, if any.

Results of Operations

The following discussion of the our operating results explains material changes in our results of operations for the fiscal years ended December 31, 2012, 2011 and 2010. The discussion should be read in conjunction with the Consolidated Financial Statements and accompanying Notes to Consolidated Financial Statements incorporated by reference into this prospectus.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

We had no revenue during the years ended December 31, 2012 and 2011 as we have not yet commercialized the GlucoTrack product candidate.

Research and Development Expenses

Research and development expenses were $1,920,690 for the year ended December 31, 2012, as compared to $1,789,301 for the prior-year period. The increase is primarily attributable to an increase in employee salaries as a result of the hiring of additional employees, including a quality assurance manager.  Research and development expenses consist primarily of salaries and other personnel-related expenses, including stock-based compensation expenses, materials, travel expenses, clinical trials and other expenses.  We expect research and development expenses to increase in 2013 and beyond in connection with our efforts to seek regulatory approval to market and sell the GlucoTrack DF-F (including post market clinical follow-up trials); subject to the receipt of regulatory approval, commence the marketing, sale and manufacture of the GlucoTrack DF-F; and develop a new model of the GlucoTrack (including clinical trials for that purpose).

General and Administrative Expenses

General and administrative expenses were $852,908 for the year ended December 31, 2012, as compared to $544,145 for the prior-year period. The increase is primarily attributable to an increase in stock-based compensation expenses and salaries (including costs and expenses for employing our Chief Financial Officer and book-keeper).  General and administrative expenses consist primarily of professional services, salaries and other related expenses for executive, finance and administrative personnel, including stock-based compensation expense. Other general and administrative costs and expenses include facility-related costs not otherwise included in research and development costs and expenses, and professional fees for legal and accounting services.  We expect general and administrative expenses to increase in 2013 and beyond as we incur increased costs to comply with the reporting and other obligations applicable to public reporting companies and, subject to regulatory approval, market, sell and manufacture the GlucoTrack DF-F (including post-market clinical follow-up studies).

Financing Expense, net

Financing (income) expenses, net was ($1,291) for the year ended December 31, 2012, as compared to expenses of $30,893 for the prior-year period.  The change is primarily attributable to a decrease in the fair value of warrants with down-round protection, offset by an increase in foreign exchange rates for balances denominated in New Israeli Shekels and an increase in linkage difference on principal of loans from shareholders.

Net Loss

Net loss was $2,772,307 for the year ended December 31, 2012, as compared to $2,364,339 for the prior-year period.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

Revenues

We had no revenue during the years ended December 31, 2011 and 2010 as we have not yet commercialized the GlucoTrack product candidate.

Research and Development Expenses

Research and development expenses were $1,789,301 for year ended December 31, 2011, as compared to $934,056 for the prior-year period. The increase is primarily attributable to an increase in stock-based compensation expenses, employee salaries, development of a new model of the main unit for the GlucoTrack DF-F and costs involved in expediting product readiness for clinical trials. Research and development expenses consist primarily of salaries and other personnel-related expenses, including stock-based compensation expenses, materials, travel expenses, clinical trials and other expenses.

General and Administrative Expenses

General and administrative expenses were $544,145 for the year ended December 31, 2011, as compared to $457,495 for the prior-year period. The increase is primarily attributable to an increase in stock-based compensation expenses and salaries (including costs and expenses for employing our Chief Financial Officer). General and administrative expenses consist primarily of professional services, salaries and other related expenses for executive, finance and administrative personnel, including stock-based compensation expense. Other general and administrative costs and expenses include facility-related costs not otherwise included in research and development costs and expenses, and professional fees for legal and accounting services.

Financing Expenses, net

Financing expenses, net was $30,893 for the year ended December 31, 2011, as compared to expenses of $1,397,807 for the prior-year period.  The decrease is primarily attributable to decrease in stock-based interest compensation to holders of convertible notes, the changes in exchange rates, which impact the principal of loans from stockholders that are denominated in NIS, and the decrease in other interest expenses.

Net Loss

Net loss was $2,364,339 for the year ended December 31, 2011, as compared to $2,788,446 for the prior-year period.

Liquidity and Capital Resources

We currently have limited liquidity.  As of December 31, 2012, cash on hand was approximately $0.5 million.  On March 13, 2013, we issued and sold to the unit purchasers an aggregate of 6,300 units, each consisting of (a) one share of Series A Preferred Stock and (b) a warrant to purchase, at an exercise price of $6.96 per share, up to 100% of the shares of common stock issuable upon conversion of such share of Series A Preferred Stock.  We received gross proceeds of $6.3 million from the sale of the units.  After giving effect to the payment of commissions to the placement agent for the offering and the payment of certain offering expenses, we received net proceeds of approximately $5.3 million from the offering.  As of the date of this prospectus we have approximately $5.1 cash on hand.  Based on our current cash burn rate, strategy and operating plan, we believe that our cash and cash equivalents will enable us to operate for a period of approximately 22 months from the date of this prospectus.  In order to fund our anticipated liquidity needs beyond such 22 month period (or possibly earlier if our current cash burn rate, strategy or operating plan change in a way that accelerates or increases our liquidity needs), we will need to raise additional capital.

As of December 31, 2012, we had NIS 300,000 (approximately $80,000 at the rate of that date) available for borrowing under our line of credit with Bank HaPoalim.  Borrowings under the line of credit are secured by our funds on deposit with the bank at the time of borrowing, which generally must be sufficient to cover the principal amount of the borrowings in full.  As of the date of this prospectus, we do not have any borrowings outstanding under the line of credit.

Integrity Israel is party to a loan and investment agreement dated February 18, 2003 with Dimri pursuant to which Dimri loaned Integrity Israel a principal amount of NIS 1,440,000 ($396,803 based on an exchange rate of $3.629 NIS/dollar as of April 19, 2013), subject to linkage differences in Israel. In addition, Messrs. Avner Gal and Zvi Cohen collectively loaned Integrity Israel NIS 176,000 ($48,498 based on the same exchange rate) in May 15, 2002 pursuant to a board approval. Messrs. Nir Tarlovsky, Yitzhak Fisher and Asher Kugler loaned Integrity Israel $75,000 on March 16, 2004. These loans, in addition to the loan from Dimri mentioned above, are not to be repaid until the first year in which we realize profits in our annual income statement (accounting profit). At such time, the loans are to be repaid on a quarterly basis in an amount equal to 10% of our total sales after deduction of VAT in the relevant quarter, beginning on the quarter following the first year in which we realize profits in our annual income statement. The total amount to be repaid by us to each lender shall be an amount equal to the aggregate principal amount loaned by such lender to us, plus an amount equal to the product of the amount of each payment made by us in respect of such loan multiplied by the percentage difference between the Israeli Consumer Price Index on the date on which the loan was made and the Israeli Consumer Price Index on the date of such payment. However, notwithstanding the above-mentioned mechanism, we will not be required to repay the loans during any time when such repayment would cause a deficit in our working capital. The Israeli Consumer Price Index was 177.6386, 178.5793 and 182.3521 as of the dates of the Gal/Cohen loan, Dimri loan and the Tarlovsky/Fisher/Kugler Loan, respectively. The Israeli Consumer Price Index as of March 30, 2013 was 219.9. Our board of directors is entitled to modify the repayment terms of these loans, so long as such modification does not discriminate against any particular lender, and provided that all payments must be allocated among the lenders on a pro-rata basis.

Integrity Israel is committed to pay royalties to the OCS on the proceeds from the sale of our systems resulting from research and development projects for which the OCS provided a grant. During the first three years of sales, we are required to pay royalties of 3% of the sales of such products.  In the fourth, fifth and sixth years of sales, we are required to pay royalties of 4% of such sales and from the seventh year on we are required to pay royalties of 5% of such sales, in all cases up to 100% of the amount of grants received by Integrity Israel from the OCS plus interest at LIBOR. We do not have any other future performance obligations related to the OCS grants. As of the date of this prospectus, the contingent liabilities with respect to OCS grants subject to repayment under these royalty agreements equaled NIS 420,000 ($115,734 at the exchange rate of $3.629 NIS/dollar in effect as of April 19, 2013), not including interest.

Net Cash Used in Operating Activities for the Years Ended December 31, 2011 and December 31, 2010

Net cash used in operating activities was $1,916,113 and $1,367,837 for years ended December 31, 2011 and 2010, respectively. Net cash used in operating activities primarily reflects the net loss for those periods of $2,364,339 and $2,788,446, respectively, which was reduced in part by stock-based compensation of $378,072 and $14,575, respectively, interest compensation expenses to convertible notes of $0 and $1,214,943 respectively, and cash provided due to the adjustment to the net loss and changes in operating assets and liabilities in the amounts of $21,048 and $62,465, respectively.

Net Cash Used in Investing Activities for the Years Ended December 31, 2011 and December 31, 2010

Net cash used in investing activities was $40,183 and $29,321 for the years ended December 31, 2011, and 2010, respectively, and was used primarily to purchase equipment (such as computers, R&D and office equipment), and fund deposits in respect of employees’ rights upon retirement.

Net Cash Used in Operating Activities for the Years Ended December 31, 2012 and December 31, 2011

Net cash used in operating activities was $2,296,989 and $1,916,113 for years ended December 31, 2012 and 2011, respectively. Net cash used in operating activities primarily reflects the net loss for those periods of $2,772,307 and $2,364,339, respectively, which was reduced in part by stock-based compensation of $349,522 and $378,072, respectively, and cash provided due to the adjustment to the net loss and changes in operating assets and liabilities in the amounts of $143,530 and $21,048, respectively.

Net Cash Used in Investing Activities for the Years Ended December 31, 2012 and December 31, 2011

Net cash used in investing activities was $17,334 and $40,183 for the years ended December 31, 2012, and 2011, respectively, and was used primarily to purchase equipment (such as computers, R&D and office equipment), and fund deposits in respect of employees’ rights upon retirement.

Net Cash Provided by Financing Activities for the Years Ended December 31, 2012 and December 31, 2011

Net cash provided by financing activities was $953,527 and $2,382,545 for the years ended December 31, 2012 and 2011, respectively. Cash provided by financing activities reflects net capital raised in the amounts of $917,179 and $2,401,214 for the years ended December 31, 2012 and 2011, respectively.

Net Cash Provided by Financing Activities for the Years Ended December 31, 2011 and December 31, 2010

Net cash provided by financing activities was $2,382,545 and $2,897,791 for the years ended December 31, 2011 and 2010, respectively. Cash provided by financing activities reflects capital raised in the amounts of $2,401,214 and $2,357,032 for the years ended December 31, 2011 and 2010, respectively, and in net cash received from convertible note holders, of $0 and $616,604, respectively, offset by repayment of credit received from banking institutions in the amounts of $18,669 and $75,845 for the years ended December 31, 2011 and December 31, 2010, respectively.

Off-Balance Sheet Arrangements

As of December 31, 2012, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K.

BUSINESS

Overview

We are a development stage medical device company focused on the design, development and commercialization of non-invasive glucose monitoring devices for use by persons suffering from diabetes.  Integrity Israel was founded in 2001 with a mission to develop, produce and market non-invasive glucose monitors for home use by diabetics.  We have developed a non-invasive blood glucose monitor, the GlucoTrack DF-F glucose monitoring device, which is designed to help people with diabetes obtain blood glucose level readings without the pain, inconvenience, cost and difficulty of conventional (invasive) spot finger-stick devices.  The GlucoTrack DF-F utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a small, handheld control and display unit, all without drawing blood.  Integrity Israel conducted pre-clinical trials involving over 7,000 readings from over 450 patients over the last seven years.  Clinical data collected since 2009 at the Soroka University Medical Center in Be’er Sheva, Israel indicate a positive correlation between GlucoTrack DF-F readings and those obtained from conventional invasive devices.  More specifically, a safety and performance clinical trial conducted on 135 subjects of various weights, ages, diabetes types and genders involved 6,275 measurements, of which 96.5% were within the clinically acceptable zones (zones A and B) of the CEG.  Measurements are clinically acceptable, compared to a referenced invasive device, when the variance between the devices would have no worse than a benign effect on the patients.  The results of these pre-clinical trials may not be indicative of future results due to their relatively small sample sizes.

In December 2012, we submitted our technical file to the notified body in connection with our application to obtain CE Mark approval for the GlucoTrack® DF-F model non-invasive glucose monitoring device.  In March 2013 we submitted clinical evaluation data to the notified body in further support of our CE Mark application.  If the notified body accepts our technical file and clinical evaluation data as satisfactory, we anticipate receiving CE Mark approval to market and sell the GlucoTrack DF-F glucose monitoring device in certain European Union countries as early as the second quarter of 2013.  We expect to begin clinical trials in the United States by late 2013 or early 2014, if our clinical trial protocol is approved by the FDA.

We have not yet generated any revenues from our operations and have incurred losses of $15,289,826 from inception through December 31, 2012, stockholder’s deficit of $503,069 and cumulative negative operating cash flow of $11,574,060.  We are dependent upon external sources for financing our operations and there can be no assurance that we will succeed in obtaining the necessary financing to continue our operations.  As a result, our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern.

We were incorporated in Delaware in May 2010.  On July 15, 2010, we completed a reverse triangular merger with Integrity Israel and Integrity Acquisition Ltd., an Israeli corporation and a wholly owned subsidiary of ours, pursuant to which Integrity Acquisition Ltd. merged with and into Integrity Israel and all of the stockholders and option holders of Integrity Israel became entitled to receive shares and options in us in exchange for their shares and options in Integrity Israel.  Following this reorganization, the former equity holders of Integrity Israel received the same proportional ownership in us as they had in Integrity Israel prior to the reorganization.  As a result of the reorganization, Integrity Israel became a wholly owned subsidiary of ours.  We operate primarily through Integrity Israel.

Our principal offices are located at 102 Ha’Avoda St., Ashkelon, Israel 78100 and our telephone number is 972-8-675-7878.  Our website address is http://www.integrity-app.com; the reference to such website address does not constitute incorporation by reference of the information contained on the website and such information should not be considered part of this prospectus. There is no relationship between us and Integrity Applications, Incorporated, the engineering and software services company based in Chantilly, Virginia.

Market Opportunity

Diabetes

Diabetes is a chronic, life-threatening disease for which there is no known cure.  Diabetes is caused by the body’s inability to produce or effectively utilize the hormone insulin.  This inability prevents the body from adequately regulating blood glucose levels.  Glucose, the primary source of energy for cells, must be maintained at certain concentrations in the blood in order to permit optimal cell function and health.  Normally, the pancreas provides control of blood glucose levels by secreting the hormone insulin to decrease blood glucose levels when concentrations are too high.  In people with diabetes, blood glucose levels fluctuate between very high levels, a condition known as hyperglycemia, and very low levels, a condition known as hypoglycemia.  Hyperglycemia can lead to serious long-term complications, such as blindness, kidney disease, nervous system disease, amputations, stroke and cardiovascular disease.  Hypoglycemia can lead to confusion, loss of consciousness or death.

Diabetes is typically classified into two major groups: Type 1 and Type 2.  Type 1 diabetes is characterized by the body’s inability to produce insulin, resulting from destruction of the insulin producing cells of the pancreas. Individuals with Type 1 diabetes must rely on frequent insulin injections in order to regulate and maintain blood glucose levels. Type 1 diabetes is frequently diagnosed during childhood or adolescence, although disease onset can occur at any age.  Type 2 diabetes, the more common form of diabetes, is characterized by the body’s inability to either properly utilize insulin or produce enough insulin.  Type 2 diabetes is associated with older age, obesity, family history of diabetes, history of gestational diabetes, impaired glucose metabolism, physical inactivity and race or ethnicity.  Depending on the severity of Type 2 diabetes, individuals may require diet and nutrition management, exercise, oral medications or insulin injections to regulate blood glucose levels.

According to the Diabetes Atlas (Fifth Edition) published by the International Diabetes Federation in 2011, an estimated 366 million adults aged from 20 to 79 worldwide, or 8.3% of the world’s adult population, were estimated to suffer from diabetes in 2011 (not including those persons who suffer from impaired glucose tolerance, which we refer to as IGT, or gestational diabetes, diabetic conditions first arising during pregnancy).  The International Diabetes Federation estimates that this number will grow to approximately 552 million adults worldwide, or 8.3% of the adult population in “high income” countries and 9.0% of the adult population in “low income” countries, in 2030, and that by 2030 the number of adults suffering from diabetes will have increased by 90.5% in Africa, 83.1% in the Middle East and North Africa, 69.3% in Southeast Asia, 59.0% in South and Central America, 42.5% in the Western Pacific, 35.8% in North America and the Caribbean and 21.6% in Europe, over such regions’ respective 2011 levels.  According to a statement made by the President of the International Diabetes Federation at a press briefing at the European Association for the Study of Diabetes in September 2011, as of the time of such presentation, an estimated 366 million people suffered from diabetes and approximately 4.6 million deaths were attributable to diabetes annually.

We believe that individuals with IGT generally do not take glucose level measurements because they do not find the pain and cost of monitoring to outweigh the risk they take by not monitoring their glucose level. Having knowledge about the glucose level can postpone, or even, to some extent prevent, the development of diabetes. A simple to use, painless device may encourage members of this population to monitor themselves more frequently. We believe that a device like GlucoTrack (not necessarily the DF-F) may be attractive to the IGT community, given that the device is expected to be less expensive than conventional (invasive) spot finger-stick devices, easy to use and painless.

The CDC, in its 2011 National Diabetes Fact Sheet, estimated that in the United States alone, more than 25.8 million people, or 8.3% of the population, suffered from diabetes in 2010.  According to the National Diabetes Education Program, approximately 5-10% of the diabetes population had Type 1 diabetes at the time of measurement.

According to the National Diabetes Education Program, about 75% of all newly diagnosed cases of Type 1 diabetes in the United States occur in juveniles younger than 18 years of age. In addition, according to the National Diabetes Education Program, Type 2 diabetes is occurring with increasing frequency in young people. The increase in prevalence is related to an increase in obesity amongst children. According to the 2007-2008 National Health and Examination Survey, approximately 16% of children and teens were overweight, about double the number two decades before.

The CDC, in its 2011 National Diabetes Fact Sheet, estimated that the direct medical costs and indirect expenditures attributable to diabetes in the United States were $174 billion in 2007, an increase of $42 billion since 2002. Of this amount, the CDC estimated that approximately $116 billion were direct medical costs.  In 2011, the International Diabetes Federation estimated that worldwide healthcare expenditures to treat diabetes and prevent its complications would total at least $465 billion in 2011, including $201 billion in the United States alone, and $595 billion worldwide in 2030.  According to a May 2010 special report by Pharmalive.com, a leading publisher of market research in medical markets, the market for self-monitoring glucose tests was estimated to be approximately $8 billion in 2010.

Glucose Monitoring

Blood glucose levels can be affected by many factors, including the carbohydrate and fat content of meals, exercise, stress, illness or impending illness, hormonal releases, variability in insulin absorption and changes in the effects of insulin in the body.  Given the many factors that affect blood glucose levels, maintaining glucose within a normal range can be difficult.  Diabetics generally manage their blood glucose levels by administering insulin or ingesting carbohydrates throughout the day to maintain blood glucose within normal ranges.  Normal ranges in diabetics vary from person to person.  In order to maintain blood glucose levels within normal ranges, diabetics must first measure their blood glucose levels so that they can make the proper therapeutic adjustments.  As adjustments are made, additional blood glucose measurements may be necessary to gauge the individual’s response to the adjustments.  More frequent testing of blood glucose levels provides patients with information that can be used to better understand and manage their diabetes.  Testing of blood glucose levels is usually done before meals, after meals and before going to sleep.  Diabetics who take insulin usually need to test more often than those who do not take insulin.

The outcome of clinical data from various clinical studies supports the recommendation that frequent monitoring of blood glucose levels is an important component of effective diabetes management.  The Diabetes Control and Complications Trial, consisting of patients with Type 1 diabetes, and the 1998 UK Prospective Diabetes Study, consisting of patients with Type 2 diabetes, demonstrated that patients who intensely managed blood glucose levels delayed the onset and slowed the progression of diabetes-related complications.  In the Diabetes Control and Complications Trial, a major component of intensive management was monitoring blood glucose levels at least four times per day using conventional spot finger stick blood glucose meters.  The Diabetes Control and Complications Trial demonstrated that intensive management reduced the risk of complications by 76% for eye disease, 60% for nerve disease and 50% for kidney disease.  However, the Diabetes Control and Complications Trial also found that intensive management led to a two- to three-fold increase in the frequency of hypoglycemic events.  In an article entitled Intensive Diabetes Treatment and Cardiovascular Disease in Patients with Type 1 Diabetes, published in the December 22, 2005 edition of the New England Journal of Medicine, Vol. 353, No. 25, at pages 2643-2653, the authors of a peer-reviewed study concluded that intensive diabetes therapy has long-term beneficial effects on the risk of cardiovascular disease in patients with Type 1 diabetes.  The study showed that intensive diabetes therapy reduced the risk of cardiovascular disease by 42% and the risk of non-fatal heart attack, stroke or death from cardiovascular disease by 57%.  However, despite evidence that intensive glucose management reduces the long-term complications associated with diabetes, in an article entitled Lack of Compliance With Home Blood Glucose Monitoring Predicts Hospitalization in Diabetes, published in the August 2001 edition of Diabetes Care, Vol. 24, No. 8, at pages 1502-1503, a publication published by the American Diabetes Association, the author, Mark R. Burge, MD, reported that up to 67% of patients with diabetes fail to routinely monitor their glucose levels.

Spot finger stick devices are the most prevalent devices for blood glucose monitoring. These devices require inserting a strip into a glucose meter, taking a blood sample with a finger-stick and placing a drop of blood on the test strip that yields a single point in time blood glucose measurement.  Despite continued developments in the field of blood glucose monitors, the routine measurement of glucose levels remains invasive, painful, inconvenient, difficult and costly.  This has resulted in a sub-optimal measurement regimen for many diabetics.

The FDA has approved continuous glucose monitoring system devices for blood glucose monitoring, when prescribed by a doctor.  Continuous glucose monitoring system devices use sensors inserted under the skin to check glucose levels in interstitial fluid.  The sensor stays in place for several days to a week and then must be replaced.  A transmitter sends information about glucose levels via radio waves from the sensor to a pager-like wireless monitor.  According to the National Institute of Diabetes and Digestive and Kidney Diseases at the National Institutes of Health, continuous glucose monitoring device users must check blood samples with a conventional glucose meter to calibrate the continuous glucose monitoring systems devices, and because currently approved continuous glucose monitoring systems are not as accurate as standard blood glucose meters, users should confirm glucose levels with a meter before changing treatment.

We believe that a significant market opportunity exists for a reliable, inexpensive, non-invasive blood glucose measurement device and that such a device could greatly increase compliance with blood glucose measurement recommendations and help many diabetics better manage their disease, providing significant benefits to both patients and payors.

The Product

Our non-invasive blood glucose monitor, the GlucoTrack DF-F, utilizes a patented combination of ultrasound, electromagnetic and thermal technologies to obtain blood glucose measurements in less than one minute via a small sensor that is clipped onto one’s earlobe and connected to a handheld control and display unit.  See Figure A, below.

Figure A

We believe that the GlucoTrack DF-F addresses the expressed, currently unmet needs of the diabetic market as it removes or diminishes two of the most significant barriers to the recommended frequent monitoring of blood glucose by diabetics:

•	pain, as the GlucoTrack DF-F is a truly non-invasive device; and

•
cost, as, despite the relatively high upfront cost of purchasing a GlucoTrack DF-F, we anticipate that the total cost of purchasing a device and purchasing replacement ear clips every six months (anticipated to be the only recurring cost, other than recalibration costs, which are expected to be minimal) over the useful life of the device will be substantially lower than the cost of purchasing conventional glucose meters and single use testing strips over that same period.  See Figure B below and the accompanying footnotes for a direct cost comparison of the GlocoTrack DF-F and conventional (invasive) spot finger-stick devices.

We estimate that, if the GlucoTrack DF-F was approved or cleared for sale, over a five-year period, a GlucoTrack DF-F user could save an average of $6,405 when compared to the cost of a conventional invasive blood glucose monitoring system, while also taking advantage of the benefits of more frequent blood glucose testing.  See Figure B, below.

Figure B

The direct cost comparison assumes (i) a single invasive measurement costs $1.00; (ii) the average user of an invasive device takes five measurements daily; (iii) the average retail price for the GlucoTrack DF-F is $2,000 (including one personal ear clip); and (iv) the personal ear clip is replaced every six months at a cost of $100.  The direct cost comparison excludes recalibration costs, which are expected to be approximately $70, in total, over a five year period.

Despite the fact that the overall costs associated with owning and using a GlucoTrack DF-F device are expected to be substantially lower than the cost of purchasing and using single use invasive devices over an extended period of time, as demonstrated in Figure B above, the significant initial purchase price of a GlucoTrack device might present a barrier to adoption of the GlucoTrack system by patients.  In light of this fact, we are considering options to lessen the initial financial burden associated with purchasing a GlucoTrack device, including leasing devices to users.  In addition, we intend to seek appropriate coding and reimbursement approval for the GlucoTrack device from third-party payors, including government payors, such as the Medicare and Medicaid programs, managed care organizations and other third-party payors.  There can be no assurance that such third party-payors will provide any reimbursement coverage for the GlucoTrack or, if so, whether such reimbursement coverage will be adequate.  See “Risk Factors - If the GlucoTrack DF-F or our future product candidates, if any, fail to achieve acceptable pricing, adequate third party reimbursement or market acceptance, we may not be able to generate significant revenue or achieve or sustain profitability” on page 16 of this prospectus.

Instead of directly measuring the glucose level of a user’s blood, as conventional spot finger stick devices do, the GlucoTrack DF-F uses a small, non-invasive sensor that is clipped onto a user’s earlobe to obtain certain body measurements using three technologies, which are then analyzed using a proprietary algorithm on a small, handheld control and display unit.  Within one minute, the GlucoTrack DF-F will produce a blood glucose measurement that can be simultaneously audibly announced and displayed on the control unit, as well as recorded on internal flash memory.  The two units of the device (main unit and personal ear clip) are connected through a multi-wire flexible cable.  When and if we develop a continuous measurement model, we plan for this connection to be wireless.

The primary statistical tools used to evaluate the performance of the GlucoTrack DF-F to date are CEG analysis and Mean Absolute Relative Difference, which we refer to as the MARD.  The CEG analysis was developed by Dr. William Clarke and his team from the University of Virginia as a universal tool for assessing the accuracy of glucose monitors and is currently used (and has been used for more than two decades) widely all over the world as the industry-standard analytical tool to assess such accuracy. The purpose of the CEG is to assess measurement error from a clinical point of view, i.e. the statistical difference in the readings and the impact of any error on the patient. The CEG is a plot of all data pairs categorized into five discrete zones:  A (clinically accurate reading), B (the decision based on the reading is benign or no treatment is given), C (the decision based on the reading leads to normal glucose levels being overcorrected), D (the decision based on the reading results in a failure to treat high and low levels) and E (the decision based on the reading results in an erroneous treatment decision). The A and B zones are the most clinically desirable zones and the D and E zones are the least clinically desirable zones. For example, a pair of data points at 200 mg/dl for the reference device compared to 280 mg/dl for the unit under testing are within zone B despite the significant difference between the two while measurements of 50 mg/dl for the reference device compared to 110 for the unit under testing are in zone D because of the possible failure to treat a low level of glucose. Devices with a higher combined A and B percentage (closer to 100%) and lower combined D and E percentage (closer to 0) are considered to have better performance.  MARD is an error calculation tool that measures the average relative difference between the unit under testing and the reference measurements, on a percentage basis. While CEG is a specific tool to evaluate clinical risk due to errors in measuring glucose, MARD is a common statistical tool, subtracting the measurement value of a measurement of a specific subject with respect to a tested device from the measurement value of that subject’s measurement from a reference device and then taking the absolute value of the result. The last step is to calculate the mean of these absolute values to obtain MARD.  MARD is a common statistical index that is used to compare a set of paired measurements coming from two devices or systems in order to evaluate the bias between the two.

CEG analysis of data from the safety and performance clinical trial conducted by Integrity Israel in 2012 at the Soroka University Medical Center showed that the GlucoTrack DF-F had 96.5% of the data in the combined A and B zones, with approximately 42.8% in the A zone, 53.7% in the B zone, 1.9% in the C zone, 1.6% in the D zone and 0% in the E zone. MARD for the study was approximately 30%.  We believe that the results of the Soroka University study show that the GlucoTrack DF-F accurately and reliably measured blood glucose readings using the same calibration set.

A full explanation of the different CEG zones is set forth below in Figure C:

Figure C

Zone	Description	Definition of Risk	Risk
A	Clinically accurate, would lead to correct treatment decisions	No effect on clinical action	None
B	Would lead to benign decisions or no treatment	Altered clinical action, little or no effect on clinical outcome	Slight
C	Would lead to overcorrection of normal glucose levels	Altered clinical action, likely to affect clinical outcome	Moderate
D	Would lead to failure to detect & treat high or low glucose levels	Altered clinical action, could have significant medical risk	Significant
E	Would lead to erroneous treatment decisions	Altered clinical action, could have dangerous consequences	Dangerous

Since the GlucoTrack DF-F non-invasive measurement does not directly measure glucose levels in the blood, but rather measures a series of physiological characteristics that correlate with glucose levels, each patient must be calibrated by using a reference to a measurement obtained from an invasive device.  Calibration consists of comparing each individual patient’s physiological measurements by the GlucoTrack DF-F to the measurements from the invasive device under different circumstances over a defined period (such as fasting and after eating).  Our safety and performance clinical trials to date have indicated that the calibration of our device is valid six months (meaning that no re-calibration would be necessary in addition to the initial calibration each time a personal ear-clip is replaced), while to our knowledge, competing products require recalibration significantly more frequently. However, to date, in informal discussions with the FDA, the FDA has indicated that initially it would require recalibration of the GlucoTrack DF-F every month, but has not yet indicated what standards will be used for clearance or approval.  Recalibration of the device would be accomplished in the same manner as the initial calibration of the device, by comparing the readings obtained from the GlucoTrack DF-F against measurements obtained using an invasive device.  We expect that the initial calibration and the first one or two recalibrations would be completed by experienced clinicians in a clinical setting, and all other recalibrations after the initial one or two recalibrations would be completed by the patient in his or her home or another location of his or her choosing.

A CEG analysis of the GlucoTrack DF-F conducted for up to 6 months after calibration, but without re-calibration for each patient, demonstrates that calibration of the GlucoTrack DF-F remains valid for the period tested with only a very slight degradation in the accuracy level during the last month.  Therefore, we anticipate that, subject to regulatory approval, the GlucoTrack DF-F may ultimately be used without recalibration for as long as 6 months (the expected time between replacement of ear clips).

Part of the safety and performance clinical trial was conducted as a home simulation, to test the performance of the GlucoTrack DF-F while the device was operated by the patients themselves in a home-like environment and in the absence of direct clinical supervision.  In this study, the performance of the GlucoTrack DF-F was monitored for 41 participants, with each subject performing the measurement procedure him or herself in the clinic on 4 to 19 days over a period of one to six months, yielding an aggregate of 1,629 data points.  The GlucoTrack readings from patients in this group were compared with readings from an invasive glucose monitoring device, which served as the reference for calibration and comparison of measurements.  In this home simulation, the GlucoTrack DF-F had 96% of the data in the combined A and B of the CEG zones, with approximately 41.1% in the A zone, 55% in the B zone, 2.2% in the C zone, 1.7% in the D zone and 0% in the E zone.  The MARD for the home simulation was approximately 31%.

Within the last few years, continuous glucose monitoring system devices have been introduced into the market.  Currently, three different brands have obtained FDA clearance to market, and are selling, continuous glucose monitoring system devices in the US and EU markets.  These brands are sold by Medtronic-MiniMed, Abbott and Dexcom.  Continuous glucose monitoring system devices are invasive devices, in which a needle is inserted under the skin (either in the abdomen or the upper arm) and measures interstitial fluid. Although we cannot predict what standards will be employed by applicable regulatory authorities as we seek a CE Mark and FDA clearance, the results achieved by the GlucoTrack DF-F in our safety and performance clinical trial conducted in 2012 were similar to the results obtained from the continuous glucose monitoring system devices that have been introduced to the market, as of the time of their introduction.

The three different technologies used by the GlucoTrack DF-F, ultrasound, electromagnetic and thermal, simultaneously measure three independent criteria.  As indicated in the Soroka University study, these three measurements (criteria) are combined together by a unique (on line) algorithm to produce an acceptable measurement of a user’s blood glucose level.

The technologies operate as follows:

•	Ultrasound: The GlucoTrack DF-F uses ultrasound technology to measure the change of speed of sound through the earlobe, which is impacted by the glucose concentration in the capillary blood vessels.

•
Electromagnetic: The GlucoTrack’s DF-F’s electromagnetic technology uses a measurement of conductivity to measure the change in tissue impedance, which is a function of glucose concentration.  The GlucoTrack DF-F’s electromagnetic technology analyzes criteria similar to those analyzed by conventional invasive devices, such as spot finger-stick devices, but does so in a non-invasive manner.

•	Thermal: The GlucoTrack DF-F’s thermal technology uses heat transfer characteristics of the tissue, which are influenced by glucose concentration.

The GlucoTrack DF-F does not directly measure the glucose level concentration in the blood.  Rather, it measures several physiological phenomena which are correlated with the glucose level.  In order to correlate between the measured signal and the glucose level, a “translation” is needed.  This translation is accomplished through the individual calibration of the device by reference to a measurement obtained from an invasive device.

Non-invasive devices (under different stages of development) generally require frequent recalibration.  For example, the GlucoWatch, a non-invasive product for glucose trend analysis that was previously approved for sale by the FDA, but which is no longer available commercially, required recalibrations approximately every 13 hours.  The main reasons for calibration are that tissue parameters generally fluctuate in the area of the measurement, and are sensitive to the location of the sensor and the impact of potential disturbances.  For various reasons, including the results of our safety and performance clinical trial, we believe that the GlucoTrack DF-F will have significantly less need for recalibration (if at all), with recalibration initially required just once a month and possibly less frequently later.  Disturbances are less frequent in the earlobes, where the GlucoTrack DF-F takes its measurements.  Utilizing three channels simultaneously reduces the “noise” contribution in the measurement.  In addition, the personal ear clip contains sensors to help users attach the device to the proper part of the ear lobe.

The GlucoTrack does not use any optical method (either Infra Red (IR) or Near Infra Red (NIR) technology), which we understand are being used by other developers of noninvasive blood glucose measurement devices.  We believe that optical technologies are less reliable than the GlucoTrack’s combination of ultrasound, electromagnetic and thermal technologies due to inherent physiological limitations with optical technology.  More specifically, optical technology is based on dispersion of a beam that is analyzed by spectrometric methods.  As such devices are non-invasive, the beam passes through other components in the finger tip, such as skin, bone, muscle and fat tissue, which interfere with the measurements.  Generally, most of these interferences have been overcome, but not the epidermis, primarily due to roughness, pigmentation and perspiration, which act like lenses in optical wavelengths.

Unlike conventional spot finger stick devices, which require single-use glucose test strips, the GlucoTrack DF-F requires no short term disposables.  We believe that the personal ear clip that accompanies each GlucoTrack DF-F will need to be replaced only once every six months, although regulatory authorities may require that replacement occur more frequently.  Since there is no additional cost or pain involved with each blood glucose measurement using the GlucoTrack DF-F, we believe that users of our device would be encouraged to take multiple blood glucose measurements per day, significantly increasing compliance with blood glucose measurement recommendations and helping diabetics better manage their disease.  More frequent testing of blood glucose levels may provide a patient with information that can be used to determine optimal timing and dosage for corrective treatments such as insulin, and can also direct a patient to seek a clinical analysis or detailed testing and diagnosis.  We believe that the GlucoTrack DF-F’s non-invasive advantages will hold particular appeal for classes of users that require special care, including premature infants (through a separate GlucoTrack device which we may developed in the future), children and the elderly.

We intend to eventually develop a family of GlucoTrack devices, including a device for night time usage (which would provide advance warnings of potential hypoglycemic episodes); a continuous measurement device; a driver alert device; a basic model to be used in poorer countries; a device for use in pediatric incubators; and a device for people with pre-diabetes.  The current GlucoTrack device, or DF-F, measures glucose levels at discrete times as desired by the user, known as spot measurement.  We intend that next generation models of GlucoTrack will include both spot and continuous measurements of glucose levels.  We also intend to develop accessories for GlucoTrack, including belt holders, desktop stands and software applications for data processing and analysis. Certain models of the device will include a USB port to allow offline analysis of downloaded data.  All of the above models will be derivative of the technologies currently used by the DF-F model.  The modifications involve mostly engineering changes as opposed to development.  Notwithstanding the foregoing, there is no assurance that we will be successful in developing or engineering any of these models or accessories.

The GlucoTrack DF-F has not yet been cleared or approved for commercial sale in the United States, the European Union or any other jurisdiction.  See “Government Regulation - Regulation of the Design, Manufacture and Distribution of Medical Devices” below for a discussion of the approval process for commercial sale.  There can be no assurance that approval for commercial sale in any jurisdiction will be obtained.

Manufacturing

We do not have commercial manufacturing facilities and do not intend to build commercial manufacturing facilities of our own in the foreseeable future.  We intend to enter into agreements with various third parties for the formulation and manufacture of our products.  We build prototypes of GlucoTrack devices for testing, including for limited use in clinical testing, using parts manufactured by subcontractors and assembling them in our Ashkelon, Israel offices.  We intend to enter into agreements with third-party manufacturers for the manufacture of prototypes for certain GlucoTrack devices.  These suppliers and their manufacturing facilities must comply with FDA and applicable foreign regulations (including ISO 13485), current quality system regulations, which include current good manufacturing practices, and to the extent laboratory analysis is involved, current good laboratory practices.

Sales & Marketing

We do not have dedicated sales or marketing personnel yet, because neither the GlucoTrack DF-F nor other GlucoTrack devices are approved for commercial sale.  In order to commercialize the GlucoTrack DF-F, if it is approved for commercial sale, we intend to collaborate with third parties with established sales and marketing operations in the medical device industry to market and sell the GlucoTrack DF-F to point of sale end users or for personal use.  However, there can be no assurance that we will be able to enter into distribution agreements on terms acceptable to us or at all.  We have signed an agreement with a leading chain of private diabetes clinics in South Africa to purchase GlucoTrack DF-F devices, pending approval for commercial sale by that chain’s headquarters, which will depend on performance of the device in clinical trials.  The agreement requires tests of a few devices by the clinics (no FDA or CE Mark approval is required in this particular country) as a prerequisite for sales.  If the device is approved by the chain, then it will purchase devices directly from us for sale directly to its patients, without the need for third-party marketing or sales.  If the device is approved by the chain’s headquarters, this chain will have an annual obligation during the first year to purchase a minimum of 10,000 units at a price of $835 per unit.  Minimum obligations for the second and following years are subject to mutual agreement.  If the chain satisfies and maintains certain sales milestones, the chain will have the exclusive right to resell the device in South Africa. There is no assurance that any sales will be made pursuant to this agreement.  We anticipate that we will begin sales efforts in various jurisdictions as the GlucoTrack DF-F receives commercial approval in such jurisdictions.

Government Regulation

Healthcare is heavily regulated in the United States by federal, state and local governments, and by similar authorities in other countries. Any product that we develop must receive all relevant regulatory approvals or clearances, as the case may be, before it may be marketed in a particular country.  The laws and regulations affecting healthcare change regularly, thereby increasing the uncertainty and risk associated with any healthcare-related venture.  The United States government has in the past considered, is currently considering and may in the future consider healthcare policies and proposals intended to curb rising healthcare costs, including those that could significantly and adversely affect reimbursement for healthcare products such as GlucoTrack devices.  These policies have included, and may in the future include: basing reimbursement policies and rates on clinical outcomes, the comparative effectiveness and costs of different treatment technologies and modalities; imposing price controls and taxes on medical device providers; competitive bidding; and other measures. Future significant changes in the healthcare systems in the United States or elsewhere could also have a negative impact on the demand for GlucoTrack, if it is approved or cleared for sale, or our future products, if any. These include changes that may reduce reimbursement or payment rates for such products and changes that may be proposed or implemented by the current administration or Congress.  We cannot predict, however, if any proposal that has been or will be considered will be adopted or what effect any such legislation will have on us.

In the United States, the federal government regulates healthcare through various agencies, including but not limited to the following:  (i) the FDA, which administers the Food, Drug, and Cosmetic Act, as well as other relevant laws; (ii) the Centers for Medicare & Medicaid Services, which administers the Medicare and Medicaid programs; (iii) the Office of Inspector General, which enforces various laws aimed at curtailing fraudulent or abusive practices including, by way of example, the Anti-Kickback Law, the Federal Physician Self-Referral Law, commonly referred to as Stark, the Anti-Inducement Law, the Civil Money Penalty Law, and the laws that authorize the OIG to exclude health care providers and others from participating in federal healthcare programs; and (iv) the Office for Civil Rights which administers the privacy and security aspects of the Health Insurance Portability and Accountability Act of 1996.  All of the aforementioned are agencies within the Department of Health and Human Services.  Healthcare is also provided or regulated, as the case may be, by the Department of Defense through its TriCare program, the Department of Veterans Affairs under, among other laws, the Veterans Health Care Act of 1992, the Public Health Service within HHS under the Public Health Service Act, the Department of Justice through the Federal False Claims Act and various criminal statutes, and state governments under the Medicaid program and their internal laws regulating all healthcare activities.

Regulation of the Design, Manufacture and Distribution of Medical Devices

Any product that we develop must receive all relevant regulatory clearances or approvals, as the case may be, before it may be marketed in a particular country.  In the United States, under Section 201(h) of the Food, Drug, and Cosmetic Act, a medical device is an article which, among other things, is intended for use in the diagnosis of disease or other conditions or in the cure, mitigation, treatment or prevention of disease in man or other animals.  We believe that GlucoTrack devices will be classified as medical devices and subject to regulation by numerous agencies and legislative bodies, including the FDA and its foreign counterparts.  Devices are subject to varying levels of regulatory control, the most comprehensive of which requires that a clinical evaluation be conducted before a device receives approval for commercial distribution.  The FDA classifies medical devices into one of three classes.  Class I devices are relatively simple and can be manufactured and distributed with general controls.  Class II devices are somewhat more complex and require greater scrutiny.  Class III devices are new and frequently help sustain life.

In the United States, a company generally can obtain permission to distribute a new device in two ways – through a so-called “510(k)” premarket notification application or through a Section 515 premarket approval application.  The 510(k) submission applies to any device that is substantially equivalent to a device first marketed prior to May 28, 1976 or to another device marketed after that date, but which was substantially equivalent to a pre-May 28, 1976 device.  These devices are either Class I or Class II devices.  Under the 510(k) submission process, the FDA will issue an order finding substantial equivalence to a predicate device (pre-May 28, 1976 or post-May 28, 1976 device that was substantially equivalent to a pre-May 28, 1976 device) and permitting commercial distribution of that device for its intended use.  A 510(k) submission must provide information supporting its claim of substantial equivalence to the predicate device.  The FDA permits certain low risk medical devices to be marketed without requiring the manufacturer to submit a premarket notification.  In other instances, the FDA may require that a premarket notification not only be submitted, but also be accompanied by clinical data.  If clinical data from human experiments are required to support the 510(k) submission, these data must be gathered in compliance with investigational device exemption regulations for investigations performed in the United States.  The FDA review process for premarket notifications submitted pursuant to section 510(k) should take about 90 days, but it can take substantially longer if the agency has concerns, and there is no guarantee that the agency will clear the device for marketing, in which case the device cannot be lawfully distributed in the United States.  If the FDA finds that the device subject to the premarket notification is substantially equivalent to a proper predicate device, then the agency may “clear” that device for marketing.  These devices are not “approved” by the FDA.  There is no guarantee, however, that the agency will deem the device subject to the 510(k) process, as opposed to the more time-consuming, resource intensive and problematic PMA process described below.

The more comprehensive premarket approval process applies to a new device that either is not substantially equivalent to a pre-May 28, 1976 product or is to be used in supporting or sustaining life or preventing impairment.  These devices are normally Class III devices and can only be marketed following approval of a premarket approval application.  For example, most implantable devices are subject to the premarket approval application approval process.  Two steps of FDA approval generally are required before a company can market a product in the U.S. that is subject to Section 515 premarket approval application approval, as compared to a Section 510(k) clearance.  First, a company must comply with investigational device exemption regulations in connection with any human clinical investigation of the device; however those regulations permit a company to undertake a clinical study of a “non-significant risk” device without formal FDA approval.  Prior express FDA approval is required if the device is a significant risk device.  If there is any doubt as to whether a device is a “non-significant risk” device, companies normally seek prior approval from the FDA.  Normally, clinical studies of new diagnostic products are conducted in tandem with a cleared or approved device and treatment decisions are based on the results from the existing diagnostic device.  In such a setting, the FDA may well consider the clinical trial as one not posing a significant risk.  However, FDA action is always uncertain and dependent on the contours of the design of the clinical trial and the device and there is no assurance that the FDA would consider any proposed clinical trial as one posing a non-significant risk.  Moreover, before undertaking any clinical trial, the company sponsoring the trial and the investigator conducting the trial are required by federal law to seek and obtain the approval of institutional review boards.  An institutional review board weighs the risks and benefits of a proposed trial to ensure the participating human subjects are not exposed to unnecessary risk; reviews the informed consent form to ensure that it meets federal and state requirements for informed consent and protection of privacy; and that the consent accurately describes the risks and benefits, if any, of the clinical trial. IRB review occurs annually and annual re-approval is required.  University medical centers as well as other entities maintain and operate institutional review boards.  Second, the FDA must review a company’s premarket approval application, which contains, among other things, clinical information acquired under the investigational device exemption.  The FDA will approve the premarket approval application if it finds there is reasonable assurance that the device is safe and effective for its intended use.  The premarket approval process takes substantially longer than the 510(k) process.

We believe that the GlucoTrack DF-F device will be classified as a Class III device that will be subject to the premarket approval application process and require human clinical trials, although that may not be true with other products mentioned in this prospectus.  We currently anticipate that we will submit the protocol for U.S. clinical trials of the GlucoTrack DF-F to the FDA by the second half of 2013.  Following approval of the clinical trial protocol for the GlucoTrack DF-F by the FDA, we intend to conduct clinical trials of the GlucoTrack DF-F device at one or two locations in the U.S.  We have commenced negotiations for such locations.

Sales of medical devices outside the United States are subject to foreign regulatory requirements that vary widely from country to country. These laws and regulations range from simple product registration requirements in some countries to complex clearance and production controls in others. As a result, the processes and time periods required to obtain foreign marketing approval may be longer or shorter than those necessary to obtain FDA approval. These differences may affect the efficiency and timeliness of international market introduction of the GlucoTrack DF-F.  For countries in the European Union, or EU, medical devices must display a CE mark before they may be imported or sold and medical devices such as the GlucoTrack DF-F must comply with the requirements of the European Medical Device Directive, which we refer to as the “MDD,” or the Active Implantable Medical Device Directive.  Integrity anticipates that the GlucoTrack devices will be subject to the MDD.  Compliance with the MDD and obtaining a CE Mark involve obtaining International Organization for Standardization, or ISO, 13485 certification, an internationally recognized quality system, and approval of the product’s technical file by a notified body that is recognized by applicable authorities of an EU Member State. We were issued an ISO 13485: 2003 quality system certificate in March 2013.

We selected DEKRA Certification B.V. (successor by acquisition to Kema) as the notified body for our CE Mark application.  In December 2012, we submitted our technical file to the notified body in connection with our application to obtain CE Mark approval for the GlucoTrack DF-F model non-invasive glucose monitoring device.  In March 2013 we submitted clinical evaluation data to the notified body in further support of our CE Mark application.  If the notified body accepts our technical file and clinical evaluation data as satisfactory, we anticipate receiving CE Mark approval to market and sell the GlucoTrack DF-F glucose monitoring device in certain European Union countries as early as the second quarter of 2013.  We currently anticipate receiving FDA approval at least a year and a half after the receipt of CE Mark approval; however, there can be no assurance that either such approval will be obtained within such time frames, or at all.  We may also seek regulatory approval to market the GlucoTrack devices in foreign countries that do not rely on the CE Mark.  To date, the only non-CE Mark jurisdiction which we have identified as an intended target market for our products is South Africa.  Based on guidance published by the South African Ministry of Health, we do not believe that regulatory approval is required to market the GlucoTrack DF-F in South Africa.  To the extent that we seek to market our devices in other non-CE Mark countries in the future, we will be required to comply with the applicable regulatory requirements in each such country.  Such regulatory requirements vary by country and may be onerous.  As a result, no assurance can be given that we will be able to satisfy the regulatory requirements to sell our products in any such country.

The sensors in the personal ear-clip of the GlucoTrack DF-F are currently coated in a nickel coating.  In connection with our CE Mark application and expected future FDA application, we conducted an in vitro (test tube) cytotoxicity test of the nickel coating in March 2012.  The results from this in vitro cytotoxicity test showed that the nickel coating failed the test as it had caused adverse reactions, described as severe, in an in vitro setting.  Subsequent to that result, in accordance with ISO 10993-1 and ISO 14971, the contract research organization that conducted the initial cytotoxicity test conducted an evaluation, based on existing data, of the toxicity of the nickel coating in in vivo (live patient) settings, including analysis of the 15,089 exposures, from 363 patients, recorded as part of our early clinical trials of the GlucoTrack DF-F.  Based on this evaluation, the contract research organization concluded that the GlucoTrack DF-F did not present any evidence to support a conclusion that the nickel coating presented a risk regarding a sensitization or irritation response in patients.  When we submitted our completed CE Mark application, we were required to and did provide to the notified body the results of the in vitro cytotoxicity test and a written explanation as to why we believe the nickel coating is safe for users of the GlucoTrack DF-F despite the results of such test.  In accordance with ISO 10993-1, we presented the lack of evidence of a sensitization or irritation in response in our early clinical trials as evidence that the nickel coating is safe for users.  If the notified body is not satisfied with our explanation, it may require us to utilize a different coating for the sensors in the personal ear-clip, which would materially extend the time required for us to obtain CE Mark approval to market the GlucoTrack DF-F in Europe (if at all).  Furthermore, any acceptance of such explanation by the notified body in connection with our CE Mark application does not provide any assurance that the FDA will accept such explanation if and when we apply for approval or clearance to market the GlucoTrack DF-F in the United States.

We may also seek regulatory approval to market the GlucoTrack devices in foreign countries that do not rely on the CE Mark. To date, the only non-CE Mark jurisdiction which we have identified as an intended target market for our products is South Africa.  Based on guidance published by the South African Ministry of Health, we do not believe that regulatory approval is required to market the GlucoTrack DF-F in South Africa.  To the extent that we seek to market our devices in other non-CE Mark countries in the future, we will be required to comply with the applicable regulatory requirements in each such country.  Such regulatory requirements vary by country and may be onerous.  As a result, no assurance can be given that we will be able to satisfy the regulatory requirements to sell our products in any such country.

Even when a clinical study has been approved or cleared by the FDA or a notified body or deemed approved, the study is subject to factors beyond a manufacturer’s control, including, but not limited to the fact that the institutional review board at a given clinical site might not approve the study, might decline to renew approval which is required annually, or might suspend or terminate the study before the study has been completed.  Also, the interim results of a study may not be satisfactory, in which case the sponsor may terminate or suspend the study on its own initiative or the FDA or a notified body may terminate or suspend the study.  There is no assurance that a clinical study at any given site will progress as anticipated; there may be an insufficient number of patients who qualify for the study or who agree to participate in the study, or the investigator at the site may have priorities other than the study.  Also, there can be no assurance that the clinical study will provide sufficient evidence to assure the FDA or a notified body that the product is safe and effective, a prerequisite for FDA approval of a PMA, or substantially equivalent in terms of safety and effectiveness to a predicate device, a prerequisite for clearance under 510(k).  Even if the FDA or a notified body approves or clears a device, it may limit its intended uses in such a way that manufacturing and distributing the device may not be commercially feasible.

After clearance or approval to market is given, the FDA and foreign regulatory agencies, upon the occurrence of certain events, are authorized under various circumstances to withdraw the clearance or approval or require changes to a device, its manufacturing process or its labeling or additional proof that regulatory requirements have been met.

A manufacturer of a device approved through the premarket approval application process is not permitted to make changes to the device that affect its safety or effectiveness without first submitting a supplement application to its premarket approval application and obtaining FDA approval for that supplement.  In some instances, the FDA may require clinical trials to support a supplement application.  A manufacturer of a device cleared through a 510(k) submission must submit another premarket notification if it intends to make a change or modification in the device that could significantly affect the safety or effectiveness of the device, such as a significant change or modification in design, material, chemical composition, energy source or manufacturing process.  Any change in the intended uses of a premarket approval application device or a 510(k) device requires an approval supplement or cleared premarket notification.  Imported and exported devices are subject to the regulatory requirements of each country to which the device is imported/exported, as well as certain FDA import/export requirements.

Recently Enacted Health Care Reform Legislation

Congress recently passed health care reform legislation, known as the Patient Protection and Affordable Care Act.  The President signed the measure into law on March 23, 2010 and on March 30, 2010, the President signed into law a reconciliation bill that modifies certain provisions of the same.  These two laws are jointly referred to as the “Affordable Care Act” or “ACA.”

The principal aim of the reform legislation as currently enacted is to expand health insurance coverage to approximately 32 million Americans who are currently uninsured.  The law’s most far-reaching changes do not take effect until 2014, including a requirement that most Americans carry health insurance. The consequences of these significant coverage expansions on the sales of our products is unknown and speculative at this point, although the ACA and certain state initiatives may compel private insurers to reduce coverage or reimbursement for various items and services, including medical devices of the type that we contemplate distributing.

The enacted legislation contains many provisions designed to generate the revenues necessary to fund the coverage expansions.  The most relevant of these provisions are those that impose fees or taxes on certain health-related industries, including medical device manufacturers.  Beginning in 2013, each medical device manufacturer will have to pay an excise tax (or sales tax) in an amount equal to 2.3% of the price for which such manufacturer sells its medical devices.  The tax applies to all medical devices, including our products and product candidates.  The ACA also provides for increased enforcement of the fraud and abuse regulations previously mentioned.

In June, 2012, the United States Supreme Court upheld most of the provisions of the Affordable Care Act.  While Federal regulatory agencies are moving forward with implementation of the provisions of the Affordable Care Act, Congress is attempting to pass legislation which would reverse the Affordable Care Act.  Furthermore, various health insurance reform proposals are also emerging at the state level.  Due to the unsettled nature of these reforms and the numerous steps required to implement them, we cannot predict to what extent (if at all) Congress will succeed in limiting or reversing the Affordable Care Act, whether (and if so, what) additional health insurance reforms will be implemented at the federal or state level and/or the effect that any future legislation or regulation will have on our business.

On August 2, 2011, President Obama and the U.S. Congress enacted the Budget Control Act of 2011 to increase the federal government’s borrowing authority (the so-called “debt ceiling”) and reduce the federal government’s projected operating deficit.  To implement this legislation, President Obama and members of the U.S. Congress have proposed various spending cuts and tax reform initiatives, some of which could result in changes (including substantial reductions in funding) to Medicare, Medicaid or Medicare Advantage Plans.  Under the agreement reached to allow the federal government to raise the debt ceiling in August, a twelve-member, bipartisan committee was given a deadline of November 23, 2011 to develop recommendations for reducing the federal budget deficit by a total of at least $1.2 trillion over ten years. However, the committee was not able to agree on a plan and, therefore, $1.2 trillion in automatic spending cuts, including a two-percent reduction in Medicare payments to dialysis facilities were expected to take effect on January 1, 2013. CMS has notified dialysis providers that the reductions are expected to be seen in reimbursements beginning April 1, 2013.  These measures and any future federal legislation relating to the debt ceiling or deficit reduction could have a material adverse effect on us.

Reimbursement

We anticipate that sales volumes and prices of the GlucoTrack DF-F and any other products we commercialize will depend in large part on the availability of reimbursement from third-party payors. Third-party payors include governmental programs such as Medicare and Medicaid, private insurance plans and workers’ compensation plans.  These third-party payors may deny reimbursement for a product or therapy if they determine that the product was not medically appropriate or necessary.  Also, third-party payors are increasingly challenging the prices charged for medical products and services.  Some third-party payors must also approve coverage for new or innovative devices before they will reimburse health care providers who use the products.  Even though a new product may have been cleared for commercial distribution, it may find limited demand for the device until reimbursement approval has been obtained from governmental and private third-party payors.

Inasmuch as a percentage of the projected patient population that could potentially benefit from the GlucoTrack DF-F is elderly, Medicare would likely be a potential source of reimbursement. Medicare is a federal program that provides certain hospital and medical insurance benefits to persons age 65 and over, certain disabled persons, persons with end-stage renal disease and those suffering from Lou Gehrig’s Disease. In contrast, Medicaid is a medical assistance program jointly funded by federal and state governments and administered by each state pursuant to which benefits are available to certain indigent patients. The Medicare and Medicaid statutory framework is subject to administrative rulings, interpretations and discretion that affect the amount and timing of reimbursement made under Medicare and Medicaid.

Medicare reimburses for medical devices in a variety of ways depending on where and how the device is used. However, Medicare only provides reimbursement if CMS determines that the device should be covered and that the use of the device is consistent with the coverage criteria. A coverage determination can be made at the local level by the Medicare administrative contractor (formerly called carriers and fiscal intermediaries) or a private contractor that processes and pays claims on behalf of CMS for the geographic area where the services were rendered, or at the national level by CMS. There are new statutory provisions intended to facilitate coverage determinations for new technologies under the Medicare Prescription Drug Improvement and Modernization Act of 2003, or MMA, §§ 731 and 942, but it is unclear how these new provisions will be implemented. Coverage presupposes that the device has been cleared or approved by the FDA and, further, that the coverage will be no broader than the approved intended uses of the device (i.e., the device’s label) as cleared or approved by the FDA, but coverage can be narrower. In that regard, a narrow Medicare coverage determination may undermine the commercial viability of a device.

Obtaining a coverage determination, whether local or national, is a time-consuming, expensive and highly uncertain proposition, especially for a new technology, and inconsistent local determinations are possible.  On average, according to an industry report, Medicare coverage determinations for medical devices lag 15 months to five years or more behind FDA approval for respective devices.  Moreover, Medicaid programs and private insurers are frequently influenced by Medicare coverage determinations.  A key component in the reimbursement decision by most private insurers will be whether the GlucoTrack DF-F is reimbursed by virtue of a national coverage determination by CMS.  We may negotiate contracted rates for the GlucoTrack DF-F with private insurance providers for the purchase of the GlucoTrack DF-F by their members pending a coverage determination by CMS.  Our inability to obtain a favorable coverage determination for the GlucoTrack DF-F may adversely affect our ability to market the GlucoTrack DF-F and thus, the commercial viability of the product.  In international markets, reimbursement and healthcare payment systems vary significantly by country and many countries have instituted price ceilings on specific product lines.  Distributors expressly support the reimbursement process and, depending on the distribution agreement and geographic area, may assume responsibility for the process.

We believe that the overall escalating cost of medical products and services has led to, and will continue to lead to, increased pressures on the healthcare industry to reduce the costs of products and services.  Furthermore, deficit reduction and austerity measures in the United States and abroad may put further pressure on governments to limit coverage of, and reimbursement for, our products.  There can be no assurance that third-party reimbursement and coverage will be available or adequate, or that future legislation, regulation, or reimbursement policies of third-party payors will not adversely affect the demand for our products or our ability to sell these products on a profitable basis. The unavailability or inadequacy of third-party payor coverage or reimbursement could have a material adverse effect on our business, operating results and financial condition. Following FDA clearance or approval and until reimbursement or insurance coverage is established, patients will have to bear the financial cost of GlucoTrack. Third-party coverage may be particularly difficult to obtain if the GlucoTrack DF-F is not accepted as a replacement for existing single-point finger stick devices.

Until a reimbursement code is achieved, in order to reduce out of pocket expenses for users and increase the number of devices sold, we have considered potentially implementing a leasing program in the United States and Europe under which we would offer to lease devices to end users for periods of one, two or three years.  The required lease payment per month is expected to be similar to the current monthly cost for invasive measurement devices, although there would be no limitation on the number of measurements a patient can perform per day. In this approach, the device will pay for itself in a shorter time.

Anti-Fraud and Abuse Rule

There are extensive federal and state laws and regulations prohibiting fraud and abuse in the healthcare industry that can result in significant criminal and civil penalties that can materially affect us. These federal laws include, by way of example, the following:

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The anti-kickback statute (Section 1128B(b) of the Social Security Act), which  prohibits certain business practices and relationships that might affect the provision and cost of healthcare services reimbursable under Medicare, Medicaid and other federal healthcare programs, including the payment or receipt of remuneration for the referral of patients whose care will be paid by Medicare or other governmental programs;

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The physician self-referral prohibition (Ethics in Patient Referral Act of 1989, as amended, commonly referred to as the Stark Law, Section 1877 of the Social Security Act), which prohibits referrals by physicians of Medicare or certain Medicaid patients to providers of a broad range of designated healthcare services in which the physicians (or their immediate family members) have ownership interests or with which they have certain other financial arrangements;

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The anti-inducement provisions of the Civil Monetary Penalties Law (Section 1128A(a)(5) of the Social Security Act), which prohibits providers from offering remuneration to a Medicare or Medicaid beneficiary to induce that beneficiary to use items or services covered by either program;

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The False Claims Act (31 U.S.C. § 3729 et seq.), which prohibits any person from knowingly presenting or causing to be presented false or fraudulent claims for payment to the federal government (including the Medicare and Medicaid programs);

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The Civil Monetary Penalties Law (Section 1128A of the Social Security Act), which authorizes the United States Department of Health and Human Services to impose civil penalties administratively for certain fraudulent or abusive acts enumerated in that section; and

•	Section 1128 of the Social Security Act, which describes the bases for mandatory and permissive exclusion of certain individuals and entities from participation in federal healthcare programs.

Sanctions for violating these federal laws include criminal and civil penalties that range from punitive sanctions, damage assessments, monetary penalties, imprisonment and/or denial of Medicare and Medicaid payments or exclusion from the Medicare and Medicaid programs, or both. These laws also impose an affirmative duty on those providers receiving Medicare or Medicaid funding to ensure that they do not employ or contract with persons excluded from the Medicare and other government programs.

Many states have adopted or are considering legislative proposals similar to the federal fraud and abuse laws, some of which extend beyond the Medicare and Medicaid programs, to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of whether the service was reimbursed by Medicare or Medicaid. Many states have also adopted or are considering legislative proposals to increase patient protections, such as limiting the use and disclosure of patient specific health information. These state laws also impose criminal and civil penalties similar to the federal laws.

In the ordinary course of their business, medical device manufacturers and suppliers have been and are subject regularly to inquiries, investigations and audits by federal and state agencies that oversee these laws and regulations. Recent federal and state legislation has greatly increased funding for investigations and enforcement actions, which have increased dramatically over the past several years. This trend is expected to continue. Private enforcement of healthcare fraud also has increased due in large part to amendments to the Civil False Claims Act in 1986 that were designed to encourage private persons to sue on behalf of the government. These whistleblower suits by private persons, known as qui tam relators, may be filed by almost anyone, including present and former patients or nurses and other employees, as well as competitors. HIPAA, in addition to its privacy provisions, created a series of new healthcare-related crimes.

As federal and state budget pressures continue, federal and state administrative agencies may also continue to escalate investigation and enforcement efforts to root out waste and to control fraud and abuse in governmental healthcare programs. A violation of any of these federal and state fraud and abuse laws and regulations could have a material adverse effect on a supplier’s liquidity and financial condition. An investigation into the use of a device by physicians may dissuade physicians from recommending that their patients use the device. This could have a material adverse effect on our ability to commercialize the GlucoTrack DF-F.

The Privacy Provisions of HIPAA

HIPAA, among other things, protects the privacy and security of individually identifiable health information by limiting its use and disclosure.  HIPAA directly regulates “covered entities,” such as healthcare providers, insurers and clearinghouses, and regulates “business associates,” with respect to the privacy of patients’ medical information.  All entities that receive and process protected health information are required to adopt certain procedures to safeguard the security of that information.  It is uncertain whether we would be deemed to be a covered entity under HIPAA and, owing to changes in the law, it is uncertain, based on our current business model, whether we would be a business associate.  Nevertheless, we will likely be contractually required to physically safeguard the integrity and security of any patient information that we receive, store, create or transmit.  If we fail to adhere to our contractual commitments, then our physician, hospital or insurance customers may be subject to civil monetary penalties, which could adversely affect our ability to market our devices.  Recent changes in the law wrought by the HITECH Act provisions of the American Recovery and Reinvestment Act of 2009 increase the duties of business associates and covered entities with respect to protected health information that thereby subject them to direct government regulation, increasing its compliance costs and exposure to civil monetary penalties and other government sanctions.  While the new law does not alter the definition of a business associate, it makes it more likely that covered entities with whom we are likely to do business will require us to enter into business associate agreements.

Intellectual Property

We believe that intellectual property is important to our business and to the medical device industry overall.  We rely on a combination of patent, copyright and other intellectual property laws, trade secrets, nondisclosure agreements and other measures to protect our intellectual property and proprietary rights.

We understand the importance of obtaining patent and trade secret protection for new technologies, products and processes. Our success will depend in large part on our ability to file for and obtain patent protection of our principal products and procedures, to defend existing or future patents, to maintain trade secrets and to operate without infringing upon the proprietary rights of others.

We have obtained an issued patent for “A Method of Monitoring Glucose Level” in the United States, Europe, Australia, Canada, China, India, Israel, Japan, Mexico, the Philippines, Russia, South Africa and South Korea. This patent expires in 2024 in the United States and 2023 or 2024 in most other jurisdictions.  One additional patent application is awaiting examination in Brazil.

We have also obtained an issued patent in the United States for an invention entitled “Device For Non-Invasively Measuring Glucose.”  The issued United States patent expires in April 2031.

  During 2011 and 2012, we filed additional patent applications in the U.S. Europe, Australia, Brazil, Canada, Chile, China, India, Israel, Japan, Russia, South Africa, South Korea and Taiwan, and covering the technologies related to the GlucoTrack® measurement process, as well as the combination of the three technologies used in the GlucoTrack® device.

Regarding the Personal Ear Clip and its structure, we have filed a utility patent application and a design application in Israel. We are in the process of preparing and filing additional design applications in the US, Europe, China and elsewhere. In due course US and PCT utility patent applications will be filed, based on the Israeli application, and then National Stage applications in the key countries.

We have obtained trademark registrations for GlucoTrack in the United States, Europe and fifteen other countries, including Australia, Brazil, Chile, China, India, Indonesia, Israel, Japan, Mexico, New Zealand, Russia, South Africa, South Korea, Taiwan and Turkey, and have trademark applications pending for GlucoTrack in Canada and Venezuela.

An additional application is pending in the US to register the trademark "JUST CLIP IT!”

Patent protection is highly uncertain and involves complex legal and factual questions and issues. The patent application and issuance process can be expected to take several years and entail considerable expense.  There can be no assurance that patents will issue as a result of any applications or that any patents resulting from such applications or our existing patents will be sufficiently broad to afford protection against competitors with similar or competing technology.  Patents that we obtain may be challenged, invalidated or circumvented, or the rights granted under such patents may not provide us with any competitive advantages.

We believe that our patents and products do not and will not infringe patents or violate proprietary rights of others, although it is possible that our existing patent rights may not be valid or that infringement of existing or future patents or proprietary rights may occur.  Litigation may be necessary to defend or enforce our patent rights or to determine the scope and validity of the proprietary rights of others. Defense and enforcement of patent claims can be expensive and time consuming, even in those instances in which the outcome is favorable, and could result in the diversion of substantial resources and management time and attention from our other activities. An adverse outcome could subject us to significant liability to third parties, require us to obtain licenses from third parties, alter our products or processes, or require that we cease altogether any related research and development activities or product sales.

Competition

The market for blood glucose monitoring devices is intensely competitive, subject to rapid change and significantly affected by new product introductions. Four companies, Roche Disetronic, a division of Roche Diagnostics; LifeScan, Inc., a division of Johnson & Johnson; the MediSense and TheraSense divisions of Abbott Laboratories; and Bayer Corporation, currently account for substantially all of the worldwide sales of self-monitored glucose testing systems. These competitors’ products use a meter and disposable test strips to test blood obtained by pricking the finger or, in some cases, the palm or forearm.

In addition, other companies are developing or marketing minimally invasive or noninvasive glucose testing devices and technologies that could compete with our devices. There are also a number of academic and other institutions involved in various phases of technology development regarding blood glucose monitoring devices.  We believe that the majority of noninvasive blood glucose monitors in development require frequent calibrations (from a few hours to a few days, compared to GlucoTrack, which is expected to require recalibration on a monthly basis initially and perhaps less frequently as the device is used).  Among the companies developing noninvasive glucose testing devices are Echo Therapeutics, Inc., Freedom Meditech, GlucoLight, C8 MediSensors (which recently received CE Mark approval but has not announced any completed sales at this time), Grove Instruments, AiMedics (which recently received CE Mark approval but has not announced any completed sales at this time), Cybiocare and Cynoga (which recently received CE Mark approval and started selling its device).  Other companies developing continuous measurement devices, based on minimally invasive methods, such as implants or subdermal needles include Medtronic, Inc., Abbot Laboratories and Dexcom, Inc.

Some of our competitors are either publicly traded or are divisions of publicly-traded companies, and they enjoy several competitive advantages, including:

•	significantly greater name recognition;

•	established relations with healthcare professionals, customers and third-party payors;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates or bundle products to offer higher discounts or incentives to gain a competitive advantage;

•	greater experience in conducting research and development, manufacturing, clinical trials, obtaining regulatory approval for products and marketing approved products; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.

Some of our other competitors also enjoy these competitive advantages.  As a result, we cannot assure that we will be able to compete effectively against these companies or their products.

To our knowledge, a summary of potential competitors with non-invasive products in development is set forth below:

Figure D

	Company	Product	Technology	Calibration	Type of Measurement	Technology Description
1.	Echo Therapeutics (MA, USA)	Symphony	UltraSound	Daily calibration	Continuous	Needle-free skin permeation and non-invasive, continuous transdermal glucose biosensor (device attached to skin).
2.	Freedom Meditech (MA, USA)		Optical Polarimetry (in front of the eye)		Spot; Screening	Non-invasive direct measurement of glucose levels in front of the eye via optical polarimetry.
3.	C-8 MediSensors (CA, USA)	HG1-c	Raman spectroscopy	"No calibration"	Continuous	Through a device strapped to a patient’s abdomen by a wide belt, continuously measures glucose levels by measuring the “Raman” effect of the permeation of light through glucose cells in the body.
4.	GlucoLight (PA, USA)		Optical Coherence Tomography (OCT)		Continuous
Hospital-based monitor monitors blood glucose level using Optical Coherence Tomography, a form of imaging technology which uses a disposable patch affixed to the patient’s skin to measure the presence of glucose.

5.	Grove Instruments (MA, USA)	GI-200	Optical Bridge		Spot	Optical bridge uses 3 diode lasers in the NIR spectrum and one in the visible spectrum to measure glucose.
6.	AiMedics (Australia)	HypoMon	Skin Bio-Sensors		Continuous	Uses skin sensors strapped to a patient’s chest to continuously measure the patient’s glucose levels as they sleep. Used for Type 1 patients aged 10 to 25 years.
7.	Cybiocare (Quebec, Canada)	OHD	Optical		Continuous	Through a device strapped to a patient’s arm, continuously measures glucose levels by using infrared light to detect hypoglycemia in the patient.
8.	Cynoga medical (Israel)	TensorTip CGM Combo Glucometer	Optical	Look up table	Spot	4 LED signals are beamed through the finger; color image sensor executes a special algorithm

Employees

As of December 31, 2012, we had nineteen full-time employees and thirteen part-time employees.  None of our employees are represented by a collective bargaining agreement.

Property

We currently lease approximately 3,100 square feet of office space in Ashkelon, Israel for our principal offices and prototype laboratory on a month-to-month basis at a cost of 11,500 NIS ($3,080 based on the exchange rate of 3.733 NIS/dollar on December 31, 2012) plus VAT per month.  We believe that we could easily find similar space at comparable rent if necessary.

Legal Proceedings

We are not presently a party to any material litigation, other than Integrity Israel’s matters with Dimri discussed below.  We may, however, become involved in other litigation from time to time relating to claims arising in the ordinary course of our business.  These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

Integrity Israel is party to a loan and investment agreement with Dimri, pursuant to which Dimri loaned Integrity Israel a principal amount of NIS 1,440,000, subject to linkage differences in Israel ($385,748 based on an exchange rate of 3.733 NIS/dollar in effect on December 31, 2012). In connection with such loan, Dimri received shares of common stock representing 25% of Integrity Israel’s ordinary shares at such time. Under the Dimri agreement, certain rights in Integrity Israel were granted to Dimri, including an anti-dilution provision that provided that Dimri’s holdings in Integrity Israel would not be diluted below 18% of Integrity Israel’s issued capital shares as a result of any investment in Integrity Israel, subject to the fulfillment of certain requirements. On the date of the reorganization, Dimri owned 18% of Integrity Israel’s ordinary shares and, therefore, upon the completion of the reorganization, Dimri was entitled to receive 18% of the shares of common stock of the Company outstanding on such date in exchange for his shares in Integrity Israel, subject to the fulfillment of certain requirements. We believe, based on the advice of Israeli counsel, that, given Dimri no longer owns shares in Integrity Israel as a result of the reorganization, rights attached to the shares in Integrity Israel no longer exist in Integrity Israel and do not and have never existed in us. However, Dimri has refused to acknowledge or agree to the termination of these rights and has challenged our position. On June 23, 2011, Dimri appealed to the District Court of HaMerkaz District in Petah Tikva, Israel, requesting the court to appoint an arbitrator to decide the dispute between Integrity Israel, the founders of Integrity Israel and Dimri (HPB 40754-06-11). On December 26, 2011, an arbitrator was appointed in this matter.  On March 20, 2012, Dimri submitted a statement of claim to the arbitrator and pled for a declaratory judgment against Integrity Israel and the founders of Integrity Israel.  Dimri claimed that its rights under the loan and investment agreement, Integrity Israel’s articles of association and two other internal agreements entered into among the founders of Integrity Israel are valid and in effect.  Dimri also pled for an injunction requiring the founders of Integrity Israel to transfer shares of our common stock held by them to Dimri, from time to time, in such amounts necessary so that Dimri’s holdings in us would not be diluted below 18% of our issued share capital at any time.  The defendants in the arbitration submitted a statement of defense on May 28, 2012 and Dimri submitted a reply on June 14, 2012.  At a preliminary session held on June 19, 2012, the arbitrator suggested that the parties meet with him in order to examine whether a settlement can be reached.  A meeting for this purpose had been set for August 27, 2012 but has been postponed by the arbitrator.  After several postponements, Dimri submitted its affidavits on October 16, 2012. The defendants submitted their affidavits on February 7, 2013. Testimony and summary hearings have been set for June 2013.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth information known to us regarding the beneficial ownership of shares of our common stock and Series A Preferred Stock as of the date of this prospectus by: (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock and/or Series A Preferred Stock; (ii) each executive officer and director of Integrity; and (iii) all executive officers and directors of Integrity as a group.  In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock or Series A Preferred Stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included.  These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all securities that they beneficially own (within the meaning of Rule 13d-3 of the Exchange Act).  Holders of shares of our Series A Preferred Stock are entitled to vote such shares on an as converted to common stock basis; the Series A Preferred Stock does not entitle the holders thereof to separate voting rights.

Principal Stockholders

Name of Beneficial Owner	Class of Security	Number of Shares Beneficially Owned		Percent of Class (1)
Executive Officers and Directors:
Jacob Bar-Shalom	Common Stock	6,000	(2)	*
Zvi Cohen	Common Stock	361,702		6.6%
Israel Ehrlich	Common Stock	0		—
Dr. Robert Fischell	Common Stock	48,000		*
Avner Gal	Common Stock	498,410	(3)	9.0%
Joel L. Gold	Common Stock	318,432	(4)	5.8%
David Malka	Common Stock	211,644	(5)	3.9%
All Executive Officers and Directors As A Group (7 Persons)	Common Stock	1,444,188		25.3%
Principal Stockholders:
Amos and Daughters Investments and Properties Ltd. (6)	Common Stock	393,714		7.2%
Vayikra Capital, LLC (7)	Common Stock	398,467	(8)	7.3%
	Preferred Stock	375		5.0%
Y.H. Dimri Holdings (9)	Common Stock	719,998		13.2%
Howard Berg (10)	Preferred Stock	735	(11)	9.9%
William Freas (12)	Preferred Stock	525		7.1%

(1)
Common stock percentages are based on 5,460,600 shares of common stock outstanding as of the date of this prospectus.  Series A Preferred Stock percentages are based on 7,440.35 shares of Series A Preferred Stock outstanding as of the date of this prospectus.

(2)	Consists of 6,000 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(3)	Includes 88,259 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(4)	Includes 218,280 shares held by relatives and affiliates of Mr. Gold.

(5)	Includes 26,478 shares of common stock issuable upon the exercise of stock options exercisable within 60 days.

(6)
The address of Amos and Daughters Investments and Properties Ltd. is Shekel House, 111 Arlozorov St. Tel-Aviv 61216 Israel.  Eri Steimatzky has voting and investment control over the shares held by Amos and Daughters Investments and Properties Ltd.

(7)	The address of Vayikra Capital, LLC is 1 Farmstead Road, Short Hills NJ, 07078. Philip M. Darivoff has voting and investment control over the shares held by Vayikra Capital, LLC.

(8)
Excludes 64,655 shares of common stock issuable upon the conversion of shares of Series A Preferred Stock which are not convertible within 60 days and 64,655 shares of common stock issuable upon the exercise of warrants which are not exercisable within 60 days.

(9)
The address of Y.H. Dimri Holdings is 1 Jerusalem St. Netivot, 87710 Israel.  Y.H. Dimri is entitled to these subject to the fulfillment of certain requirements.  Yigal Dimri has voting and investment control over the shares held by Y.H. Dimri Holdings.

(10)	The address of Howard Berg is 101 Old Short Hills Road, West Orange NJ 70521.

(11)	Includes 431 shares held indirectly in M. Berg’s IRA account with respect to which Mr. Berg has voting and dispositive power.

(12)	The address of William Freas is 211 Carter Drive, Westchester PA 19382.

SELLING STOCKHOLDERS

The following table sets forth the name of each selling stockholder and the number of shares of common stock that each selling stockholder may offer pursuant to this prospectus. The majority of the shares of common stock being offered by the selling stockholders hereunder were acquired by the selling stockholders in a private placement, which was completed on March 13, 2013.  The shares of common stock being offered by the selling stockholders hereunder consist of 1,284,925 shares issuable upon conversion of our Series A Preferred Stock; 1,539,546 shares issuable upon the exercise of warrants (of which 1,284,925 were issued to the holders of the Series A Preferred Stock and the balance were issued to the placement agent for the offering of the Units, as partial consideration for its services as such) and 2,150 shares that were acquired in the initial closing and not exchanged for Units (at the option of the holder thereof).  Except as otherwise indicated, we believe that each of the beneficial owners and selling stockholders listed below has sole voting and investment power with respect to such shares, subject to community property laws, where applicable.  Unless otherwise noted, the address of each stockholder is c/o Integrity Applications, Inc., P.O. Box 432, Ashkelon 78100, Israel.

None of the selling stockholders has had a material relationship with us other than as a stockholder at any time within the past three years or has ever been one of our officers or directors.   Each of the selling stockholders has purchased its shares of our common stock to be resold hereunder in the ordinary course of business and, at the time of purchase, none of the selling stockholders was party to any agreement or understanding, directly or indirectly, with any person to distribute the shares of our common stock to be resold by such selling stockholder under this registration statement.

In accordance with the rules and regulations of the SEC, in computing the number of shares of common stock (as applicable) beneficially owned by a person and the percentage ownership of that person, shares issuable through the exercise of any option, warrant or right, through conversion of any security held by that person that are currently exercisable or that are exercisable within 60 days are included.  These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person.  Moreover, the chart below does not take reflect that holders of the Series A Preferred Stock will not be permitted to convert their shares of Series A Preferred Stock if such conversion would cause such holder to beneficially own more than 4.99% of the outstanding common stock.

	Shares Owned Prior to the Offering			Number of Shares Being Offered		Shares Owned After the Offering
Name of Beneficial Owner	Number		Percent (1)	Shares		Number		Percent (1)
Charles Abramovitz	58,655		1.0%	34,482		24,173	(2)	*
Anthony Ah Koy	6,898		*	6,898		0		*
Michael Ah Koy - Sir James M. Ah Koy JT TEN WROS (3)	87,586		1.5%	87,586		0		*
Herbert R and Louise G Alcorn JT TEN/WROS (4)	17,240		*	17,240		0		*
H. Applebaum Family Trust July 12, 1992 (5)	41,240		*	17,240		24,000		*
John Ballantyne	34,482		*	34,482		0		*
Howard Berg (6)	333,446		5.4%	253,448		80,000		1.3%
Adam Boris	12,688			8,688		4,000		*
Sam Buck Jr.	30,756		*	22,756		8,000		*
Daniel C. Cadle	8,560		*	3,792		4,768		*
Chunlin Chiang	34,482		*	34,482		0		*
Chicago London Investors LTD (7)	6,896		*	6,896		0		*
John W. Clingman	50,482		*	34,482		16,000		*
Brian E. Dahl	50,482		*	34,482		16,000		*
Jay Eisen (8)	32,754		*	32,754		0		*
Michael Engmann	46,412		*	46,412		0		*
Morris E. Franklin Jr. Trust (9)	25,240		*	17,240		8,000		*
William Freas	181,034		3.0%	181,034		0		*
Aron Green (10)	12,310			12,310		0		*
Fred Harris	17,240		*	17,240		0		*
Chad Heimsoth	25,240		*	17,240		8,000		*
J&C Johnstone Ltd. (11)	17,240		*	17,240		0		*
JAG Multi Investments LLC (12)	68,755		1.1%	34,482		34,273		*
Larry Kaibel	50,482		*	34,482		16,000		*
Michael Katz	25,240		*	17,240		8,000		*
Dennis K Larson	66,482		1.2%	34,482		32,000		*
Robert I Lerman	17,240		*	17,240		0		*
Bernard Levenberg	4,826		*	4,826		0		*
LFM Investments Inc. (13)	86,208		1.5%	86,208		0		*
Andre Marcus	137,930		2.3%	137,930		0		*
Massad and Massad Investments LP (14)	10,344		*	10,344		0		*
Linda Masters	2,150		*	2,150		0		*
Jonathan Mayo (15)	34,480		*	34,480		0		*
Gorge Melas-Kyriazi	75,724		1.3%	51,724		24,000		*
Jonathan Meyers & Patricia Meyers JT TEN WROS (16)	76,964		1.3%	68,964		8,000	(17)	*
Christine A. Mittman	65,535		1.1%	48,966		16,569		*
Donald B. Moskovitz Living Trust UAD 08/05/02 (18)	3,448		*	3,448		0		*
Mitchell Needleman	17,240		*	17,240		0		*
Gregory Pepus	49,240		*	17,240		32,000
Mark Pollack	13,792		*	13,792		0		*
RBC Capital Markets LLC Custodian FBO William Hunt IRA (19)	34,482		*	34,482		0		*
RBC Capital Markets LLC Custodian FBO Joel P. Iannuzzi IRA (20)	34,998		*	34,998		0		*
RBC Capital Markets LLC Custodian FBO Roy D. Mittman IRA (21)	63,865		1.1%	44,550		19,315	(22)	*
Thomas Smith (23)	34,327		*	25,758		8,569		*
RBC Capital Markets Custodian FBO C. Glen Wensley IRA (24)	25,240		*	17,240		8,000		*
Michael C Robert and Patricia R Ochoa JT TEN/WROS (25)	66,482		1.1%	34,482		32,000		*
Mark Ropchock	17,240		*	17,240		0		*
Martin Rosenman	17,240		*	17,240		0		*
Steven C Russell Revocable Trust U/A DTD 01/10/2000 (26)	94,826		1.6%	94,826		0		*
Seaview Orthopaedic 401(k) Plan UAD 06301986 PSDA Harry Wolfmuller (27)	14,086		*	11,206		2,880		*
Mier Isumor Schweid	5,172		*	5,172		0		*
Ian Scott	124,138		2.1%	124,138		0		*
Barry Shemaria	16,034		*	16,034		0		*
Steven and Judy Slaybaugh (28)	50,482		*	34,482		16,000		*
James H. Smith	34,482		*	34,482		0		*
Jay R. Solan	28,172	(29)	*	12,172	(29)	16,000	(30)	*
Spacemaker Marketing LTD (30)	68,964		1.2%	68,964		0		*
SSD Investment Company LTD (31)	17,240		*	17,240		0		*
O. Bernard Starkman Living Trust UAD 04/27/1998 (32)	34,482		*	34,482		0		*
Johe Sylvia S. Revocable Trust UAD 11/07/2008 (33)	15,764		*	7,964		7,800		*
John Swan	34,482		*	34,482		0		*
Anthony Towell	17,792		*	13,792		4,000		*
James Waring	34,482		*	34,482		0		*
Hall B. & Amy I Whitaker, JT TEN WROS (34)	3,448		*	3,448		0		*
Wayne and Marsha Winget JT TEN/WROS (35)	17,240		*	17,240		0		*
Isaac Wolhendler	5,172		*	5,172		0		*
Thomas Wollschlager	66,482		1.1%	34,482		32,000		*
Donald E. Womeldorph Jr.	25,240		*	17,240		8,000		*
Vayikra Capital LLC (36)	527,777		8.3%	129,310		398,467		6.4%
Bin Zhang and Yinghung (37)	17,240		*	17,240		0		*
Andrew Garrett, Inc. (38)	386,112		7.07%	256,556		129,556		2.2%

——————————
*	Less than one percent.

(1)	Based upon 5,460,600 shares of common stock issued and outstanding as of the date of this prospectus.

(2)	Includes 11,603 shares held by RBC Capital Markets LLC Custodian FBO Charles Abramovitz CPA SEP-IRA.

(3)	Michael Ah Koy and Sir James M. Ah Koy share voting and investment control over shares held by them as joint tenants.

(4)	Herbert R and Louise G Alcorn share voting and investment control over shares held by them as joint tenants.

(5)	Howard Applebaum has voting and investment control over the shares held by the H Applebaum Family Trust U/A Dtd 07/17/92.

(6)
Includes 35,984 shares held by the Specialists In Otolaryngology Defined Benefit Plan U/A Dtd 01/01/2009, of which Howard Berg has voting and investment control.  Howard Berg has voting and investment control over shares held by RBC Capital Markets LLC Custodian FBO Howard Berg IRA.

(7)	Simon Feldman has voting and investment control over the shares held by Chicago London Investors Ltd.

(8)	Includes 4,476 shares of common stock held by RBC Capital Markets LLC Custodian FBO Jay Eisen IRA, of which Jay Eisen has voting and investment control.

(9)	Morris E. Franklin Jr. has voting and investment control over the shares held by the Morris E. Franklin Jr. Trust.

(10)	Includes 5,310 shares of common stock held by Seaview Orthopaedic 401(k) Plan UAD 06/30/1986 SPDA Aron Green, of which Aron Green has voting and investment control.

(11)	James E. Johnstone and Cynthia Johnstone have has voting and investment control over the shares held by J&C Johnstone Ltd.

(12)	Alexander M. Goren and James G. Goren have voting and investment control over the shares held by JAG Multi Investments LLC.

(13)	Fred Merritt has voting and investment control over the shares held by LFM Investments Inc.

(14)	Eugene Massad has voting and investment control over the shares held by Massad and Massad Investments LP.

(15)	Includes 17,240 shares of common stock held by RBC Capital Markets Custodian FBO Jonathan Mayo IRA, of which Jonathan Mayo has voting and investment control.

(16)
Jonathan Meyers & Patricia Meyers share voting and investment control over shares held by them as joint tenants.  Jonathan Meyers has voting and investment control over the shares held by RBC Capital Markets LLC Custodian FBO Jonathan Meyers IRA.

(17)	Includes 8,000 shares of common stock held by RBC Capital Markets LLC Custodian FBO Jonathan Meyers IRA, of which Jonathan Meyers has voting and investment control.

(18)	Donald B. Moskovitz has voting and investment control over the shares held by Donald B. Moskovitz Living Trust UAD 08/05/02.

(19)	William Hunt has voting and investment control over shares held by RBC Capital Markets LLC Custodian FBO William Hunt IRA.

(20)	Includes 34,988 shares of common stock held by RBC Capital Markets LLC Custodian FBO Joel P. Iannuzzi IRA. over which Joel P. Iannuzzi has voting and investment control

(21)
Includes 28,003 shares of common stock over which Harry Wolfmuller and Arthur Vasen have voting and investment control over the shares held by the Seaview Orthopaedics 401k U/A DTD 06/30/1986 FBO Roy D. Mittman.  Harry Wolfmuller and Arthur Vasen have voting and investment control over shares held by RBC Capital Markets LLC Custodian FBO Roy D. Mittman IRA.

(22)
Includes 19,315 shares of common stock over which Harry Wolfmuller and Arthur Vasen have voting and investment control over the shares held by the Seaview Orthopaedics 401k U/A DTD 06/30/1986 FBO Roy D. Mittman.

(23)
Thomas Smith has voting and investment control over shares held by RBC Capital Markets LLC Custodian FBO Thomas Smith Segregated Rollover IRA.  Includes X shares of common stock over which Thomas Smith has voting and investment control over the shares held by RBC Capital Markets LLC Custodian FBO Thomas Smith Segregated Rollover IRA.    Includes 5,068 shares of common stock held by RBC Capital Markets LLC Custodian FBO Thomas Smith Segregated Rollover IRA, of which Thomas Smith has voting and investment control.

(24)	C. Glen Wensley has voting and investment control over shares held by RBC Capital Markets LLC Custodian FBO C. Glen Wensley IRA.

(25)	Michael C Robert and Patricia R Ochoa share voting and investment control over shares held by them as joint tenants.

(26)	Steven C Russell has voting and investment control over shares held by Steven C Russell Revocable Trust U/A DTD 01/10/2000.

(27)
Includes 6,500 shares of common stock over which Harry Wolfmuller and Arthur Vasen have voting and investment control over the shares held by The Seaview Orthopedics 401(K) Uad 6/30/86 Self Directed Account FBO Harry Wolfmuller.

(28)	Steven and Judy Slaybaugh share voting and investment control over shares held by them as joint tenants.

(29)	Includes 15,000 shares held in a joint account with the Selling Stockholder’s spouse.

(30)	Ronald Astrup has voting and investment control over the shares held by Spacemaker Marketing LTD.

(31)	Scott Dabney has voting and investment control over the shares held by SSD Investment Company LTD.

(32)	O. Bernard Starkman has voting and investment control over the shares held by the O. Bernard Starkman Living Trust UAD 04/27/1998.

(33)	Johe Sylvia has voting and investment control over the shares held by Johe Sylvia S. Revocable Trust UAD 11/07/2008.

(34)	Hall B. & Amy I. Whitaker share voting and investment control over shares held by them as joint tenants.

(35)	Wayne and Marsha Winget share voting and investment control over shares held by them as joint tenants.

(36)	Philip M. Darivoff has voting and investment control over the shares held by Vayikra Capital, LLC.

(37)	Bin Zhang and Yinghung share voting and investment control over shares held by them as joint tenants.

(38)	Andrew Sycoff has voting and investment control over the shares held by Andrew Garrett, Inc.

MANAGEMENT

Directors and Executive Officers

The following is a list of the names, ages and positions of our directors and executive officers as well as one significant employee, Eugene Naidis as of the date of this prospectus.  The directors hold office for one year terms and until their successors have been elected and qualified.  The executive officers hold office for one year terms or until their successors are elected by the board of directors.  The executive officers and directors of Integrity Israel are the same as our executive officers and directors, except that Elazar Sonnenschein, a designee of Dimri pursuant to the loan and investment agreement with Dimri, serves as a director of Integrity Israel.

Name	Age	Position
Avner Gal	58	Chairman of the Board, President and Chief Executive Officer
Zvi Cohen	58	Director
Dr. Robert Fischell	83	Director
Israel B. Ehrlich	58	Director
Joel L. Gold	70	Director
David Malka	47	Director and Vice President of Operations
Jacob Bar-Shalom	46	Chief Financial Officer
Eugene Naidis	45	Project Manager

Avner Gal has served as our Chairman of the Board and Chief Executive Officer since our founding in 2001.  Prior to founding us, Mr. Gal served as a managing director of Solid Systems, an Israeli start-up company engaged in the development of radar and ultra-sound technologies, from 2000 to 2001.  From 1999 to 2000, Mr. Gal served as an engineering department manager with Comverse Network Systems.  From 1996 to 1999, Mr. Gal was a section head at MTI Engineering Ltd., a consulting company and electronic systems provider in the communications, aerospace and military industries.  Prior to entering the private sector, Mr. Gal served for twenty-three years in various field and headquarters positions in the Israeli Navy and retired as a Naval Commander.  Mr. Gal received a Bachelor of Science degree in electrical engineering from the Technion - Israeli Institute of Technology in Haifa, Israel, a Master of Science degree in electrical engineering from the Naval Postgraduate School in Monterey, California and a Masters of Business Administration in marketing management from the University of Derby, Israeli Branch, Ramat-Efaal, Israel.  As an Israeli Naval Officer, Mr. Gal spent the majority of his duty as a development engineer.  Among other projects, he initiated, characterized and managed the development of a full Electronic Warfare, which we refer to as EW, suite (interception and deception), which is still operational on board all missile patrol boats of the Israeli Navy.  Another EW system which Mr. Gal was in charge of developing is operational on board Israeli submarines.  Mr. Gal was also the head of the Israeli Navy’s technical intelligence branch and served as the managing integrator for the electronic combat suite on board Dolphin submarines.  During the last 25 years, Mr. Gal has been the primary instructor in the Naval Projects’ Officers Course.  Mr. Gal’s scientific and business education and experience, as well as his knowledge of the Company and its product candidate gained through his role as the Company’s Chief Executive Officer, are all factors that led to the conclusion that he should serve as a member of our board of directors.

Zvi Cohen has served as one of our directors since our founding in 2001.  Mr. Cohen founded Zicon Ltd., an Israeli company engaged in the businesses of assembling, manufacturing and engineering electronic components, in 1985 and served as a managing director of the company from 1985 until February 2001, and as President from February 2011 until September 2011.  Each of Zicon and Mr. Cohen initiated insolvency proceedings in September 2011.  On September 19, 2011, in connection with such insolvency proceedings, the District Court of HaMerkaz District in Petah Tikva, Israel, sitting in its capacity as a bankruptcy court (PRK 24929-09-11), appointed Adv. Israel Bachar and Mr. Uriel Alfasi, CPA as joint trustees for Zicon, and ordered that all proceedings initiated against Zicon and/or against Mr. Cohen, will be stayed until further decision.  In January 2012, the sale of Zicon's Ltd. outstanding and issued share capital was approved by the court.  However, we have been advised that no distribution to creditors has been made yet.  Prior to founding Zicon, Mr. Cohen served in various operations capacities with Electrical Industries Manufacturing.  Mr. Cohen is currently exploring available opportunities following the sale of Zicon.  Mr. Cohen received a Bachelor of Science degree in industrial management and a Master of Business Administration degree, both from Tel-Aviv University, Tel-Aviv, Israel.  Mr. Cohen’s experience in the medical device industry, and in particular with respect to the manufacture and assembly of such devices, led to the conclusion that he should serve as a member of our board of directors

Dr. Robert Fischell has served as one of our directors since 2010.  Dr. Fischell is an inventor and serial entrepreneur with over 160 issued U.S. patents.  Starting in 1959, Dr. Fischell spent over 30 years with the Johns Hopkins University Applied Physics Laboratory, which resulted in 53 patents in both aerospace and biomedical technology.  His interests at Johns Hopkins then turned to the invention of new medical devices such as pacemakers and implantable heart defibrillators.  Starting in 1969, Dr. Fischell began the formation of 14 private companies that licensed his patents on medical devices.  These companies include Pacesetter Systems, Inc. (purchased by Siemens and now part of St. Jude Medical, Inc.), IsoStent, Inc. (merged with Cordis Company, a Johnson and Johnson Company), NeuroPace, Inc., Neuralieve, Inc., Angel Medical Systems, Inc., and Svelte Medical Systems, Inc.  As it relates to diabetes management devices, he was the inventor of the first implantable insulin pump (which became Minimed, which was sold to Medtronic).  Dr. Fischell’s honors include Inventor of the Year for the USA in 1984, election to the National Academy of Engineering in 1989, the Distinguished Physics Alumnus Award of the University of Maryland, and several medals for distinguished accomplishments in science, engineering and innovation.  In 2004, Discover magazine gave Dr. Fischell their annual Technology for Humanity award.  In 2008, Dr. Fischell received the honorary degree of Doctor of Humane Letters from the Johns Hopkins University in recognition of his many lifesaving inventions.  From June 2009 until March 2011, Dr. Fischell was a director of InspireMD, Inc. (OTCBB: NSPR), a medical device company focusing on the development and commercialization of its proprietary stent system, MGuard.  Dr. Fischell received his BSME degree from Duke University and MS and Sc.D. degrees from the University of Maryland.  Dr. Fischell’s extensive experience in the medical device industry, including inventing and commercializing numerous medical devices, led to the conclusion that he should serve as a member of our board of directors.

Dr. Fischell was appointed to the Board of Directors by Andrew Garrett, Inc. pursuant to the placement agent agreement between Integrity and Andrew Garrett, Inc. dated September 1, 2009, which agreement permitted Andrew Garrett, Inc. to appoint one persons to serve as either a director or observer on Integrity’s Board of Directors upon Andrew Garrett, Inc. placing an aggregate of $5,000,000 of Integrity’s securities.

Israel B. Ehrlich has served as one of our directors since February 2013.  Mr. Ehrlich has been the Manager of I.E. Orniv Investment Ltd., a private Israeli company that provides financial and management consulting services.  From 2006 to 2012, Mr. Ehrlich served as the head of the retail division, Deputy Chief Executive Officer and a Director of Mercantile Discount Bank Ltd.  From 1991 to 2001, Mr. Ehrlich served in various positions with Carmel Mortgage Bank, including most recently as Chief Executive Officer, until the bank was sold to Union Bank of Israel.  Mr. Ehrlich currently serves on the board of directors of New-Pharm, Ltd.  Mr. Ehrlich received a Bachelor of Arts degree in Economics and a Master of Business Administration in Finance, both from Tel-Aviv University.   Mr. Ehrlich’s extensive experience in the financial and banking industries and his knowledge of financing and accounting matters are all factors that led to the conclusion that he should serve as a member of our Board of Directors.

Joel L. Gold has served as one of our directors since 2005.  Mr. Gold is an Investment Banker at Buckman Buckman & Reid, Inc, an investment-banking firm located in New Jersey.  From November 2004 until June 2010, he was an investment banker at Andrew Garrett, Inc., the placement agent for our recently completed private placement.  From January 1999 until December 1999, he was an Executive Vice President of Solid Capital Markets, an investment-banking firm also located in New York City. From September 1997 to January 1999, he served as a Senior Managing Director of Interbank Capital Group, LLC, an investment banking firm also located in New York City.  From April 1996 to September 1997, Mr. Gold was an Executive Vice President of LT Lawrence & Co., and from March 1995 to April 1996, Managing Director of Fechtor Detwiler & Co., Inc. Mr. Gold was a Managing Director of Furman Selz Incorporated from January 1992 until March 1995. From April 1990 until January 1992, Mr. Gold was a Managing Director of Bear Stearns and Co., Inc. For approximately 20 years before he became affiliated with Bear Stearns, he held various positions with Drexel Burnham Lambert, Inc. He is currently a director of Food Innovations, a specialty food company.  From 2008 until 2011, Mr. Gold was also a director of Best Energy Services, Inc., an energy production equipment and services company.  From 1995 until the company’s sale in April 2011, Mr. Gold served as a director of Emerging Vision, a formerly publicly held retail eye care company.  Mr. Gold also served as a director of BlastGard International, a publicly held developer of blast mitigation materials, until his resignation from the board on February 2010.  Mr. Gold has a B.S. in accounting from Brooklyn College, an M.B.A. from Columbia Graduate School of Business, and a Juris Doctorate from New York University Law School. Mr. Gold is the President and Founder of Just One Life, a charitable organization that assists women with difficult childbirth conditions.  Mr. Gold’s extensive knowledge and experience in the area of finance, as well as his experience as a director of a publicly held company, are all factors that led to the conclusion that he should serve as a member of our board of directors.

David Malka has served as one of our directors and Integrity’s Executive Vice President of Operations since March 2012.  Prior to that, Mr. Malka was a director and Integrity’s Vice President of Operations since 2003.  Prior to joining us, Mr. Malka served as a vice president of operations for Solid Systems from 2000 to 2003.  From 1994 to 2000, Mr. Malka served as a manager of production and purchasing at Kollmorgen-Servotronix, an Israeli company specializing in the design, development and manufacture of digital servo control systems.  From 1991 to 1993, Mr. Malka was a production design and inspection worker at TFL Time & Frequency Systems Ltd.  Mr. Malka has a degree in practical engineering - industrial management from the Institute of Work & Production Productivity, Tel-Aviv and a Bachelor of Arts degree in management from the Open University in Israel.  Mr. Malka’s extensive executive experience in the medical device industry led to the conclusion that he should serve as a member of Integrity’s Board of Directors.

Jacob Bar-Shalom has served as Integrity’s Chief Financial Officer since January 2011.  Since December 2008, Mr. Bar-Shalom has served as a principal of XplanIT Financial Consulting and Outsourcing, a company that provides financial services to private and publicly-held high-tech companies.  In this capacity, he also currently serves as the Chief Financial Officer of Speech Modules Ltd.  Prior to joining XplanIT, Mr. Bar-Shalom served as the Group Chief Financial Officer of Veolia Israel, a subsidiary of Veolia Environment (NYSE: VE), a worldwide provider of environmental services, from February 2007 to November 2008.  From January 2006 to January 2007, Mr. Bar-Shalom served as the outsourced Chief Financial Officer of Acro, Inc. (OTCBB: ACRI), a provider of detection devices for the homeland security market.  Mr. Bar-Shalom also previously served as the Chief Financial Officer of Digital Fuel Technologies, an international software company that was later acquired by VMware (NYSE:VME), from 2002 until 2005, and as a Senior Manager at the accounting firms BDO Seidman and Ernst & Young.  Mr. Bar-Shalom holds a Masters of Business Administration from the Hebrew University in Jerusalem and is a Certified Public Accountant in the U.S.  Mr. Bar-Shalom serves as Chairman of the Board of MicroFinance Israel, a not-for-profit organization that he founded.

Eugene Naidis joined us in 2002 as a software engineer and since 2005 has served as the project manager.  Prior to joining us, Mr. Naidis served as a software team manager at Solid Systems from 1996 to 2002.  From 1999 to 2002, Mr. Naidis also served as a software engineer at INESA East, an Israeli company engaged in the development, design and manufacturing of specialty measurement devices.  Prior to joining Solid Systems, Mr. Naidis served as a programmer at Luck-Scan, a technological incubator in Ashkelon, Israel and at Magnitogorsk Iron & Steel Works, Magnitogorsk, Russian Federation.  Mr. Naidis received a Bachelor of Science degree in metallurgy engineering and a Master of Science degree in metallurgy and computer engineering from the Metallurgical Institute, Magnitogorsk, Russian Federation, and an authorization in systems programming from the Institute for Labor and Productivity, Tel Aviv, Israel.

Advisory Board

In addition to our executive officers and directors, we also have an Advisory Board that provides advice to us with respect the development of our product candidates.   The Advisory Board is an advisory body only and does not have the power to make decisions on behalf of the Company.  Members of the Advisory Board do not receive any compensation from us.  Biographical information regarding the members of our Advisory Board are set forth below.

Dr. Ilana Harman-Boehm, M.D. heads the Department of Internal Medicine and is the Director of the Diabetes Unit at Soroka University Medical Center in Beer-Sheba, Israel.  Dr. Harman served as deputy Chairman for the Israeli Diabetes Association and serves as Director of Educational Programs.

Professor Yariv Malimovka, M.D. is a leading expert in vascular surgery.  He currently serves as a senior scientific advisor to major medical centers (such as Clinica Tara Tenerife España) in Spain, as well as in Eastern Europe.  In addition, Professor Malimovka also manages Internacional Clinic Arterial Disease, an institute for research and treatment of arteriosclerosis in Madrid, Spain.

Mr. Adi Ickowicz, Bsc. ME serves as Director of MedicSense, a consulting firm which specializes in helping companies navigating the international regulatory maze.  With more than 20 years of experience, Mr. Ickowicz has helped many companies meet regulatory demands for their products, guiding them through specific technological requirements and best practices for the collection of clinical data.

None of the members of the Advisory Board have entered into any written agreements with the Company (directly or indirectly), except that we are party to an agreement with MedicSense, of which Mr. Adi Ickowicz is a principal, pursuant to which MedicSense has agreed to assist us in our efforts to obtain FDA clearance and CE Mark approval for its product candidate in consideration for a monthly fee and options to acquire shares of our common stock.

Director Compensation

Directors and members of the Advisory Board receive no compensation from us other than their compensation as employees of ours, for those that are employees, which compensation is described below under Executive Compensation.

Executive Compensation

Summary Compensation Table

The following table sets forth information for the fiscal years ended December 31, 2012 and 2011 concerning the compensation of Avner Gal, Integrity’s Chief Executive Officer and President, Jacob Bar-Shalom, Integrity’s Chief Financial Officer, and David Malka, Integrity’s Executive Vice President of Operations.

Name and Principal Position	Year	Salary		All Other Compensation		Option Awards		Total Compensation

Avner Gal	2012 (1)	$163,813		$19,940	(2)	$252,048	(3)	$435,801
Chief Executive Officer	2011 (4)	$180,088		$17,252	(5)	$218,118	(3)	$415,458

Jacob Bar-Shalom	2012 (1)	$80,265		$9,182	(6)	$12,814	(3)	$102,261
Chief Financial Officer	2011 (4)	$27,097	(7)	$56,023	(8)	$0		$83,120

David Malka	2012 (1)	$85,914		$19,282	(9)	$75,615	(3)	$180,811
Executive Vice President
of Operations	2011 (4)	$91,835		$21,159	(10)	$65,436	(3)	$178,430

(1)	Calculated based on the average exchange rate for the year of New Israeli Shekels to U.S. Dollars of NIS 3.844 = U.S. $1.00

(2)
Includes $18,161 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile and $1,779 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive.

(3)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year in accordance with FASB ASC Topic 718 for stock options granted to the executive.

(4)	Calculated based on the average exchange rate for the year of New Israeli Shekels to U.S. Dollars of NIS 3.5821 = U.S. $1.00

(5)
Includes $15,577 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile and $1,675 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive.

(6)
Includes $9,057 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile and $125 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive.

(7)	Includes salary expenses commencing September 1, 2011.

(8)
Includes amounts paid to XplanIT Ltd., of which Mr. Bar-Shalom serves as a principal, pursuant to which XplanIT Ltd. agreed to provide Mr. Bar-Shalom’s services to us in exchange for a monthly retainer of NIS 11,000 plus VAT, with additional work, if any, to be performed at a rate of NIS 400 per hour plus VAT, as well as reimbursement of business expenses commensurate with our expense reimbursement policies. The XplanIT agreement was terminated on August 31, 2011 and, commencing on September 1, 2011, Mr. Bar-Shalom began providing services to us pursuant to an employment agreement.  See “-Jacob Bar-Shalom,” below.

(9)
Includes $18,595 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile and $687 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive.

(10)
Includes $20,422 in automobile expenses paid by us, including leasing costs, insurance premiums, gasoline and/or repairs incurred in connection with the executive’s automobile and $737 in cellular communications expenses paid by us, representing the estimated costs of our cellular communications expenses attributable to the executive.

Outstanding Equity Awards At Fiscal Year End

The following table sets forth for each of Integrity’s named executive officers certain information regarding unexercised options as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)	Option Exercised		Option Expiration
Avner Gal Chief Executive Officer	88,259	176,518	$5.80	(1)	March 12, 2022
Jacob Bar-Shalom Chief Financial Officer	6,000	4,000	$5.80	(1)	March 12, 2022
David Malka Executive Vice President of Operations	26,478	52,956	$5.80	(1)	March 12, 2022

(1)
On April 25, 2013, the Board of Directors approved an amendment to the outstanding stock option awards for the above named officers to lower the exercise price per share of their stock options from $6.25 to $5.80.

Avner Gal

Avner Gal entered into an employment agreement with Integrity Israel in October 2010 pursuant to which Mr. Gal agreed to continue to serve as the Chief Executive Officer and managing director of Integrity Israel.  Mr. Gal’s employment agreement provides for an annual salary of NIS 480,000, or $132,267 based on the exchange rate of 3.629 NIS / $1.00 USD in effect on April 19, 2013, an annual bonus to be determined by the Board of Directors, an additional sum payable in the event that Mr. Gal meets certain milestones approved by the Board of Directors, as well as the payment of certain social and insurance benefits and the use of a company car.  The agreement also provides that Mr. Gal’s salary and bonus shall be subject to increase from time to time at the discretion of the board of directors.  We expect that Mr. Gal’s bonus formula, as previously determined by the board of directors, will be renegotiated once Integrity Israel has begun commercialization of its products.  The agreement is terminable by either party on 180 days notice, immediately by Integrity Israel with the payment of an amount equal to 180 days of annual salary, or immediately by Integrity Israel for cause (as defined in the agreement) without the payment of severance.  Mr. Gal is subject to non-compete and a confidentiality agreement during the term of the agreement and for one year thereafter.

Pursuant to his employment agreement, in March 2012, Mr. Gal was granted options to purchase 264,778 shares of common stock at an exercise price per share $6.25 per share.  Mr. Gal’s options vested (or in the case of clauses (ii) and (iii) below, will vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.  On April 25, 2013, the Board of Directors approved an amendment to these stock options to lower the exercise price per share from $6.25 to $5.80.

Jacob Bar-Shalom

On January 1, 2011, we appointed Jacob Bar-Shalom as Chief Financial Officer.  From January 1, 2011 until August 31, 2011, Mr. Bar-Shalom provided services to us pursuant to an agreement between us and XplanIT Ltd., of which Mr. Bar-Shalom serves as a principal.  Pursuant to our agreement with XplanIT, we paid XplanIT a monthly retainer of NIS 11,000 plus VAT for the preparation of our annual and three quarterly reports in accordance with US GAAP and general accounting and financial reporting services, with additional work, if any, to be performed at a rate of NIS 400 per hour plus VAT, as well as reimbursement of business expenses commensurate with our expense reimbursement policies.  Commencing September 1, 2011, Mr. Bar-Shalom began performing services for us as a part-time employee, in the capacity of Chief Financial Officer, pursuant to an employment agreement that provides for an annual salary of NIS 240,000, or approximately $66,135 based on the exchange rate of 3.629 NIS / $1.00 USD in effect on April 19, 2013.  Such employment agreement contains non-competition and confidentiality provisions to which Mr. Bar-Shalom is subject.  Effective July 15, 2012, Mr. Bar-Shalom’s employment agreement was amended to provide a car allowance for Mr. Bar-Shalom in addition to the other compensation provider for thereunder.  The cost of this benefit to the Company is expected to be approximately the same as the cost for the Company cars provided to each of Mr. Gal and Mr. Malka.

On March 12, 2012, Integrity granted to Mr. Bar-Shalom options to purchase 10,000 shares of common stock.  The options are exercisable at $6.25 per share and vest or vested in 5 equal installments on each of March, 12, 2012, September 12, 2012, March 12, 2013, September 12, 2013 and March 12, 2014.  On April 25, 2013, the Board of Directors approved an amendment to these stock options to lower the exercise price per share from $6.25 to $5.80.

David Malka

David Malka entered into an employment agreement with Integrity Israel in July 2010 pursuant to which Mr. Malka agreed to continue to serve as the vice president of operations of Integrity Israel.  Mr. Malka’s employment agreement provides for an annual salary of NIS 240,000, or approximately $66,135 based on the exchange rate of 3.629 NIS / $1.00 USD in effect on April 19, 2013, and an annual bonus to be determined by the board of directors and an additional sum provided that Mr. Malka reaches certain milestones approved by the board, as well as the payment of certain social and insurance benefits and the use of a company car.  The agreement also provides that Mr. Malka’s annual salary and shall be subject to increase from time to time at the discretion of the board of directors.  We expect that Mr. Malka’s bonus formula, as previously determined by the board of directors, will be renegotiated once Integrity Israel has begun commercialization of its products.  The agreement is terminable by either party on 90 days notice, immediately by Integrity Israel with the payment of an amount equal to 90 days of annual salary, or immediately by Integrity Israel for cause (as defined in the agreement) without the payment of severance.  Mr. Malka is subject to non-compete and a confidentiality agreement during the term of the agreement and for one year thereafter.

Pursuant to his employment agreement, in March 2012, Mr. Malka was granted options to purchase 79,434 shares of common stock at an exercise price per share $6.25 per share.  Mr. Malka’s options vested (or in the case of clauses (ii) and (iii) below, will vest) in one-third increments upon (i) submission of clinical trials’ results to the Notified Body; (ii) the receipt of CE mark approval; and (iii) the receipt of FDA approval, subject to immediate vesting in the event of a change of control.  On April 25, 2013, the Board of Directors approved an amendment to these stock options to lower the exercise price per share from $6.25 to $5.80.

Eugene Naidis

We entered into an employment agreement with Eugene Naidis on December 1, 2004.  Pursuant to this agreement, Mr. Naidis is engaged by us as a project manager and software engineer pursuant to the following terms and conditions: (i) Mr. Naidis is entitled to paid annual leave of 1.5 days for every full month of employment by us and to a standard pension plan; (ii) as we consider Mr. Naidis’ position to be one that requires a special degree of personal trust, Mr. Naidis is not entitled to compensation for working overtime; and (iii) Mr. Naidis is subject to  non-competition and non-solicitation restrictions during the term of his employment and for six months thereafter and to standard non-disclosure obligations and protection of our intellectual property rights.  If it is determined that Mr. Naidis’ position is not one that requires a special degree of personal trust, he would be entitled to overtime.  Mr. Naidis also receives a cellular phone from us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Integrity is not aware of any transactions since the beginning of its last fiscal year or any proposed transactions in which Integrity was or is a party, in which (1) the amount involved exceeded the lesser of $120,000 or 1% of the average of Integrity’s total assets at year end for the last two completed fiscal years and (2) in which a director, director nominee, executive officer, holder of more than 5% of Integrity’s common stock or Series A Preferred Stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

DESCRIPTION OF SECURITIES

General

The following description of our capital stock and provisions of our certificate of incorporation and bylaws are summaries and are qualified by reference to our certificate of incorporation, bylaws and, with respect to the anti-dilution provision described under “—Common Stock”, the form of subscription agreement between us and the investors in the private placement.

Common Stock

As of the date of this prospectus, 40,000,000 shares of common stock were authorized and 5,460,600 shares of common stock were issued and outstanding, held of record by 93 stockholders.

The holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders and do not have any cumulative voting rights. Holders of common stock are entitled to receive proportionally any dividends declared by the board of directors out of funds legally available therefor, subject to any preferential dividend or other rights of any then outstanding preferred stock.

In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities, subject to the prior rights of any then outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. All outstanding shares of common stock are validly issued, fully paid and nonassessable.

The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

We believe that given Dimri no longer owns shares in Integrity Israel as a result of the reorganization, any rights attached to the shares in Integrity Israel no longer exist in Integrity Israel and do not and have never existed in us.

Preferred Stock

Under the terms of our certificate of incorporation, the board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock, any or all of which may be greater than or senior to the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments on liquidation. In certain circumstances, an issuance of preferred stock could have the effect of decreasing the market price of the common stock.

Authorizing the board of directors to issue preferred stock and determine its rights and preferences has the effect of eliminating delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding stock. Upon the closing of the offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Series A 5% Convertible Series A Preferred Stock

On March 13, 2013, pursuant to our certificate of incorporation, our Board of Directors filed the certificate of designations with the Secretary of State of the State of Delaware.  The certificate of designations amends our certificate of incorporation, as amended to date, to provide for the issuance of the Series A Preferred Stock and to fix and determine the rights, preferences and restrictions relating to the Series A Preferred Stock.  The certificate of designations authorizes the issuance of up to 7,500 shares of Series A Preferred Stock.  As of the date of this prospectus, 7,440.35 shares of Series A Preferred Stock were issued and outstanding, held of record by 78 holders.

Subject to certain ownership limitations described below, the Series A Preferred Stock is convertible at the option of the holder at any time and from time to time into shares of common stock at a conversion price of $5.80 per share.  The conversion price of the Series A Preferred Stock is subject to adjustment for certain issuances of common stock or other securities of the Company at an effective price per share that is lower than the conversion price then in effect, as well as for stock splits, stock dividends, combinations of shares, similar recapitalization transactions and certain pro-rata distributions to common stockholders.  In addition, the holders of Series A Preferred Stock will be entitled to receive any securities or rights to acquire securities or property granted or issued by the Company pro rata to the holders of common stock to the same extent as if such holders had converted all of their shares of Series A Preferred Stock prior to such distribution.  In the event of a fundamental transaction, such as a merger, consolidation, sale of substantially all assets and similar reorganizations or recapitalizations of the Company, the holders of Series A Preferred Stock will be entitled to receive, upon conversion of their shares of Series A Preferred Stock, any securities or other consideration received by the holders of the common stock pursuant to the fundamental transaction.

Holders of Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 5% per annum, based on the stated value per share of Series A Preferred Stock, which was initially $1,000 per share.  Dividends on the Series A Preferred Stock are payable quarterly on March 31, June 30, September 30 and December 31 of each year, beginning on March 31, 2013, and on each conversion date (with respect to the shares of Series A Preferred Stock being converted).  Until September 13, 2013, dividends are payable only in cash.  Thereafter, dividends on the Series A Preferred Stock will be payable, at our option, in cash and/or, if certain conditions are satisfied (including, among others, that the volume weighted average trading price for our common stock on its principal trading market is equal to or greater than 110% of the then current conversion price for the Series A Preferred Stock for five consecutive trading days prior to the dividend payment date), shares of common stock.  Shares of common stock issued as payment of dividends will be valued at the then current conversion price of the Series A Preferred Stock.  We will incur a late fee of 9% per annum, payable in cash, on dividends that are not paid within three trading days of the applicable dividend payment date.

We may become obligated to redeem the Series A Preferred Stock in cash upon the occurrence of certain triggering events, including, among others, a material breach by us of certain contractual obligations to the holders of the Series A Preferred Stock, the occurrence of a change in control of the Company, the occurrence of certain insolvency events relating to the Company, or the failure of the common stock to continue to be listed or quoted for trading on one or more specified United States securities exchanges or a regulated quotation service.  In addition, upon the occurrence of certain triggering events, each holder of Series A Preferred Stock will have the option to require us to redeem such holder’s shares of Series A Preferred Stock for a redemption price payable in shares of common stock or receive an increased dividend rate of 9% on all of such holder’s outstanding Series A Preferred Stock.

Subject to certain conditions contained in the certificate of designations, we will have the option to force the conversion of the Series A Preferred Stock (in whole or in part) if the volume weighted average price for our common stock on its principal trading market exceeds $11.60 for each of any 20 trading days during any 30 consecutive Trading Day period and the average daily dollar trading value for our common stock during such 30 day period exceeds $100,000.

If we fail to timely deliver certificates for shares of common stock issuable upon conversion of the Series A Preferred Stock, which we refer to as conversion shares and, as a result, the holder is required by its brokerage firm to purchase shares of common stock to deliver in satisfaction of a sale by such holder of the conversion shares, which is commonly referred to as a “buy-in”, we will be required to: (a) pay the converting holder in cash an amount equal to the amount, if any, by which such holder’s total purchase price (including any brokerage commissions) for the shares of common stock so purchased exceeds the product of (i) the aggregate number of conversion shares due to the holder, multiplied by (ii) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions); and (b) at the option of such holder, either reissue (if surrendered) the shares of Series A Preferred Stock equal to the number of shares of Series A Preferred Stock submitted for conversion (in which case, such conversion will be deemed rescinded) or deliver to such holder the number of shares of common stock that would have been issued if we had timely complied with its delivery requirements.  In addition, we will be required to pay partial liquidated damages of $10 for each $1,000 of stated value of any shares of Series A Preferred Stock which have been converted by a holder and in respect of which we fail to deliver conversion shares by the eighth day following the applicable conversion date.

As long as at least 15% of the originally issued shares of Series A Preferred Stock are outstanding, without the written consent of the holders of a majority in stated value of the outstanding Series A Preferred Stock, we will not be permitted to, among other things, incur indebtedness or liens not permitted under the certificate of designations; repay, repurchase, pay dividends on or otherwise make distributions in respect of any shares of our common stock or other securities junior to the Series A Preferred Stock; or enter into certain transactions with affiliates of the Company.

Subject to the beneficial ownership limitation described below, holders of Series A Preferred Stock will vote together with the holders of our common stock on an as-converted basis.  Holders will not be permitted to convert their Series A Preferred Stock if such conversion would cause such holder to beneficially own more than 4.99% of the outstanding common stock (subject to increase to 9.99%, at the option of the holder, upon no less than 61 days prior written notice to us) .  In addition, no holder may vote any shares of Series A Preferred Stock (on an as converted to common stock basis) in excess of such beneficial ownership limitation.

Subject to certain limitations, so long as any unit purchaser holds any shares of Series A Preferred Stock, if (1) the Company sells any shares of common stock or other securities convertible into, or rights to acquire, common stock and (2) a unit purchaser then holding Series A Preferred Stock, warrants, conversion shares or shares of common stock issued upon the exercise of the warrants issued as part of the units reasonably believes that any of the terms and conditions appurtenant to such issuance or sale are more favorable to the purchaser in such subsequent sale of securities than are the terms and conditions granted to such unit purchaser, then the unit purchaser will be permitted to require us to amend the terms of this transaction (only with respect to such unit purchaser) so as to match the terms of the subsequent issuance (including, for the avoidance of doubt, any terms and provisions that are or may be less favorable to such unit purchaser).

Stock Options

We maintain the Integrity Applications, Inc. 2010 Incentive Compensation Plan, which we refer to as the plan, to provide a means for us and our related entities to attract key personnel to provide services to us and our related entities, as well as to provide a means by which those key persons can acquire and maintain stock ownership, resulting in a strengthening of their commitment to our welfare and the welfare of our related entities and promoting the mutuality of interests between participants and our stockholders.  The plan provides participants with additional incentive and reward opportunities designed to enhance our profitable growth and provide the participants with annual and long term performance incentives to expend their maximum efforts in the creation of stockholder value.  The plan provides for the issuance of stock options, stock appreciation rights, restricted stock awards, deferred stock awards, shares granted as a bonus or in lieu of another award, dividend equivalents, other stock-based awards or performance awards.  We have reserved 529,555 shares of common stock for issuance under the plan.

The following table sets forth information as of December 31, 2012 with respect to securities authorized for issuance under the 2010 Incentive Compensation Plan, which has been approved by our stockholders, as well as securities authorized for issuance under certain compensation arrangements that were not subject to approval by our stockholders.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)		(c)
Equity compensation plans approved by security holders	471,854	$5.55	(1)	57,701
Equity compensation plans not approved by security holders	129,556	6.25		—
Total	601,410	$5.70		57,701

(1)	On April 25, 2013, the Board of Directors approved an amendment to 361,712 of the stock options included in this amount from $6.25 to $5.80.

The securities listed above as issuable under equity compensation plans not approved by security holders consist of: 129,556 shares of common stock issuable to Andrew Garrett, Inc., as placement agent, as partial consideration for its services as the placement agent the 2011 private placement. This amount excludes warrants to purchase an additional 296,914 shares of common stock issued or isuable to the placement agent as partial consideration for its services as placement agent for Integrity’s private placement of convertible preferred stock and warrants completed in March 2013. On April 25, 2013, the Board of Directors approved an amendment to the outstanding warrants to lower the exercise price per share of their warrants from $6.25 to $5.80.

The total number of shares of common stock subject to outstanding options to purchase common stock as of the date of the prospectus is 464,354 shares.

Warrants

In connection with the 2011 private placement, we issued to Andrew Garrett, Inc., as partial consideration for its services as placement agent for the 2011 private placement, warrants to purchase up to an aggregate of 129,556 shares at an exercise price of $6.25 per share.  The warrants have a five year term expiring on the fifth anniversary of the date on which the shares of common stock underlying such warrants are fully registered with the SEC.  The warrants include customary adjustment provisions for stock splits, reorganizations and other similar transactions.

On March 13, 2013, we issued to the purchasers of the Series A Preferred Stock warrants to purchase an aggregate of 1,086,178 shares of common stock.  The warrants have a five-year term commencing on March 13, 2013 and ending on March 31, 2018.  Until the end of the term, the warrants will be exercisable at any time and from time to time at an exercise price of $6.96 per share.  The warrants contain adjustment provisions substantially similar to those to the adjustment provisions of the Series A Preferred Stock as described above.  In addition, the warrants provide for protection for a buy-in on substantially the same terms as described above with respect to the Series A Preferred Stock.  No holder may exercise its warrants in excess of the Beneficial Ownership Limitation.

On May 13, 2013, we cancelled 162,907 of the 165,057 shares of common stock issued to the first closing purchasers and issued to such purchasers an aggregate of 1,140.35 units, which units include warrants to purchase an aggregate of 196,597 shares of common stock.

On March 13, 2013, we issued to Andrew Garrett, Inc., as partial consideration for its services as placement agent for the private placement, warrants to purchase up to an aggregate of 217,234 shares of common stock.  On May 13, 2013, we issued to Andrew Garret, Inc., as partial consideration for its services as placement agent for the private placement, additional warrants to purchase up to an aggregate of 39,322 shares of common stock. Half of such warrants are exercisable at an exercise price of $5.80 per share, and the remainder of such warrants are exercisable at an exercise price of $6.96 per share.  These warrants have substantially the same terms as the warrants issued to the purchasers of the Series A Preferred Stock, as described above. We have issued to Andrew Garrett, Inc. warrants to purchase an aggregate of 215 shares of common stock at an exercise price of $7.00 per share in partial consideration for its service as placement agent for the initial closing of the private placement described herein (representing 10% of the shares issued in the initial closing and not exchanged for Units). These additional warrants have a five year term expiring on the fifth anniversary of the date on which this registration statement is declared effective and include customary adjustment provisions for stock splits, reorganizations and other similar transactions.

Limitations on Resales by FINRA Members

Pursuant to FINRA Rule 5110(g)(1), holders of shares who purchased shares of our common stock in the private placement during the 180 day period prior to the filing of this Registration Statement who are affiliated with members of FINRA and who elect, pursuant to the Registration Rights Agreement, to include their shares for resale pursuant to the registration statement, are required to refrain, during the period commencing on the effective date of the registration statement and ending on the date that is 180 days after such effective date, from selling, transferring, assigning, pledging or hypothecating or otherwise entering into any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such holder’s shares.

Anti-Takeover Effects of Delaware Law and Our Charter and Bylaws

Certificate of Incorporation and Bylaws

Blank Check Preferred Stock. Our board of directors, without stockholder approval, has the authority under our certificate of incorporation to issue preferred stock with rights superior to the rights of the holders of common stock. As a result, preferred stock could be issued quickly and easily, could impair the rights of holders of common stock and could be issued with terms calculated to delay or prevent a change of control or make removal of management more difficult.

Election of Directors. Our certificate of incorporation provides that a majority of directors then in office may fill any vacancy occurring on the board of directors, even though less than a quorum may then be in office. These provisions may discourage a third-party from voting to remove incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by that removal with its own nominees.

Stockholder Action. Our certificate of incorporation provides that stockholders may act at meetings of stockholders or by written consent in lieu of a stockholders’ meeting.

Stockholder Meetings. Our bylaws provide that the only business that may be conducted at a special meeting of stockholders is such business as was specified in the notice of the meeting. These provisions may discourage another person or entity from making a tender offer, even if it acquired a majority of our outstanding voting stock, because the person or entity could only take action at a duly called stockholders’ meeting relating to the business specified in the notice of meeting and not by written consent.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our bylaws provide that a stockholder seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice of this intention in writing. To be timely, a stockholder must deliver or mail the notice and we must receive the notice at our principal executive offices not less than five days prior to the date our directors determine for proposals to be received. The bylaws also include a similar requirement for making director nominations and specify requirements as to the form and content of the stockholder’s notice. These provisions could delay stockholder actions that are favored by the holders of a majority of our outstanding stock until the next stockholders’ meeting.

Delaware Anti-Takeover Statute

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law, or the DGCL. Under Section 203, some business combinations between a Delaware corporation whose stock generally is publicly-traded or held of record by more than 2,000 stockholders and an interested stockholder are prohibited for a three-year period following the date that the stockholder became an interested stockholder, unless:

•	the corporation has elected in its restated certificate of incorporation not to be governed by Section 203;

•	the board of directors of the corporation approved the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the commencement of the transaction, excluding voting stock owned by directors who are also officers or held in employee benefit plans in which the employees do not have a confidential right to tender stock held by the plan in a tender or exchange offer; or

•	the board of directors approves the business combination and holders of two-thirds of the voting stock which the interested stockholder did not own authorize the business combination at a meeting.

We have not made an election in our certificate of incorporation to opt out of Section 203. In addition to the above exceptions to Section 203, the three-year prohibition does not apply to some business combinations proposed by an interested stockholder following the announcement or notification of an extraordinary transaction involving the corporation and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. For the purposes of Section 203, a business combination generally includes mergers or consolidations, transactions involving the assets or stock of the corporation or its majority-owned subsidiaries and transactions which increase an interested stockholder’s percentage ownership of stock. Also, an interested stockholder generally includes a stockholder who becomes beneficial owner of 15% or more of a Delaware corporation’s voting stock, together with the affiliates or associates of that stockholder.

Transfer Agent and Registrar

American Stock Transfer and Trust Company, LLC serves as transfer agent and registrar for our common stock.

FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes certain U.S. federal income tax consequences to a purchaser of a share of common stock.  This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, the applicable Treasury regulations promulgated or proposed thereunder, administrative pronouncements of the Internal Revenue Service, or IRS, and judicial decisions, in each case as of the date hereof, all of which are subject to change at any time, possibly retroactively.  There can be no assurance that the IRS will not take a view contrary to that set forth herein which may be upheld by a court.  No ruling from the IRS or opinion of counsel has been or will be sought as to any of the matters discussed below.

This summary is for general information purposes only and does not constitute tax advice.  This summary applies only to an initial purchaser who acquires shares of common stock as a capital asset within the meaning of section 1221 of the Code.  It does not purport to address all tax consequences that may be relevant to any particular investor or to an investor subject to special tax rules (including, for example, a financial institution, dealer or trader in stocks or securities, insurance company, regulated investment company, personal holding company, S corporation, tax-exempt organization, a person who holds common shares in a hedging transaction or as part of a “straddle”, “conversion transaction” or other risk reduction transaction, a person subject to the alternative minimum tax, an individual subject to the U.S. expatriation tax regime, a “controlled foreign corporation,” or a “passive foreign investment company”).  In addition, this summary does not address any aspect of state, local or foreign taxation.

EACH PROSPECTIVE PURCHASER OF COMMON STOCK IS URGED TO CONSULT THE PURCHASER’S TAX ADVISER CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THE PURCHASER OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF COMMON STOCK, AS WELL AS THE APPLICATION OF STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.   As used herein, the term “U.S. Holder” means a beneficial owner of a share of common stock that for U.S. federal income tax purposes is:

•	an individual who is a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the law of the United States or of any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a United States person.

The term “non-U.S. Holder” means a beneficial owner of a share of common stock that is not a U.S. Holder.

If a partnership holds shares of our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership.  A partner of a partnership holding shares of our common stock should consult his, her, or its own tax advisors.

U.S. Holders

Distributions

A distribution on a share of common stock will be includible in the gross income of a U.S. Holder as ordinary income to the extent the distribution is out of our current or accumulated earnings and profits (as computed for U.S. federal income tax purposes).  To the extent distributions with respect to a share of common stock in any taxable year are not paid out of current or accumulated earnings and profits, they will be treated as a non-taxable return (and reduction) of basis in that share of common stock to the extent thereof, and if and to the extent they exceed earnings and profits and basis, they will be treated as gain from the sale of the share of common stock (see “—Disposition of Shares of Common Stock”).

The rate of federal income tax that a non-corporate taxpayor generally pays on dividends, provided certain conditions and requirements are satisfied, such as minimum holding period requirements, is 15% for taxable years beginning before January 1, 2013, after which dividends are taxable as ordinary income.  To qualify for the reduced rate, the non-corporate stockholder must satisfy certain holding period and other requirements.  Dividends received by a corporation are generally eligible for the dividends received deduction, subject to the limitations under section 1059 of the Code relating to extraordinary dividends.

Disposition of Shares of Common Stock

Upon a sale or other taxable disposition of a share of common stock, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the share of common stock.  A U.S. Holder’s adjusted tax basis in its common stock generally would equal the amount paid for such common stock.  That gain or loss will be long-term capital gain or loss if the holding period for that share of common stock was more than one year on the date of sale or other disposition.  The maximum rate of federal income tax applicable to a long-term capital gain of a non-corporate taxpayor in a taxable year beginning before January 1, 2013 is generally 15%.  In later taxable years, that 15% reverts to 20%.  The deductibility of capital losses is subject to limitations.

Newly enacted legislation requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends and capital gains from the sale or other disposition of common stock for taxable years beginning after December 31, 2012.  U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of our common stock.

Backup Withholding

A U.S. Holder may be subject to backup withholding in respect of dividends on common stock and the proceeds from a sale, exchange or redemption of common stock unless the holder (a) is a corporation or other exempt recipient or (b) provides, when required, the U.S. Holder’s taxpayor identification number to the payor, certifies that the U.S. Holder is not subject to backup withholding and otherwise complies with the backup withholding rules.  Backup withholding is not an additional tax; any amount so withheld is creditable against the U.S. Holder’s U.S. federal income tax liability or is refundable, provided the required information is furnished to the IRS.

Non-U.S. Holders

Distributions

A distribution on a share of our common stock made to a non-U.S. Holder out of our current or accumulated earnings and profits generally will constitute a dividend for U.S. tax purposes. Dividends paid to a non-U.S. Holder generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.  A non-U.S. Holder who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. Dividends that are effectively connected with the conduct of a trade or business within the United States and, if certain tax treaties apply, are attributable to a permanent establishment in the United States, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

To the extent distributions exceed our current and accumulated earnings and profits, they will generally constitute a return of capital and will first reduce the non-U.S. Holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as discussed below under “—Disposition of Shares of  Common Stock.”

Disposition of Shares of Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding with respect to any gain recognized on a sale, exchange or other taxable disposition of our common stock unless:

•
certain circumstances exist under which the gain is treated as effectively connected with the conduct by the non-U.S. Holder of a trade or business in the United States, and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States;

•
the non-U.S. Holder is an individual and is present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and meets certain other requirements; or

•
our common stock constitutes a “United States real property interest” by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. Holder’s holding period for our common stock.

If the first exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such item on a net basis in the same manner as a U.S. Holder unless otherwise provided in an applicable income tax treaty; a non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such item at a rate of 30% (or at a reduced rate under an applicable income tax treaty). If the second exception applies, the non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the common shares.

With respect to the third exception, we believe we are not currently and do not anticipate becoming a USRPHC for United States federal income tax purposes. However, because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and our non-United States real property interests, there can be no assurance that we are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale, exchange or other taxable disposition by a non-U.S. Holder of our common stock will not be subject to tax if such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. Holder owned, actually or constructively, 5% or less of such class of our stock throughout the shorter of the five-year period ending on the date of the sale or exchange or the non-U.S. Holder’s holding period for such stock.  If gain on the sale, exchange, or other taxable disposition of our stock were subject to taxation under the third exception above, the non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a United States person.

Federal Estate Tax

Our common stock held by an individual non-U.S. Holder at the time of death, or by certain entities (for example, certain trusts) will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the non-U.S. Holder the amount of dividends paid to a non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividend payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. Holder resides under the provisions of an applicable treaty. No information reporting or backup withholding will be required regarding the proceeds of the sale of shares of our common stock made within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification that the holder is not a U.S. person, as defined under the Code, and does not have actual knowledge or reason to know the holder is a U.S. person, as defined under the Code, who is not an exempt recipient, or the holder otherwise establishes an exemption.  Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Recently Enacted Legislation Relating to Foreign Accounts

Under recently enacted legislation, a relevant withholding agent may be required to withhold 30% of any dividends and the proceeds of a sale of our common stock paid after December 31, 2012 (subject to certain delayed effective dates established by the U.S. Treasury or IRS) to (i) a foreign financial institution (as specially defined for this purpose) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements, or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayor identification number of each substantial U.S. owner and such entity meets certain other specified requirements.  Holders of our common stock should consult their tax advisors regarding the effect, if any, of this legislation on their ownership of our common stock.

PLAN OF DISTRIBUTION

Each selling stockholder any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the securities are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A Selling Stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume.  The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities.  The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The legality of the securities offered by this prospectus has been passed upon by Greenberg Traurig, LLP, Miami, Florida.

EXPERTS

The audited consolidated financial statements of Integrity Applications, Inc. incorporated by reference into this prospectus have been so included in reliance upon the report of Fahn Kanne & Co., independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits and the consolidated financial statements and notes incorporated by reference into the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The exhibits to the registration statement should be reviewed for the complete contents of these contracts and documents.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC.  Any document we file with the SEC (including the registration statement of which this prospectus is a part) may be inspected without charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of any such document may be obtained from the SEC upon the payment of fees prescribed by it.  You may call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

For purposes of this prospectus, the SEC allows us to “incorporate by reference” certain information we have filed with the SEC, which means that we are disclosing important information to you by referring you to other information we have filed with the SEC. The information we incorporate by reference is considered part of this prospectus. To the extent that information incorporated by reference herein conflicts with information contained herein, the information contained herein is updated or superseded, as applicable, by the information incorporated by reference. We specifically are incorporating by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on March 28, 2014; and

•	our Current Report on Form 8-K filed with the SEC on March 17, 2014.

These reports and documents can be accessed free of charge on our website at www.integrity-app.com.  We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Integrity Applications, Inc.
P.O. Box 432
Ashkelon 78100, Israel
972 (8) 675-7878
Attn:  Chief Executive Officer

INTEGRITY APPLICATIONS INC.

Common Stock

PROSPECTUS

                   , 2014

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses payable by us in connection with the registration of our securities offered hereby. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC Registration and Filing Fee	$3,178.38
Legal Fees and Expenses	$25,000.00
Accounting Fees and Expenses	$0.00
Printing Fees and Expenses	$5,000.00
Miscellaneous	$5,000.00
TOTAL	$38,178.38

Item 14. Indemnification of Directors and Officers.

Integrity Applications, Inc. was incorporated in the State of Delaware and is subject to the Delaware General Corporation Law (the “DGCL”). Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may, in advance of the final action of any civil, criminal, administrative or investigative action, suit or proceeding, pay the expenses (including attorneys’ fees) incurred by any officer, director, employee or agent in defending such action, provided that the director or officer undertakes to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. A corporation may indemnify such person against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation to procure a judgment in its favor under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith. The indemnification provided is not deemed to be exclusive of any other rights to which an officer or director may be entitled under any corporation’s by-law, agreement, vote or otherwise.

Our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he is or was a director, officer, employee or agent of ours, or is or was serving at our request as a director, officer, employee, trustee or agent of one of our subsidiaries or another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to hereinafter as an agent), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Additionally, our bylaws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our favor by reason of the fact that he is or was an agent against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, except that no indemnification will be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to us by a court of competent jurisdiction, after exhaustion of all appeals therefrom, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Our certificate of incorporation provides that none of its directors shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to us or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the director derived an improper personal benefit. To the extent the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of one of our directors, in addition to the limitation on personal liability provided by our certificate of incorporation, shall be limited to the fullest extent permitted by the amended DGCL.

We have obtained and maintain insurance policies insuring our directors and officers and the directors and officers of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Additionally, we have entered into indemnification agreements with all of our directors and officers to provide them with the maximum indemnification allowed under our bylaws and applicable law, including indemnification for all judgments and expenses incurred as the result of any lawsuit in which such person is named as a defendant by reason of being a director, officer or employee of our company, to the extent indemnification is permitted by the laws of the State of Delaware.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we understand that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the fiscal years ended December 31, 2010 and 2011, we issued an aggregate of 1,295,545 shares of common stock without registration under the Securities Act pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder.  The shares were sold pursuant to a private placement transaction involving seven closings held on December 16, 2010, December 30, 2010, January 31, 2011, March 31, 2011, April 29, 2011, May 31, 2011 and July 29, 2011, respectively. The Company received gross proceeds of approximately $6.135 million from the sale of such shares at a price per share of $6.25. Andrew Garrett, Inc. acted as placement agent for us in connection with the private placement and received, as a commission, an amount equal to 7% of the funds raised in the private placement, plus 3% of the funds as a management fee, plus a 3% non-accountable expense allowance and warrants to purchase up to 10% of the shares of common stock issued to investors in the private placement.

In the fiscal year ended December 31, 2012, we issued and sold an aggregate of 165,057 shares of common stock without registration under the Securities Act pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Company received gross proceeds of approximately $1.150 million from the sale of such shares at a price per share of $7.00. Subsequent to the issuance of such shares, the offering pursuant to which such shares were issued was converted from an offering of common stock to an offering of units consisting of Series A Preferred Stock and warrants. On March 13, 2013, we entered into a Securities Purchase Agreement with the unit purchasers pursuant to which, on March 13, 2013, we issued and sold to the unit purchasers an aggregate of 6,300 units, each consisting of (a) one share of Series A Preferred Stock and (b) a warrant to purchase, at an exercise price of $6.96 per share, up to 100% of the shares of common stock issuable upon conversion of such share of Series A Preferred Stock. The Company received gross proceeds of approximately $6.300 million from the sale of such units at a price per unit of $1,000.00. The shares of Series A Preferred Stock comprising the units are convertible into an aggregate of 1,086,178 shares of our common stock and the warrants comprising the units are exercisable for an aggregate of 1,086,178 shares of our common stock, in each case subject to adjustment as described below.

As a result of the conversion of the offering from an offering of common stock to an offering of units, we agreed with the placement agent for the offering that, following the closing of the sale of the units, we would exchange the shares of common stock acquired by each first closing purchaser in the first closing for such number of units equal to the aggregate purchase price paid by such first closing purchaser in the first closing, divided by $1,000, in each case subject to the execution by the first closing purchaser of a consent to such modification.  Pursuant to this agreement, on May 13, 2013, we cancelled 163,107 of the 165,057 shares of common stock issued to the first closing purchasers and issued to such purchasers an aggregate of 1,140.35 units.

In addition, we also agreed with the placement agent for the offering that, following the closing of the sale of the units, we will issue to the holders of the 1,295,535 shares of common stock issued by us at a price of $6.25 per share pursuant to the 2011 private placement such number of shares of common stock as would reduce the per share purchase price paid by such holders for such shares from $6.25 per share to $5.80 per share, in each case subject to the execution by the holder of a consent to such modification.

Pursuant to a placement agent agreement between us and Andrew Garrett, Inc., the placement agent for the offering of the units, at the closing of the sale of the units we paid Andrew Garrett, Inc., as a commission, an amount equal to 7% of the aggregate sales price of the units, plus 3% of the aggregate sales price as a management fee plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the units.  In addition, pursuant to the placement agent agreement, we issued to Andrew Garrett, Inc., as partial consideration for its services as placement agent for the offering, warrants to purchase up to 256,556 shares of common stock.  Half of such warrants are exercisable at an exercise price of $5.80 per share, and the remainder of such warrants are exercisable at an exercise price of $6.96 per share. We have issued to Andrew Garrett, Inc. warrants to purchase an aggregate of 215 shares of common stock at an exercise price of $7.00 per share in partial consideration for its service as placement agent for the initial closing of the private placement described herein (representing 10% of the shares issued in the initial closing and not exchanged for Units).

Item 16. Exhibits

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization, dated as of May 25, 2010, by and among Integrity Applications, Inc., Integrity Acquisition Ltd. and A.D. Integrity Applications Ltd. (1)
3.1	Certificate of Incorporation of Integrity Applications, Inc. (1)
3.2	Certificate of Amendment to Certificate of Incorporation of Integrity Applications, Inc. (1)
3.3	Certificate of Designation of Preferences and Rights of Series A 5% Convertible Preferred Stock (2)
3.4	Bylaws of Integrity Applications, Inc. (1)
4.1	Specimen Certificate Evidencing Shares of Common Stock (1)
4.2	Form of Common Stock Purchase Warrant (1)
4.3	Form of Securities Purchase Agreement (2)
4.4	Form of Common Stock Purchase Warrant (2)
4.5	Form of Registration Rights Agreement (2)
5.1	Opinion of Greenberg Traurig, LLP (8)

Exhibit Number	Description
10.1*	Integrity Applications, Inc. 2010 Incentive Compensation Plan (1)
10.2*	Form of Director and Officer Indemnification Agreement (1)
10.3*	Personal Employment Agreement, dated as of July 22, 2009, between A.D. Integrity Applications Ltd. and Avner Gal (1)
10.4*	Personal Employment Agreement, dated as of July 22, 2010, between A.D. Integrity Applications Ltd. and David Malka (1)
10.5	Irrevocable Undertaking of Indemnification, dated as of July 26, 2010, by and among Integrity Applications, Inc., Avner Gal, Zvi Cohen, Ilana Freger, David Malka and Alexander Raykhman (1)
10.6	Investment Agreement, dated February 18, 2003, between A.D. Integrity Applications Ltd., Avner Gal, Zvi Cohen, David Freger and David Malka and Yigal Dimri (1)
10.7	Agreement, dated as of November 1, 2005 by and between A.D. Integrity Applications Ltd. and Diabeasy Diabeasy cc. (4)
10.8	Agreement, dated as of October 2, 2005, by and between Technology Transfer Group and Integrity Applications Ltd. (1)
10.9*	Form of Stock Option Agreement (1)
10.10*	Form of Stock Option Agreement (ESOP) (1)
10.11	Letter of Approval, addressed to Integrity Applications Ltd. from the Ministry of Industry, Trade and Employment of the State of Israel (5)
10.12	Letter of Undertaking, addressed to the Ministry of Industry, Trade and Employment of the State of Israel - Office of the Chief Scientist from Integrity Applications Ltd. (3)
10.13	Investment Agreement, dated March 16, 2004, by and among A.D. Integrity Applications Ltd., Yitzhak Fisher, Asher Kugler and Nir Tarlovsky. (4)
10.14*	Personal Employment Agreement, dated as of December 6, 2011, between A.D. Integrity Applications Ltd. and Jacob Bar-Shalom. (6)
10.15*	Personal Employment Agreement, dated as of October 22, 2013, between A.D. Integrity Applications Ltd. and Eran Hertz. (9)
21.1	Subsidiaries of Integrity Applications, Inc. (1)
23.1	Consent of Fahn Kanne & Co. **
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1) (8)
24.1	Power of Attorney (included on the signature page to the initial Registration Statement filed with the Securities and Exchange Commission on April 29, 2013)
101.INS	XBRL Instance Document (10)
101.SCH	XBRL Schema Document (10)
101.CAL	XBRL Calculation Linkbase Document (10)
101.LAB	XBRL Label Linkbase Document (10)
101.PRE	XBRL Presentation Linkbase Document (10)
101.DEF	XBRL Definition Linkbase Document (10)

——————————-
(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, as filed with the SEC on August 22, 2011.

(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on March 18, 2013.

(3)	Previously filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 7, 2011.

(4)	Previously filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 27, 2011.

(5)	Previously filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-1, as filed with the SEC on November 10, 2011.

(6)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 14, 2012.

(7)	Previously filed as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on September 28, 2012.

(8)	Previously filed as an exhibit to the Company’s Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on May 14, 2013.

(9)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 28, 2014.

(10)
Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 28, 2014. Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

* Compensation Plan or Arrangement or Management Contract.
** Filed herewith.

Item 17. Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the registrant or its securities provided by or on behalf of the registrant; and

(iv)           Any other communication that is an offer in the offering made by the registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934.

(d)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ashkelon, State of Israel on March 28, 2014.

INTEGRITY APPLICATIONS, INC.
(Registrant)

By:	/s/ AVNER GAL
Name:	Avner Gal
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Avner Gal	Chairman of the Board and Chief Executive Officer	March 28, 2014
Avner Gal	(Principal Executive Officer)

/s/ Eran Hertz	Chief Financial Officer (Principal Financial Officer	March 28, 2014
Eran Hertz	and Principal Accounting Officer)

*	Director	March 28, 2014
Zvi Cohen

*	Director	March 28, 2014
Israel Ehrlich

*	Director	March 28, 2014
Dr. Robert Fischell

*	Director and Executive Vice President of Operations	March 28, 2014
David Malka

——————————
*Signed by Avner Gal as attorney in fact.

EXHIBIT INDEX

Exhibit Number	Description
2.1	Merger Agreement and Plan of Reorganization, dated as of May 25, 2010, by and among Integrity Applications, Inc., Integrity Acquisition Ltd. and A.D. Integrity Applications Ltd. (1)
3.1	Certificate of Incorporation of Integrity Applications, Inc. (1)
3.2	Certificate of Amendment to Certificate of Incorporation of Integrity Applications, Inc. (1)
3.3	Certificate of Designation of Preferences and Rights of Series A 5% Convertible Preferred Stock (2)
3.4	Bylaws of Integrity Applications, Inc. (1)
4.1	Specimen Certificate Evidencing Shares of Common Stock (1)
4.2	Form of Common Stock Purchase Warrant (1)
4.3	Form of Securities Purchase Agreement (2)
4.4	Form of Common Stock Purchase Warrant (2)
4.5	Form of Registration Rights Agreement (2)
5.1	Opinion of Greenberg Traurig, LLP (8)
10.1*	Integrity Applications, Inc. 2010 Incentive Compensation Plan (1)
10.2*	Form of Director and Officer Indemnification Agreement (1)
10.3*	Personal Employment Agreement, dated as of July 22, 2009, between A.D. Integrity Applications Ltd. and Avner Gal (1)
10.4*	Personal Employment Agreement, dated as of July 22, 2010, between A.D. Integrity Applications Ltd. and David Malka (1)
10.5	Irrevocable Undertaking of Indemnification, dated as of July 26, 2010, by and among Integrity Applications, Inc., Avner Gal, Zvi Cohen, Ilana Freger, David Malka and Alexander Raykhman (1)
10.6	Investment Agreement, dated February 18, 2003, between A.D. Integrity Applications Ltd., Avner Gal, Zvi Cohen, David Freger and David Malka and Yigal Dimri (1)
10.7	Agreement, dated as of November 1, 2005 by and between A.D. Integrity Applications Ltd. and Diabeasy Diabeasy cc. (4)
10.8	Agreement, dated as of October 2, 2005, by and between Technology Transfer Group and Integrity Applications Ltd. (1)
10.9*	Form of Stock Option Agreement (1)
10.10*	Form of Stock Option Agreement (ESOP) (1)
10.11	Letter of Approval, addressed to Integrity Applications Ltd. from the Ministry of Industry, Trade and Employment of the State of Israel (5)
10.12	Letter of Undertaking, addressed to the Ministry of Industry, Trade and Employment of the State of Israel - Office of the Chief Scientist from Integrity Applications Ltd. (3)
10.13	Investment Agreement, dated March 16, 2004, by and among A.D. Integrity Applications Ltd., Yitzhak Fisher, Asher Kugler and Nir Tarlovsky. (4)

Exhibit Number	Description
10.14*	Personal Employment Agreement, dated as of December 6, 2011, between A.D. Integrity Applications Ltd. and Jacob Bar-Shalom. (6)
10.15*	Personal Employment Agreement, dated as of October 22, 2013, between A.D. Integrity Applications Ltd. and Eran Hertz. (9)
21.1	Subsidiaries of Integrity Applications, Inc. (1)
23.1	Consent of Fahn Kanne & Co. **
23.2	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1) (8)
24.1	Power of Attorney (included on the signature page to the initial Registration Statement filed with the Securities and Exchange Commission on April 29, 2013)
101.INS	XBRL Instance Document (10)
101.SCH	XBRL Schema Document (10)
101.CAL	XBRL Calculation Linkbase Document (10)
101.LAB	XBRL Label Linkbase Document (10)
101.PRE	XBRL Presentation Linkbase Document (10)
101.DEF	XBRL Definition Linkbase Document (10)

——————————
(1)	Previously filed as an exhibit to the Company’s Registration Statement on Form S-1, as filed with the SEC on August 22, 2011.

(2)	Previously filed as an exhibit to the Company’s Current Report on Form 8-K, as filed with the SEC on March 18, 2013.

(3)	Previously filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 7, 2011.

(4)	Previously filed as an exhibit to Amendment No. 2 to the Company’s Registration Statement on Form S-1, as filed with the SEC on October 27, 2011.

(5)	Previously filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form S-1, as filed with the SEC on November 10, 2011.

(6)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC on March 14, 2012.

(7)	Previously filed as an exhibit to the Company’s Post-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on September 28, 2012.

(8)	Previously filed as an exhibit to the Company’s Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1, as filed with the SEC on May 14, 2013.

(9)	Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 28, 2014.

(10)
Previously filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the SEC on March 28, 2014. Pursuant to Rule 406T of Regulation S-T, the interactive files on Exhibit 101 hereto are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, are deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise are not subject to liability under those sections.

*	Compensation Plan or Arrangement or Management Contract.
**	Filed herewith.